Exhibit 10.15

EXECUTION VERSION

CREDIT AGREEMENT

dated as of September 23, 2020,

among

QUOTELAB, LLC,

as the Borrower,

QL HOLDINGS LLC,

as Holdings,

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A. and RBC CAPITAL MARKETS,

as Joint Lead Arrangers and Joint Bookrunners

RBC CAPITAL MARKETS,

as Syndication Agent

MUFG UNION BANK, N.A. AND REGIONS BANK,

as Co-Documentation Agents

i

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 2.04	––	Initial LC Commitments
Schedule 3.11	—	Subsidiaries
Schedule 3.12	—	Insurance
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.09	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Form of Perfection Certificate
Exhibit F	—	Form of Supplemental Perfection Certificate
Exhibit G-1	—	Form of U.S. Tax Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit G-2	—	Form of U.S. Tax Certificate for Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit G-3	—	Form of U.S. Tax Certificate for Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit G-4	—	Form of U.S. Tax Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit H	—	Solvency Certificate

CREDIT AGREEMENT dated as of September 23, 2020, among QUOTELAB, LLC, a Delaware limited liability company, QL HOLDINGS LLC, a Delaware limited liability company, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger, amalgamation or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment” means, at any time, the sum of the Revolving Commitments of all the Revolving Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the sum of the Revolving Exposures of all the Revolving Lenders at such time.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00% per annum and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or, in the event the LIBO Screen Rate is not available for such maturity of one month, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then for purposes of clause (c) above the Adjusted LIBO Rate shall be deemed to be 0.50% per annum. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing shall be less than 1.50% per annum, such rate shall be deemed to be 1.50% per annum for all purposes of this Agreement.

“Ancillary Document” has the meaning set forth in Section 9.06(b).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower and the Subsidiaries concerning or relating to bribery or corruption.

“Applicable Parties” has the meaning set forth in Section 8.03(c).

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time. If all the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan or a Tranche A Term Loan or with respect to the commitment fees payable hereunder in respect of the Revolving Commitments, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Total Net Leverage Ratio as of the last day of the fiscal year or fiscal quarter of the Borrower then most recently ended for which consolidated financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b); provided that until the date of the delivery of the consolidated financial statements pursuant to Section 5.01(a) as of and for the fiscal year ending December 31, 2020, the Applicable Rate shall be based on the rates per annum set forth below in Category 3:

Category	Consolidated Total Net Leverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee Rate
1	Less than 2.50:1.00	2.25%	3.25%	0.25%
2	Greater than or equal to 2.50:1.00, but less than 3.50:1.00	2.50%	3.50%	0.375%
3	Greater than or equal to 3.50:1.00	2.75%	3.75%	0.50%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the

Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate shall be based on the rates per annum set forth in Category 3 if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant to Section 5.01(c), in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Approved Electronic Platform” has the meaning set forth in Section 8.03(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of JPMorgan Chase Bank, N.A. and RBC Capital Markets in its capacity as a joint lead arranger and joint bookrunner for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Available Amount” means, at any time, an amount (which shall not be less than zero) equal to, without duplication:

(a) the sum of:

(i) the greater of $5,000,000 and 9.4% of Consolidated EBITDA for the then most recently ended Test Period; plus

(ii) the Retained Excess Cash Flow Amount; plus

(iii) (A) the aggregate amount of any capital contribution in respect of Qualified Equity Interests and the aggregate proceeds of any issuance of Qualified Equity Interests, in each case, received in cash by the Borrower or any of its Subsidiaries plus (B) the aggregate amount of the fair market value (as reasonably determined by the Borrower) of Cash Equivalents, marketable securities or other property received by the Borrower or any Subsidiary as a capital contribution in respect of Qualified Equity Interests or in return for any issuance of Qualified Equity Interests, in each case, during the period from and including the day immediately following the Effective Date through and including such time (and, in each case, other than any Excluded Equity Contribution Amounts); plus

(iv) (A) the aggregate principal amount of any Indebtedness (including Disqualified Equity Interests) of the Borrower or any Subsidiary issued after the Effective Date (other than Indebtedness or such Disqualified Equity Interests issued to the Borrower or any Subsidiary) that has been converted into or exchanged for Qualified Equity Interests in the Borrower or any Subsidiary or

Equity Interests in any Parent Company, plus (B) the aggregate amount of any cash and the fair market value (as reasonably determined by the Borrower) of any Cash Equivalents, marketable securities or other property received by the Borrower or such Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Effective Date through and including such time; plus

(v) the aggregate amount of any net cash proceeds and the aggregate fair market value (as reasonably determined by the Borrower) of any net proceeds constituting Cash Equivalents, marketable securities and other property, in each case, received by the Borrower or any Subsidiary during the period from and including the day immediately following the Effective Date through and including such time in connection with the Disposition to any Person (other than the Borrower or any Subsidiary) of any Investment made after the Effective Date pursuant to Section 6.04(w); plus

(vi) without duplication of clause (v), to the extent not already reflected as a return of or on capital with respect to such Investment for purposes of determining the amount of such Investment pursuant to the definition of “Investments”, the aggregate amount of cash and Cash Equivalents received by the Borrower or any Subsidiary during the period from and including the day immediately following the Effective Date through and including such time as returns of or on any Investment made after the Effective Date pursuant to Section 6.04(w) (whether as a distribution, dividend, redemption, sale, repayment or principal or payment of interest, but not in excess of the amount of the original Investment); minus

(b) an amount equal to the sum of (i) the aggregate principal amount of Indebtedness outstanding at such time in reliance on Section 6.01(t) plus (ii) the sum of (A) Investments made pursuant to Section 6.04(w), (B) Restricted Payments made pursuant to Section 6.07(a)(x) and (C) Restricted Debt Payments made pursuant to Section 6.07(b)(v), in each case, after the Effective Date and prior to such time or contemporaneously therewith.

“Available Equity Contribution Amount” means, at any time, the amount referred to in clause (a)(iii) of the definition of “Available Amount”.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(b).

“Backstopped Letter of Credit” has the meaning set forth in Section 2.04(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council

of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means any of the following services: deposit accounts, services with respect to debit cards and credit cards (including commercial credit cards, stored value cards and purchasing cards), treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, lockbox, electronic funds transfer transactions (including books transfers, Fedwire transfers and automated clearing house transfers (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system)), foreign exchange, return items and interstate depository network services), employee credit card programs, cash pooling services, merchant processing services, online reporting, e-payables, cash sweeps, zero balance arrangements and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts.

“Banking Services Obligations” means any and all obligations of Holdings, the Borrower or any Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), owed to a Banking Services Provider in connection with Banking Services provided by such Banking Services Provider.

“Banking Services Provider” means any Person that is the Administrative Agent or a Lender, or an Affiliate of the Administrative Agent or any Lender, at the time it enters into or becomes party to an agreement in respect of any Banking Services (or, in the case of any such agreements in effect on the Effective Date, any Person that is the Administrative Agent or a Lender, or an Affiliate of the Administrative Agent or any Lender, on the Effective Date).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.) entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Benchmark” means, initially, LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b) or 2.13(c).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b) the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(c) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a) above, such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (x) Term SOFR and (y) the related Benchmark Replacement Adjustment, as set forth in clause (a) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a) for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i) the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b) for purposes of clause (c) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion (after consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion (after consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein;

(c) in the case of a Term SOFR Transition Event, the date that is 30 days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.13(c); or

(d) in the case of an Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period, if any, (a) beginning at the time that a Benchmark Replacement Date pursuant to clause (a) or (b) of the definition of such term has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under the other Loan Documents in accordance with Section 2.13 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under the other Loan Documents in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership or control required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means (a) QuoteLab, LLC, a Delaware limited liability company, and (b) any Successor Borrower (including any Successor Borrower in respect of any Person referred to in this clause (b)).

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be in the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as “property, plant and equipment” or in a similar fixed asset account (including expenditures in respect of Capital Lease Obligations).

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. The amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case, maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the United States of America or the District of Columbia or any political subdivision or public instrumentality thereof or by any foreign government, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the United States of America, any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s; and (g) solely with respect to any captive insurance subsidiary, any investment that such captive insurance subsidiary is not prohibited to make in accordance with applicable law.

In the case of any Foreign Subsidiary, “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Casualty/Condemnation Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Subsidiary.

“CFC” means (a) any Person that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code), but only if a “United States person” (within the meaning of Section 7701(a)(30) of the Code) that is a Loan Party or an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b) of the Code) described in Section 951(a)(1) of the Code; and (b) each Subsidiary of any Person described in clause (a).

“Change in Control” means the earliest to occur of:

(a) at any time prior to a Qualifying IPO, the Permitted Holders ceasing to beneficially own, directly or indirectly (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), Equity Interests representing more than 50.0% of the total voting power of all of the outstanding Voting Equity Interests in Holdings;

(b) at any time on or after a Qualifying IPO, the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor or (ii) any underwriter in connection with any Qualifying IPO), other than one or more Permitted Holders, of Equity Interests representing more than the greater of (x) 35.0% of the total voting power of all of the outstanding Voting Equity Interests in Holdings and (y) the percentage of the total voting power of all of the outstanding Voting Equity Interests in Holdings beneficially owned, directly or indirectly, by the Permitted Holders; and

(c) the Borrower ceasing to be a direct or indirect wholly-owned Subsidiary of Holdings.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charge” means any loss, charge, fee, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning set forth in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Tranche A Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Tranche A Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Sections 2.20, 2.21 and 2.22.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets of any Loan Party, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Effective Date, among Holdings, the Borrower, the other Loan Parties and the Administrative Agent, together with all supplements thereto.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from Holdings, the Borrower and each Designated Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with, to the extent reasonably requested by the Administrative Agent, documents and opinions of the type referred to in Sections 4.01(b), 4.01(c) and the second sentence of 4.01(f) with respect to such Designated Subsidiary;

(b) all Equity Interests held directly by any Loan Party shall have been pledged pursuant to the Collateral Agreement (provided that the Loan Parties shall not be required to pledge more than 65.0% of the outstanding voting Equity Interests in any CFC or FSHCO), and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of any Person that is evidenced by a promissory note that is owing to any Loan Party shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) with respect to each Material Real Estate Asset, the Administrative Agent shall have received (i) counterparts of a Mortgage duly executed and delivered by the applicable Loan Party, (ii) if reasonably requested by the Administrative Agent, a policy or policies of title insurance in an amount reasonably acceptable to the Administrative Agent (not to exceed the fair market value of the Material Real Estate Asset (determined as set forth in the definition of such term) covered thereby) issued by a nationally recognized title insurance company (or a marked-up title insurance commitment having the effect of a title insurance policy) insuring the Lien of each such Mortgage as a valid and subsisting Lien on the Material Real Estate Asset described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements as the Administrative Agent may reasonably request to the extent the same are available in the applicable jurisdiction at a commercially reasonable rate (it being understood that the Administrative Agent will accept a zoning report in lieu of a zoning endorsement), (iii) with respect to each Material Real Estate Asset located in the United States, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance, which, if applicable, shall be duly executed by the applicable Loan Party relating to such Material Real Estate Asset) and (iv) if reasonably requested by the Administrative Agent, such customary surveys (which may be aerial surveys (e.g., “express map” or “Zip Map”) or other maps sufficient for the title insurance company to remove a standard survey exception from, and to issue customary survey-dependent endorsements to, the title insurance policies relating to such Material Real Estate Asset and, if such survey-dependent endorsements are not available in connection with the maps described above, surveys (or survey updates, to the extent sufficient to obtain survey coverage under the applicable title insurance policies), provided, that the Administrative Agent may in its reasonable discretion accept any existing survey in the possession of any Loan Party so long as such existing survey satisfies any applicable local law requirements and so long as such existing survey (together with any affidavit or certificate of no change that may be delivered by the Borrower to the title insurance company) enables the title insurance company to issue any applicable title insurance policies without a general survey exception and with the customary survey-dependent endorsements), legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Material Real Estate Asset; provided that, notwithstanding any provision of any Loan Document to the contrary, if any mortgage Tax or similar Tax or charge would be payable with respect to any Mortgage based on the amount of the Indebtedness or other obligations secured by such Mortgage, then, to the extent permitted by, and in accordance with, applicable law, the maximum amount secured by such Mortgage shall be limited to an amount not to exceed the fair market value of the applicable Material Real Estate Asset (determined as set forth in the definition of such term) at the time such Mortgage is entered into.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(i)    neither the foregoing definition nor anything else in this Agreement or any other Loan Document shall require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions, title insurance, surveys or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if and for so long as the Administrative Agent and the Borrower reasonably determine that the cost, burden, difficulty or consequence thereof (taking into account any adverse tax consequences to any Parent Company, the Borrower or any of its Subsidiaries and including any mortgage, stamp, intangibles or other tax or expenses relating thereto) outweighs, or would be excessive in relation to, the practical benefits afforded thereby to the Lenders;

(ii)    the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or the obtaining of legal opinions, title insurance, surveys or other deliverables with respect to, particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents;

(iii)    any Lien required to be granted or perfected from time to time (A) pursuant to this definition shall be subject to the exceptions and limitations set forth elsewhere in this Agreement and in the Security Documents and (B) pursuant to any Security Document shall be subject to the exceptions and limitations set forth in this Agreement and the other Security Documents;

(iv)    the Collateral and Guarantee Requirement shall not apply to, and no Loan Party shall be required to take any action with respect to, including any scheduling of or any action to create, grant or perfect any Lien on, and no representation or warranty as to any Collateral shall apply to, any Excluded Assets;

(v)    no deposit account control agreement, securities account control agreement or other control agreements or control arrangements, or (except with respect to Equity Interests or Indebtedness to the extent required by clause (b) or (c) above) other perfection by “control” shall be required with respect to any Collateral (including letter-of-credit rights, chattel paper and intercompany and other Indebtedness);

(vi)    no actions with respect to perfection of any Lien shall be required except (A) by the filing of financing statements under the Uniform Commercial Code, (B) with respect to Material Real Estate Assets and the recordation of Mortgages in respect thereof, as required by clause (e) above, (C) with respect to IP Rights, the filing of appropriate Security Documents with the United States Patent and Trademark Office or the United States Copyright Office or (D) with respect to Equity Interests or Indebtedness, by the delivery of certificates or instruments representing or evidencing such Equity Interests or Indebtedness along with appropriate undated instruments of transfer executed in blank, as required by clauses (b) and (c) above;

(vii)    no Loan Party shall be required to seek or obtain landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(viii)    no Loan Party shall be required to deliver to the Administrative Agent any certificates or instruments representing or evidencing, or any stock powers or other instruments of transfer in respect of, Equity Interests in any partnership, joint venture or other Person that is not a Subsidiary, any Subsidiary that is not a wholly-owned Subsidiary or any Immaterial Subsidiary; and

(ix)    no actions in any jurisdiction outside of the United States or that are necessary to comply with the laws of any jurisdiction outside of the United States shall be required (it being understood that there shall be no security agreements, pledge agreements or share charge (or mortgage) agreements governed under the laws of any jurisdiction outside of the United States).

“Commitment” means a Revolving Commitment, a Tranche A Term Commitment or any combination thereof (as the context requires). Additional Classes of Commitments may be established pursuant to Sections 2.20, 2.21 and 2.22.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S. C. § et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Approved Electronic Platform.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit C or any other form approved by the Administrative Agent and the Borrower.

“Confidential Information” has the meaning set forth in Section 9.12.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, with respect to the Borrower and its consolidated Subsidiaries on a consolidated basis for any period, (a) the sum, without duplication, of (i) total interest expense (including the interest component of Capital Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances and net payments, if any, pursuant to interest rate Hedging Agreements with respect to Indebtedness) for the Borrower and its consolidated Subsidiaries for such period in respect of Indebtedness (or Hedging Agreements with respect to Indebtedness) of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, and (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Borrower or any of its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in total interest expense for such period in accordance with GAAP, minus (b) to the extent included in such total interest expense or such capitalized amount for such period, the sum, without duplication, of (i) amortization or write-down of capitalized interest and deferred financing fees, debt issuance costs, commissions, fees or other financing costs paid in a previous period, (ii) the accretion or accrual of discounted liabilities during such period, (iii) noncash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments, (iv) any one-time cash costs associated with breakage in respect of interest rate Hedging Agreements, (v) fees and expenses associated with the consummation of the Transactions, including fees and expenses payable pursuant to the Fee Letters, or incurred in connection with any incurrence or prepayment of any Indebtedness, (vi) annual agency fees paid to the Administrative Agent, (vii) non-recurring costs associated with obtaining Hedging Agreements, (viii) penalties and interest related to Taxes, (ix) interest expense attributable to Indebtedness of any Parent Company resulting from push-down accounting to the extent that the Borrower and its consolidated Subsidiaries are not liable for the payment of such Indebtedness, (x) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition and (xi) payment-in-kind interest and any other item neither paid in cash nor that will become payable in cash, all as calculated on a consolidated basis for the Borrower and its consolidated Subsidiaries in accordance with GAAP, minus (c) cash interest income of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, with respect to the Borrower and its consolidated Subsidiaries on a consolidated basis for any period, the sum of:

(a)     Consolidated Net Income for such period; plus

(b)     an amount which, in the determination of Consolidated Net Income for such period, has been deducted (or, in the case of amounts pursuant to clauses (xiv), (xviii), (xix) and (xx) below, not already included in Consolidated Net Income) for, without duplication:

(i)     total interest expense determined in accordance with GAAP (and, in any event, including (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) noncash interest payments, (D) the interest component of Capital Lease Obligations, (E) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Agreements with respect to Indebtedness, (F) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to the credit facilities established hereunder and with respect to other Indebtedness permitted to be incurred hereunder, and (G) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds or similar instruments in connection with financing activities (whether amortized or immediately expensed), for such period;

(ii)     (A) Taxes paid and any provision for Taxes based on income, revenues, profits or capital, including Federal, foreign, state, franchise, excise and similar Taxes and foreign withholding Taxes paid or accrued during such period, including (1) penalties and interest related to such Taxes or arising from any Tax examinations and (2) in respect of repatriated funds, for such period, and (B) an amount equal to the Tax Distributions paid or accrued by the Borrower in respect of such period in accordance with Section 6.07(a)(vi);

(iii)     depreciation and amortization expense (including amortization of intangible assets and amortization of capitalized consulting fees and organization costs) for such period;

(iv)     extraordinary, unusual or nonrecurring Charges for such period (as determined in good faith by the Borrower), including any such Charges in respect of customer contracts or any litigation, including settlements;

(v)     any Charges for such period attributable to Disposed, abandoned, closed, divested or discontinued assets or operations, including Charges with respect to consummating or effecting such Disposition, abandonment, closure, divestiture or discontinuation;

(vi)     any Charges for such period from the Disposition of property outside of the ordinary course of business, as determined in good faith by the Borrower, permitted hereunder (or consummated prior to the Effective Date);

(vii)     noncash Charges for such period, including (A) impairment Charges and, subject to clause (1) below, any other write-down or write-off of assets, (B) any noncash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods), (C) losses recognized in respect of postretirement benefits as a result of the application of Financial Accounting Standards Board’s Accounting Standards Codification No. 715, (D) all losses from Investments accounted for by the equity method, (E) noncash fair value adjustments of Investments and (F) the noncash impact of accounting changes or restatements, but excluding (1) any such noncash Charge to the extent that it represents an amortization of a prepaid cash expense that was paid in a prior period and (2) any noncash Charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period, provided that, at the option of the Borrower, notwithstanding the exclusion in this clause (2), any such noncash Charge may be added back in determining Consolidated EBITDA for the period in which it is recognized, so long as any cash expenditure made on account thereof in any future period is deducted pursuant to clause (d) of this definition;

(viii)     any Charge attributable to the undertaking and/or implementation of cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition and any office or facility opening and/or pre-opening), any business optimization or other restructuring and integration Charges (including Charges related to any Tax restructuring and software development costs), Charges relating to the closure or consolidation of any office or facility (including, but not limited to, rent termination costs, moving costs and legal costs), Charges related to curtailments, computer systems modernization and implementation Charges, any start-up costs and any Charge relating to entry into a new market or line of business, any Charge relating to any strategic initiative, any recruiting or signing Charge, any retention or completion bonus, any expansion and/or relocation Charge, severance costs, Charges resulting from the repurchase of Equity Interests in any Parent Company, the Borrower or any Subsidiary in connection with the termination or resignation thereof, any Charge associated with any modification to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities), any Charge associated with new systems design, any project startup Charge, any consulting fees and/or any corporate development Charges; and

(ix)     noncash Charges resulting from any employee benefit or management compensation plan, other noncash compensation or the grant of stock and stock options, stock appreciation rights or other equity and equity based interests (including profits interests) to Employee Related Persons of any Parent Company, the Borrower or any Subsidiary pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options prior to the Effective Date) or the treatment of such options or other equity and equity based interests under variable plan accounting, including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation right or other equity and equity based interest or the vesting thereof, for such period;

(x)     Charges incurred, or amortization thereof, during such period in connection with the Transactions;

(xi)     (A) Transaction Costs, (B) Charges incurred, or amortization thereof, during such period in connection with (1) any Acquisition or other Investment, any merger, consolidation or amalgamation, any Disposition of assets, any casualty or other insured damage event, or any taking under power of eminent domain or by condemnation or similar proceeding, any recapitalization, any incurrence or refinancing of Indebtedness, any issuance of Equity Interests or any amendments or waivers of the Loan Documents or any agreements or instruments relating to any other Indebtedness permitted hereunder, in each case, whether or not consummated and/or (2) any Qualifying IPO or any Qualifying IPO Transactions (in each case, whether or not consummated) and (C) after a Qualifying IPO, the Public Company Costs;

(xii)     any cash Charges associated with cash payments to holders of equity options, appreciation rights and similar equity and equity based interests (including any profits interests) in connection with any Restricted Payment permitted hereunder (or consummated prior to the Effective Date);

(xiii)     (A) any payments made or accrued to directors (or Persons performing equivalent functions) of any Parent Company, the Borrower or any Subsidiary, in each case, in their capacity as such, (B) any indemnities and expenses paid or accrued to any Investor (and/or its Affiliates or management companies) or any such director (or Persons performing equivalent functions) of any Parent Company, the Borrower or any Subsidiary and (C) fees and expenses paid or accrued in connection with services provided by industry experts and consultants for any Parent Company, the Borrower or any Subsidiary;

(xiv)     cash receipts (or any netting arrangements resulting in reduced cash expenses) during such period not included in Consolidated EBITDA in any prior period to the extent noncash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any prior period and not added back;

(xv)     (A) any realized or unrealized Charges in respect of (1) any obligation under any Hedging Agreement as determined in accordance with GAAP or (2) any other derivative instrument pursuant to, in the case of this clause (2), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (B) any realized or unrealized net foreign currency translation or transaction Charges (including any currency re-measurement of Indebtedness, any net Charges resulting from Hedging Agreements for currency exchange risk associated with the above or any other currency related risk and any Charge resulting from intercompany Indebtedness);

(xvi)     any Charges for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement or other derivative instrument;

(xvii)     cash Charges relating to contingent or deferred payments in connection with the Transactions or any Acquisition or other Investment permitted hereunder (including earnouts, non-compete payments, consulting payments and similar obligations) for such period;

(xviii)     the amount of any “run rate” expected cost savings, operating expense reductions, operational improvements and synergies (calculated on a pro forma basis as though such items had been realized on the first day of the applicable period, but net of actual amounts realized during such period) that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) and are reasonably expected by the Borrower to be realized or result from actions that have been taken or with respect to which substantial steps are reasonably expected to be taken within 18 months of the event giving rise thereto; provided that the aggregate amount added back pursuant to this clause for the applicable period (excluding any amounts relating to any pro forma adjustment determined on a basis consistent with Regulation S-X under the Securities Act) shall not exceed 15% of Consolidated EBITDA for such period (calculated after giving effect to any increase pursuant to this clause);

(xix)     the amount of any business interruption insurance policy proceeds expected to be received by the Borrower or its Subsidiaries with respect to earnings for the applicable period that such proceeds are intended to replace, provided that, with respect to any amount added back under this clause, (1) the Borrower in good faith expects that such proceeds will be received by the Borrower or its Subsidiaries during the next four fiscal quarters and (2) such amount has not been denied by the applicable carrier in writing (it being understood that to the extent such proceeds are not actually received by the Borrower or its Subsidiaries during such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for the last of such fiscal quarters);

(xx)     the amount of any Charge that is reimbursed or reimbursable by any Person (other than the Borrower or its Subsidiaries) pursuant to indemnification or reimbursement provisions or similar agreements (including expenses covered by indemnification provisions in connection with any Acquisition or other Investment or any Disposition) or any insurance policy, provided, that in respect of any amount added back in reliance on this clause, (1) the Borrower in good faith expects that there is reasonable evidence that such amount will be received by the Borrower or its Subsidiaries during the next four fiscal quarters and (2) such amount has not been denied by the applicable indemnifier in writing (it being understood that to the extent such amount is not actually received by the Borrower or its Subsidiaries during such fiscal quarters, such amount shall be deducted in calculating Consolidated EBITDA for the last of such fiscal quarters);

(xxi)     any Charge that is established, adjusted and/or incurred, as applicable, within 12 months after the closing of any Acquisition or other Investment permitted under Section 6.04 (or consummated prior to the Effective Date) that is required to be established, adjusted or incurred, as applicable, as a result of such Acquisition or Investment in accordance with GAAP; and

(xxii)     the amount of any Charge that is associated with any Subsidiary and attributable to any non-controlling interest and/or minority interest of any third party; minus

(c)     an amount which, in the determination of Consolidated Net Income for such period, has been included for:

(i)     all extraordinary, nonrecurring or unusual gains during such period (as determined in good faith by the Borrower);

(ii)     any gains or income attributable to Disposed, abandoned, closed, divested or discontinued assets or operations (other than, at the option of the Borrower, any asset or operation pending the completion of the Disposition, abandonment, closure, divestiture and/or discontinuation of the operation thereof);

(iii)     any gains for such period from the Disposition of property outside of the ordinary course of business, as determined in good faith by the Borrower;

(iv)     any noncash gains during such period, but excluding any noncash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any noncash gains in respect of which cash was received in a prior period (so long as such cash did not increase Consolidated EBITDA in such prior period) or will be received in a future period;

(v)     (A) any realized or unrealized gains in respect of (1) any obligation under any Hedging Agreement as determined in accordance with GAAP or (2) any other derivative instrument pursuant to, in the case of this clause (2), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (B) any realized or unrealized net foreign currency translation or transaction gains (including any currency re-measurement of Indebtedness, any net gains resulting from Hedging Agreements for currency exchange risk associated with the above or any other currency related risk and any gain resulting from intercompany Indebtedness); and

(vi)     any gains for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement or other derivative instrument; minus

(d) any software development costs to the extent capitalized during such period and not deducted in Consolidated Net Income, minus

(e) to the extent not deducted in Consolidated Net Income during such period, all cash payments made during such period on account of noncash Charges that were added back in calculating Consolidated EBITDA for a prior period in reliance on the proviso to clause (b)(vii) above.

“Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio for the Borrower and its consolidated Subsidiaries of (a) an amount equal to (i) Consolidated EBITDA for such Test Period, minus (ii) the aggregate amount of income or franchise Taxes (including, without duplication, Tax Distributions referred to in clause (a) of the definition of such term) paid in cash by the Borrower and its consolidated Subsidiaries during such Test Period, to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of the Borrower and its consolidated Subsidiaries (other than payments made by the Borrower or any of its consolidated Subsidiaries to Holdings, the Borrower or any of its consolidated Subsidiaries) and (c) the aggregate amount of scheduled principal payments on Capital Lease Obligations, determined in accordance with GAAP, made by the Borrower and its consolidated Subsidiaries during such period (other than payments made in connection with a refinancing of such Indebtedness). For purposes of calculating the Consolidated Fixed Charges for any period ending prior to the first anniversary of the Effective Date, Consolidated Fixed Charges shall be deemed to be (A) for the four fiscal quarter period ended on the last day of the first fiscal quarter ending after the Effective Date, Consolidated Fixed Charges for such fiscal quarter multiplied by four, (B) for the four fiscal quarter period ended on the last day of the second fiscal quarter ending after the Effective Date, Consolidated Fixed Charges for the two fiscal quarters then most recently ended multiplied by two, and (C) for the four fiscal quarter period ended on the last day of the third fiscal quarter ending after the Effective Date, Consolidated Fixed Charges for the three fiscal quarters then most recently ended multiplied by 4/3.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding, without duplication, (a) the income of any Person (other than the Borrower) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or any other consolidated Subsidiary during such period, (b) the cumulative effect of a change in accounting principles during such period and (c) the accounting effects during such period of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue, and all other impacts, of the application of purchase accounting in respect of any Acquisition or other Investment or recapitalization accounting, including, in each case, the amortization or write-off of any amounts thereof and the effects of any such adjustments or impacts pushed down to the Borrower and its consolidated Subsidiaries.

“Consolidated Total Funded Indebtedness” means, as of any date of determination, without duplication, the aggregate principal amount of Indebtedness of the Borrower and its consolidated Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP, consisting solely of Indebtedness in the form of (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a consolidated balance sheet (excluding the footnotes thereto) of the Borrower prepared in accordance with GAAP, (c) purchase money indebtedness (excluding accrued expenses and trade accounts payable), (d) Capital Lease Obligations to the extent recorded as a liability on a consolidated balance sheet (excluding the footnotes thereto) of the Borrower prepared in accordance with GAAP, (e) drawings under letters of credit that have not been reimbursed within three Business Days (excluding all other drawings under letters of credit and any undrawn letters of credit) and (f) seller notes or earnouts or similar contingent payments incurred in connection with Acquisitions to the extent that the amounts payable pursuant to such seller notes, earnouts or similar contingent payments are fixed and determinable and are not paid when due.

“Consolidated Total Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Funded Indebtedness, net of Unrestricted Cash, as of the last day of the Test Period then most recently ended to (b) Consolidated EBITDA for the Test Period then most recently ended, in each case, of the Borrower and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” means, with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.19(b).

“Credit Party” means the Administrative Agent, each Issuing Bank and each Lender.

“Cure Amount” has the meaning set forth in Section 7.02.

“Cure Right” has the meaning set forth in Section 7.02.

“Current Assets” means, at any date, all assets of the Borrower and its consolidated Subsidiaries on a consolidated basis which under GAAP would be classified as current assets, other than (a) cash and Cash Equivalents, (b) loans and advances made to Persons other than the Borrower or any Subsidiary and permitted under Section 6.04, (c) deferred bank fees and derivative financial instruments related to Indebtedness and (d) the current portion of deferred Taxes.

“Current Liabilities” means, at any date, all liabilities of the Borrower and its consolidated Subsidiaries on a consolidated basis which under GAAP would be classified as current liabilities, other than (a) the current portion of Long-Term Indebtedness, (b) outstanding revolving loans and letter of credit exposure, (c) the current portion of interest, (d) obligations in respect of derivative financial instruments related to Indebtedness, (e) the current portion of deferred Taxes, (f) liabilities in respect of unpaid earnouts or unpaid acquisition, disposition or refinancing related expenses and deferred purchase price holdbacks, (g) accruals relating to restructuring reserves, (h) liabilities in respect of funds of third parties on deposit with the Borrower or any of its consolidated Subsidiaries and escrow account balances and (i) the current portion of any Capital Lease Obligation.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion (after consultation with the Borrower).

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, unless cured or waived, an Event of Default.

“Default Right” has the meaning set forth in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) in the case of a Revolving Lender, to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower or a Credit Party made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and, in the case of any Revolving Lender, participations in then outstanding Letters of Credit, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Borrower or such Credit Party, as applicable, of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a Lender Parent that has, become the subject of a Bail-In Action.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by the Borrower) of noncash consideration received by the Borrower or any Subsidiary in connection with any Disposition pursuant to Section 6.05(f) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Designated Subsidiary” means each Subsidiary that is not an Excluded Subsidiary; provided that the Borrower may, by written notice to the Administrative Agent, designate any Excluded Subsidiary as a Designated Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, lease or other disposition of any property of any Person.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the latest Maturity Date (determined as of the date of issuance thereof); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the Termination Date and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Documentation Agent” means the Person named as such on the cover page of this Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Early Opt-in Election” means the occurrence of:

(a)     a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“ECF Prepayment Amount” has the meaning set forth in Section 2.10(b)(ii).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means September 23, 2020, which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or Holdings, the Borrower, any Subsidiary or any other Affiliate of the Borrower.

“Employee Related Persons” means, with respect to any Person, any current or former officers, directors, employees, members of management, managers or consultants of such Person, or any Affiliate or Immediate Family Member of any of the foregoing, it being understood that QuoteLab Holdings, Inc., a Delaware corporation, shall be deemed to be an Employee Related Person of Holdings for so long as any Equity Interest in QuoteLab Holdings, Inc. is held by a Person who is otherwise an Employee Related Person of Holdings.

“Engagement Letter” means the Amended and Restated Engagement Letter dated August 31, 2020, among JPMorgan Chase Bank, N.A., Royal Bank of Canada, RBC Capital Markets1 and the Borrower.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, judgments, orders, decrees, directives, injunctions and binding agreements, issued, promulgated or entered into by or with any Governmental Authority and relating to pollution or protection of the environment, to preservation or reclamation of natural resources, or to health or safety matters (as such relate to hazardous or toxic substances or wastes).

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), to the extent directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials to the extent arising from or relating to any Environmental Law, (c) human exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials or (e) any contract, binding agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case, whether or not waived, (c) the filing, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status

[1]	RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada.

(as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by a Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan or (g) the incurrence by a Loan Party or any of its ERISA Affiliates of any Withdrawal Liability.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess Cash Flow” means, with respect to any fiscal year of the Borrower, an amount, not less than zero, equal to the excess of:

(a)     the sum, without duplication, of (i) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal year, adjusted to exclude therefrom (A) net income of any consolidated Subsidiary that is not a wholly-owned Subsidiary to the extent such income is attributable to the non-controlling interest in such consolidated Subsidiary and (B) the amounts included pursuant to clause (a) of the definition of Consolidated Net Income in respect of any Person that is not the Borrower or a Subsidiary, plus (ii) the amount of all noncash Charges (including depreciation, amortization and deferred Tax expense) deducted (and not already added back pursuant to the definition of Consolidated Net Income) in arriving at such Consolidated Net Income, but excluding any non-cash Charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of all prepaid cash items that were paid (or required to have been paid) in a prior period, plus (iii) the aggregate net amount of noncash loss on the Disposition of assets by the Borrower and its Subsidiaries (other than Dispositions in the ordinary course of business), to the extent deducted (and not already added back pursuant to the definition of Consolidated Net Income) in arriving at such Consolidated Net Income, minus (iv) the aggregate amount of all cash Charges added back in arriving at such Consolidated Net Income, minus (v) the aggregate amount of all non-cash gains or other items of income included or added back in arriving at such Consolidated Net Income; minus

(b)     the sum, without duplication (in each case, for the Borrower and its Subsidiaries on a consolidated basis), of:

(i)    Capital Expenditures that are (A) actually made during such fiscal year, except to the extent financed with Excluded Sources, or (B) at the option of the Borrower, committed although not actually made during such fiscal year; provided that (1) if any Capital Expenditures are deducted from Excess Cash Flow pursuant to clause (B) above, such amount shall be added to the Excess Cash Flow for the immediately succeeding fiscal year to the extent the expenditure is not actually made within such immediately succeeding fiscal year or is financed with Excluded Sources and (2) no deduction shall be taken in the immediately succeeding fiscal year when such amounts deducted pursuant to clause (B) are actually spent;

(ii)    the aggregate principal amount of Long-Term Indebtedness (including the principal component of payments in respect of Capital Lease Obligations) repaid or prepaid, and all earnout obligations paid, by the Borrower and its consolidated Subsidiaries during such fiscal year, in each case except to the extent financed with Excluded Sources, but excluding (A) Term Loans prepaid pursuant to Section 2.10(a), 2.10(b)(ii), 2.10(b)(iii) or 2.10(b)(iv), (B) Indebtedness in respect of Revolving Loans and (C) Indebtedness in respect of revolving extensions of credit other than under this Agreement (except to the extent that any repayment or prepayment of such Indebtedness is accompanied by a permanent reduction in related commitments);

(iii)    Restricted Payments (other than Restricted Payments (A) made pursuant to Section 6.07(a)(x) (to the extent relying on the Retained Excess Cash Flow Amount) and 6.07(a)(xii) and (B) made by a consolidated Subsidiary to the Borrower or another consolidated Subsidiary) made by the Borrower and its consolidated Subsidiaries in cash during such fiscal year and permitted hereby, except to the extent financed with Excluded Sources;

(iv)    (A) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness to the extent that the amount so prepaid, satisfied or discharged is not deducted in arriving at Consolidated Net Income and (B) to the extent included in determining Consolidated Net Income, the aggregate amount of any income (or loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative instruments;

(v)    to the extent not deducted in arriving at Consolidated Net Income, cash payments made in satisfaction of liabilities (excluding payments of Indebtedness for borrowed money), except to the extent financed with Excluded Sources;

(vi)    to the extent not deducted in arriving at Consolidated Net Income, cash fees and expenses incurred in connection with the Transactions or any Acquisition or other Investment permitted under Section 6.04, any issuance of Equity Interests or any incurrence of Indebtedness (whether or not consummated), in each case except to the extent financed with Excluded Sources;

(vii)    the aggregate amount of expenditures, except to the extent financed with Excluded Sources, that are actually made in cash during such period (including expenditures for payment of financing fees) to the extent such expenditures are not expensed during such period or expensed but not deducted in arriving at Consolidated Net Income;

(viii)    the amount of cash payments (A) actually made during such fiscal year, except to the extent financed with Excluded Sources, to consummate any Acquisition or other Investment permitted under Section 6.04 (other than (1) Investments in cash or Cash Equivalents, (2) Investments in the Borrower or any of its consolidated Subsidiaries and (3) Investments made pursuant to Section 6.04(w) to the extent relying on the Retained Excess Cash Flow Amount) or (B) at the option of the Borrower, committed to make such Acquisition or Investment although not actually made during such fiscal year; provided that (x) if any amount is deducted from Excess Cash Flow pursuant to clause (B) above, such amount shall be added to Excess Cash Flow for the immediately succeeding fiscal year to the extent such Acquisition or Investment is not actually consummated during such immediately succeeding fiscal year or is financed with Excluded Sources and (y) no deduction shall be taken in the immediately succeeding fiscal year when such amounts deducted pursuant to clause (B) are actually spent;

(ix)    the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income;

(x)    cash expenditures in respect of Hedging Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period;

(xi)    to the extent not otherwise deducted from Consolidated Net Income, the aggregate amount of all cash Taxes paid or Tax reserves set aside or payable (without duplication), including as part of any Tax Distribution and any penalties and interest, for such fiscal year; and

(xii)    the amount representing accrued expenses for cash payments (including with respect to deferred compensation or retirement plan obligations) that are not paid in cash during such fiscal year; provided that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid in cash within such fiscal year (and no future deduction shall be made for purposes of this definition when such amounts are paid in cash in any future period); plus

(c)     the decrease, if any, in Consolidated Working Capital from the first day to the last day of such fiscal year, but excluding any such decrease in Consolidated Working Capital arising from (i) any Acquisition or Disposition of any Person by the Borrower or any of its consolidated Subsidiaries, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedging Agreement; minus

(d)     the increase, if any, in Consolidated Working Capital from the first day to the last day of such fiscal year, but excluding any such increase in Consolidated Working Capital arising from (i) any Acquisition or Disposition of any Person by the Borrower or any of its consolidated Subsidiaries, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedging Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following assets (each capitalized term used in this definition but not defined in this Agreement having the meaning set forth in the Collateral Agreement):

(a) (i) any contract, instrument, lease, licenses, agreement or other document, or any rights thereunder, (ii) any property subject to a Capital Lease Obligation, purchase money or similar financings or (iii) any other asset, in each case, in which a grant of a security interest would be prohibited by the terms of any restriction in favor of any Person (other than any Loan Party or any of its Subsidiaries), or result in a breach, termination (or a right of termination) or default under (including pursuant to any “change of control” or similar provision), or in the abandonment, invalidation or unenforceability of any right of the relevant Loan Party in or under, such contract, instrument, lease, license, agreement or other document or, in the case of clauses (i), (ii) and (iii), any contractual obligation relating to such property or asset, provided, solely in the case of clause (iii), that such contractual obligation exists on the Effective Date or on the date of acquisition of such asset and (other than in the case of Capital Lease Obligations, purchase money and similar financings) is not entered into in anticipation of the Effective Date or such acquisition; provided, however, that any such property or asset will only constitute an Excluded Asset under this clause (a) to the extent such prohibition, restriction, breach, termination (or right of termination), default, abandonment, invalidation or unenforceability would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of the relevant jurisdiction or any other applicable law; provided further that (A) any such asset shall cease to constitute an Excluded Asset under this clause (a) at such time as the condition causing such prohibition, restriction, breach, termination (or right of termination), default, abandonment, invalidation or unenforceability no longer exists (including on account of consents of the relevant Persons having been obtained, it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to seek any such consent) and, to the extent severable, the security interest granted under the applicable Security Document shall attach immediately to any portion of such property or asset that does not result in any of the consequences specified in this clause (a) and (B) the term “Excluded Asset” shall not include proceeds or receivables arising out of any contractual obligation described in this clause (a) unless such proceeds or receivables would independently constitute an Excluded Asset;

(b) the Equity Interests in (i) any captive insurance subsidiary, (ii) any not-for-profit subsidiary and (iii) any special purpose entity used for any permitted securitization or receivables facility or financing;

(c) any intent-to-use (or similar) Trademark application prior to the filing and acceptance by the United States Patent and Trademark Office or other applicable Governmental Authority of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use (or similar) Trademark application (or any Trademark registration resulting therefrom) under applicable law;

(d) any asset the grant or perfection of a security interest in which would (i) be prohibited by applicable law or would require any consent, approval, license or authorization of any Governmental Authority that has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to seek any such consent, approval, license or authorization) or (ii) be prohibited by enforceable anti-assignment provisions of applicable law, in each case, to the extent such prohibition or requirement would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of the relevant jurisdiction or any other applicable law; provided further that (A) any such asset shall cease to constitute an Excluded Asset under this clause (d) at such time as the condition causing such prohibition or requirement no longer exists and (B) the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (d) unless such proceeds or receivables would independently constitute an Excluded Asset;

(e) (i) any leasehold Real Estate Asset, (ii) any owned Real Estate Asset that is not a Material Real Estate Asset and (iii) any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards;

(f) any Equity Interests in any Person that is an Excluded Subsidiary of the type described in clause (a) of the definition thereof or any Person that is not a Subsidiary that (i) cannot be pledged pursuant to the terms of such Person’s Organizational Documents (and/or any joint venture, shareholders’ or similar agreements), (ii) would require the consent of any Person (other than any Loan Party or any of its Subsidiaries), which consent has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to seek any such consent) or (iii) would give rise to a “right of first refusal”, a “right of first offer” or a similar right permitted or otherwise not prohibited by the terms of this Agreement that may be exercised by any Person (other than any Loan Party or any of its Subsidiaries) in accordance with the Organizational Documents (and/or any joint venture, shareholders’ or similar agreements) of such Person;

(g) any Margin Stock;

(h) in excess of 65.0% of the issued and outstanding voting Equity Interests in (i) any CFC and (ii) any FSHCO;

(i) any assets to the extent a security interest in such assets would result in material adverse Tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to any Parent Company, the Borrower or any of its Subsidiaries, as reasonably determined by the Borrower and notified in writing to the Administrative Agent;

(j) Commercial Tort Claims with a value (as reasonably estimated by the Borrower) of less than $1,000,000;

(k) any deposit accounts or securities accounts that are (i) specifically and exclusively used for payroll and payroll Taxes and other employee benefit payments to or for the benefit of any Employee Related Persons of any Parent Company, the Borrower and its Subsidiaries, (ii) specifically and exclusively used to pay Taxes required to be collected, remitted or withheld (including United States federal and state withholding Taxes (including the employer’s share thereof)), (iii) escrow, fiduciary and/or trust accounts or (iv) cash collateral accounts (other than any account in which cash collateral is deposited in accordance with Section 2.04(i)) and, in each case, any cash or Cash Equivalents on deposit therein or credited thereto;

(l) all motor vehicles and other assets subject to certificates of title and letter of credit rights, in each case, except to the extent a security interest herein can be perfected by the filing of a Uniform Commercial Code financing statement (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, no Loan Party shall be required to take any actions to perfect a security interest such assets or letter of credit rights other than filing a Uniform Commercial Code financing statement);

(m) any licenses, franchises, charters and authorizations issued, granted or otherwise provided by any Governmental Authority, in each case to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case, to the extent such prohibition or restriction would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of the relevant jurisdiction or any other applicable law; and

(n) any asset with respect to which the Administrative Agent and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business and taking into account any adverse tax consequences to any Parent Company, the Borrower or any of its Subsidiaries and including any mortgage, stamp, intangibles or other tax or expenses relating thereto) of obtaining or perfecting a security interest therein outweighs, or would be excessive in relation to, the practical benefits to the Lenders of the security afforded thereby, which determination is evidenced in writing.

“Excluded Equity Contribution Amounts” means any amount (a) constituting a Cure Amount, (b) received from the Borrower or any Subsidiary, (c) received from the proceeds of any loan or advance made pursuant to Section 6.04(h)(ii) or (d) otherwise applied pursuant to Section 6.04(n).

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness and (b) proceeds of (i) any issuance or sale of Equity Interests in the Borrower or any Subsidiary or (ii) any capital contributions to the Borrower or any Subsidiary.

“Excluded Subsidiary” means:

(a) any Subsidiary that is not a wholly-owned Subsidiary;

(b) any Immaterial Subsidiary;

(c) any Subsidiary that (i) is prohibited or restricted by (A) any applicable law or (B) any contractual obligation that, in the case of this clause (B), exists on the Effective Date or, in the case of any Person that becomes a Subsidiary after the Effective Date, at the time such Person becomes a Subsidiary (and which contractual obligation was not entered into in contemplation of the requirements of the Loan Documents) from satisfying the Collateral and Guarantee Requirement or (ii) would require a consent, approval, license or authorization of or from any Governmental Authority in order to satisfy the Collateral and Guarantee Requirement, unless such consent, approval, license or authorization has been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, none of any Parent Company, the Borrower or any of its Subsidiaries shall have any obligation under the Loan Documents to seek any such consent, approval, license or authorization);

(d) any not-for-profit subsidiary, captive insurance subsidiary or special purpose entity used for any permitted securitization or receivables facility or financing;

(e) (i) any Foreign Subsidiary, (ii) any CFC or FSHCO and/or (iii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary, any CFC or any FSHCO;

(f) any Subsidiary acquired by the Borrower or any Subsidiary pursuant to an Acquisition or other Investment permitted hereunder that, at the time of the relevant Acquisition or Investment, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Subsidiary from satisfying the Collateral and Guarantee Requirement and such prohibition was not created in contemplation of such Acquisition or other Investment permitted hereunder; and

(g) any other Subsidiary with respect to which the Administrative Agent and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (taking into account any adverse tax consequences to any Parent Company, the Borrower or any of its Subsidiaries) of satisfying the Collateral and Guarantee Requirement outweighs, or would be excessive in relation to, the practical benefits afforded thereby to the Lenders, which determination is evidenced in writing.

“Excluded Swap Obligation” means, with respect to any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 2.07 of the Collateral Agreement and any other “keepwell”, support or other agreement for the benefit of such Subsidiary Loan Party) at the time the Guarantee of such Subsidiary Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by its net income, franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such

Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of February 26, 2019, as amended by Amendment Number One to Credit Agreement, dated as of June 12, 2019, and Amendment Number Two to Credit Agreement, dated as of February 28, 2020, among QL Holdings LLC, as a guarantor, QuoteLab, LLC, as a borrower, the subsidiaries of QL Holdings LLC from time to time party thereto, as borrowers, the lenders from time to time party thereto and Monroe Capital Management Advisors, LLC, as administrative agent.

“Existing Credit Agreement Refinancing” means the payment in full of all principal, interest, fees and other amounts due or outstanding under the Existing Credit Agreement, the cancellation of all letters of credit issued and outstanding thereunder (other than any such letter of credit cash collateralized or backstopped in a manner satisfactory to the issuing bank in respect thereof or designate as an Existing Letter of Credit), the termination of all commitments thereunder and the discharge or release of all Guarantees and Liens provided thereunder.

“Existing Letter of Credit” means any letter of credit that is issued by any Issuing Bank for the account of the Borrower or any Subsidiary and, subject to compliance with the requirements set forth in Section 2.04 as to the maximum LC Exposure and expiration of Letters of Credit, is designated as an Existing Letter of Credit by written notice thereof by the Borrower and such Issuing Bank to the Administrative Agent (which notice shall contain a representation and warranty by the Borrower as of the date thereof that the conditions precedent set forth in Sections 4.02(a) and 4.02(b) shall be satisfied immediately after giving effect to such designation).

“Existing Revolving Borrowings” has the meaning set forth in Section 2.20(e).

“Extended/Modified Commitments” has the meaning set forth in the definition of the term “Extension/Modification Permitted Amendment”.

“Extended/Modified Loans” has the meaning set forth in the definition of the term “Extension/Modification Permitted Amendment”.

“Extended/Modified Term Loans” has the meaning set forth in the definition of the term “Extension/Modification Permitted Amendment”.

“Extending/Modifying Lenders” has the meaning set forth in Section 2.21(a).

“Extension/Modification Agreement” means an Extension/Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.21) and the Borrower, among the Borrower, the Administrative Agent, one or more Extending/Modifying Lenders and each other Person, if any, required to be a party thereto pursuant to Section 2.21(b), effecting an Extension Permitted Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.

“Extension/Modification Offer” has the meaning set forth in Section 2.21(a).

“Extension/Modification Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension/Modification Offer pursuant to Section 2.21, providing for (a) an extension of the Maturity Date and/or (b) an increase or decrease in the yield with respect to such Extended/Modified Loans (including any increase or decrease in, or an introduction of, interest margins, benchmark rate floors, fixed interest rates or fees or premiums), in each case, applicable to the Loans and/or Commitments of the Extending/Modifying Lenders of the applicable Extension/Modification Request Class (such Loans or Commitments being referred to as the “Extended/Modified Loans” or “Extended/Modified Commitments”, as applicable) and, in connection therewith:

(a) in the case of any Extended/Modified Loans that are Term Loans of any Class (such Extended/Modified Loans being referred to as the “Extended/Modified Term Loans”), any modification of the scheduled amortization applicable thereto, provided that the weighted average life to maturity of such Extended/Modified Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans of the applicable Extension/Modification Request Class, determined at the time of such Extension/Modification Offer,

(b) a modification of voluntary or mandatory prepayments resulting therefrom applicable to such Extended/Modified Loans (including prepayment premiums and other restrictions thereon), provided that in the case of any Extended/Modified Term Loans, such requirements may provide that such Extended/Modified Term Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than pro rata) with the Term Loans of the applicable Extension/Modification Request Class, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Term Loans of the applicable Extension/Modification Request Class,

(c) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending/Modifying Lenders in respect of such Extension/Modification Offer or their Extended/Modified Loans or Extended/Modified Commitments, as applicable, and/or

(d) an addition of any affirmative or negative covenants applicable to the Borrower and/or the Subsidiaries, provided that to the extent such covenants are not consistent with those applicable to the Loans or Commitments of the applicable Extension/Modification Request Class, such differences shall be reasonably satisfactory to the Administrative Agent (except for covenants (i) beneficial to the Lenders where this Agreement is amended to include such covenants for the benefit of all Lenders or (ii) applicable only to periods after the latest Maturity Date in effect at the time of effectiveness of the applicable Extension/Modification Agreement).

“Extension/Modification Request Class” has the meaning set forth in Section 2.21(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing any of the foregoing and related legislation or official administrative rules or practices with respect thereto.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” has the meaning set forth in the Engagement Letter.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, controller, assistant treasurer or director of treasury or director or officer with comparable responsibilities of such Person.

“Fixed Amounts” has the meaning set forth in Section 1.08(c).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FSHCO” means any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests (or Equity Interests and Indebtedness) in one or more CFCs or FSHCOs.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner and including any obligation of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other monetary obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any Acquisition, Disposition or other transaction permitted under this Agreement (other than obligations with respect to Indebtedness). The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other monetary obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum reasonably anticipated monetary liability as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Responsible Officer of the Borrower)).

“Hazardous Materials” means all substances or wastes classified as or otherwise regulated pursuant to any Environmental Law as explosive, radioactive, hazardous or toxic, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls or radon gas.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by Employee Related Persons of any Parent Company, the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreement.

“Holdings” means (a) QL Holdings LLC, a Delaware limited liability company, and (b) any Successor Holdings (including any Successor Holdings in respect of any Person referred to in clause (b)).

“Holdings LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Holdings dated as of July 1, 2020, as such agreement may be amended, restated, amended and restated or otherwise modified from time to time, including as part of the Qualifying IPO Transactions.

“IBA” has the meaning set forth in Section 1.11.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that did not, as of the last day of or for the Test Period then most recently ended, have (a) total assets, determined on a consolidated basis with its subsidiaries, with a value in excess of 5.0% of the consolidated total assets of the Borrower and its Subsidiaries, on a consolidated basis, or (b) revenues, determined on a consolidated basis with its subsidiaries, representing in excess of 5.0% of the total revenues of the Borrower and its Subsidiaries, on a consolidated basis; provided that, if as of the last day of or for such Test Period the combined total assets or combined revenues of all Subsidiaries, determined on a consolidated basis with their subsidiaries, that under clauses (a) and (b) above would constitute Immaterial Subsidiaries shall have exceeded 10.0% of the consolidated total assets of the Borrower and its Subsidiaries, on a consolidated basis, or 10.0% of the total revenues of the Borrower and its Subsidiaries, on a consolidated basis, then one or more of such Subsidiaries shall for all purposes of this Agreement be deemed not to be an Immaterial Subsidiary in descending order (or such other order as the Borrower shall have selected in its discretion) based on their respective amounts of total assets or total revenues, as the case may be, until such excess shall have been eliminated. At all times prior to the first delivery of the financial statements pursuant to Section 5.01(a) or 5.01(b), determinations under this definition shall be made based on the consolidated financial statements of the Borrower delivered pursuant to Section 3.04(a).

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.20) and the Borrower, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Revolving Commitments and/or Incremental Term Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Term Loans of any Class hereunder, expressed as an amount representing the maximum aggregate principal amount of such Term Loans of such Class to be made by such Lender.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Borrower pursuant to Section 2.20.

“Incurrence-Based Amounts” has the meaning set forth in Section 1.08(c).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (it being understood that obligations in respect of Banking Services do not constitute indebtedness for borrowed money), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP (it being understood that obligations in respect of surety bonds, performance bonds or similar instruments do not constitute Indebtedness), (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding accrued expenses and trade accounts payable), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accrued expenses and trade accounts payable, (ii) deferred compensation payable to any Employee Related Person of any Parent Company, the Borrower or any Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an Acquisition or other Investment, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is fixed and determinable and is not paid when due), (e) all Capital Lease Obligations of such Person to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, provided that the amount of Indebtedness of any Person for purposes of this clause (i) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby (as reasonably determined by the Borrower), and (j) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(c).

“Insignia” means Insignia QL Holdings, LLC, Insignia A QL Holdings, LLC, Insignia Capital Group and, with respect to any of the foregoing Persons, any fund (a) that is an Affiliate of such Person, (b) that invests in portfolio companies and (c) that is managed by such Person or by the same management company as that which manages such Person.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06, which shall be in the form of Exhibit D or any other form approved by the Administrative Agent and the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day following the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter (or, if agreed to by each Lender participating therein, any period of twelve months or less thereafter), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (other than in the case of an Interest Period of less than one month) such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period (other than an Interest Period of less than one month) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any Eurodollar Loan for any Interest Period or for purposes of clause (c) of the definition of the term “Alternate Base Rate”, a rate per annum that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than the applicable period and (b) the LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than the applicable period, in each case as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions hereof; provided that if the Interpolated Screen Rate shall be less than 0.50% per annum, such rate shall be deemed to be 0.50% per annum for purposes of this Agreement.

“Investment” means (a) any purchase or other acquisition by the Borrower or any Subsidiary of any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person, (b) the purchase or other acquisition (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all of the assets of, or of a division, line of business or other business unit of, any other Person and (c) any loan, advance or capital contribution to, or Guarantee of Indebtedness of, or purchase or other acquisition of any Indebtedness of, any other Person by the Borrower or any Subsidiary; provided that the term “Investment” shall not include, in the case of the Borrower and the Subsidiaries, intercompany loans, advances and other Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment, plus the original cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal or payment of interest in the case of any Investment in the form of a loan, advance or purchase or other acquisition of Indebtedness and any return of or on capital in the case of any other Investment (whether as a distribution, dividend, redemption or sale, but not in excess of the amount of the relevant initial Investment); provided that the amount of any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”.

“Investors” means (a) White Mountains, (b) Insignia and (c) any of the controlled Affiliates of any Person described in clause (a) or (b), and funds, partnerships or other co-investment vehicles managed or advised by any of such Persons or any of their respective controlled Affiliates, but excluding, however, any portfolio or operating company of any of the foregoing and any Person Controlled by any such portfolio or operating company (including Holdings, the Borrower and the Subsidiaries).

“IP Rights” has the meaning assigned to such term in Section 3.05(b).

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A. and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.04(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.04(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.04 with respect to such Letters of Credit).

“LC Commitment” means, with respect to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.04 or, in the case of any Issuing Bank that becomes an “Issuing Bank” hereunder pursuant to Section 2.04(j), in a written agreement referred to in such Section, or, in each case, such other maximum permitted amount with respect to any Issuing Bank as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Bank and the Borrower.

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit remaining available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.19 of the LC Exposures of Defaulting Lenders in effect at such time.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lender Presentation” means the Lender Presentation dated September 2020, relating to the credit facilities provided for herein.

“Lender-Related Person” has the meaning set forth in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Agreement or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement or (b) any Existing Letter of Credit, in each case, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if no LIBO Screen Rate shall be available at such time for such Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the “LIBO Rate” for such Interest Period shall be the Interpolated Screen Rate at such time.

“LIBO Screen Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or with respect to the determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate as administered by the IBA (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the applicable Reuters screen page (currently page LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that, in each case, if the LIBO Screen Rate shall be less than 0.50% per annum, such rate shall be deemed to be 0.50% per annum for purposes of this Agreement.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, or the interest of a vendor or a lessor under any conditional sale agreement, capital lease, synthetic lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Conditionality Transaction” means (a) any Acquisition or other similar Investment, including by way of merger, amalgamation or consolidation, whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any Disposition or (c) any Restricted Debt Payment with respect to which an irrevocable notice of prepayment or redemption is required.

“Loan Document Obligations” has the meaning set forth in the Collateral Agreement.

“Loan Documents” means this Agreement, the Incremental Facility Agreements, the Extension/Modification Agreements, the Refinancing Facility Agreements, the Collateral Agreement, the other Security Documents, any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document” and, except for purposes of Section 9.02, any agreements between the Borrower and any Issuing Bank regarding such Issuing

Bank’s LC Commitment or the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit, any agreement designating an additional Issuing Bank as contemplated by Section 2.04(j) and any promissory notes delivered pursuant to Section 2.08(c).

“Loan Parties” means Holdings, the Borrower and each Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders having Term Loans or Term Commitments of such Class representing more than 50% of the sum of all the Term Loans and unused Term Commitments of such Class outstanding or in effect at such time.

“Management Investors” means the officers, directors, managers, employees and members of management of any Parent Company, the Borrower or any of its Subsidiaries and any Immediate Family Member of any of the foregoing.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors.

“Material Acquisition” means any Acquisition the aggregate consideration for which is $5,000,000 or more.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than (a) the Loans, Letters of Credit and Guarantees under the Loan Documents and (b) any Indebtedness of Holdings, the Borrower or any Subsidiary owed to Holdings, the Borrower or any Subsidiary) or Hedging Obligations of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount of $5,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the Hedging Obligations of Holdings, the Borrower or any Subsidiary at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Real Estate Asset” means each Real Estate Asset owned in fee simple by any Loan Party; provided that such Real Estate Asset has a fair market value (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $5,000,000, determined (i) in the case of any such Real Estate

Asset owned by any Loan Party on the Effective Date, as of the Effective Date, (ii) in the case of any such Real Estate Asset owned by any Subsidiary that becomes a Loan Party after the Effective Date, as of the date such Subsidiary becomes a Loan Party or (iii) in the case of any such Real Estate Asset acquired by any Loan Party after the Effective Date or, in the case of any Loan Party referred to in clause (b), after it becomes a Loan Party, as of the date of acquisition thereof.

“Maturity Date” means, as the context requires, the Revolving Maturity Date, the Tranche A Term Maturity Date or the maturity date set forth in the applicable Incremental Facility Agreement, Extension Agreement or Refinancing Facility Agreement for any Class of Loans established pursuant to Section 2.20, 2.21 or 2.22, as applicable.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means any mortgage, deed of trust or other agreement that conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on any Material Real Estate Asset, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any Casualty/Condemnation Event, insurance, condemnation or similar proceeds, but excluding business interruption insurance policy proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket costs and expenses incurred in connection with such event by the Borrower and the Subsidiaries (including, in the case of any issuance or incurrence of Indebtedness, upfront, placement and arrangement fees and underwriters’ discounts), (ii) in the case of a Disposition or Casualty/Condemnation Event, (A) the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such Disposition or Casualty/Condemnation Event to repay Indebtedness secured by the assets subject to such Disposition or Casualty/Condemnation Event (other than any Loans), (B) cash escrows (until released from escrow to the Borrower or any of its Subsidiaries) and (C) in the case of any Disposition or Casualty/Condemnation Event of or in respect of the assets of any Subsidiary that is not a wholly-owned Subsidiary of the Borrower, the pro rata portion thereof (calculated without regard to this clause (C)) attributable to minority interests and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year or to fund any other retained liabilities associated therewith, in each case, that are directly attributable to the occurrence of such event (as determined in good faith by the Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be a receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Non-Defaulting Revolving Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Notice of Intent to Cure” has the meaning set forth in Section 7.02.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or, for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Company” means (a) Holdings and (b) any other Person of which the Borrower is a subsidiary.

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit E or any other form approved by the Administrative Agent and the Borrower.

“Permitted Acquisition” means any Acquisition or other Investment made by the Borrower or any Subsidiary, whether by purchase, merger, consolidation, amalgamation or otherwise (and, in any event, including any Investment in (a) any Subsidiary the effect of which is to increase the Borrower’s or any Subsidiary’s equity ownership in such Subsidiary or (b) any joint venture for the purpose of increasing the Borrower’s or any Subsidiary’s ownership interest in such joint venture); provided that (i) at the time of such Acquisition or other Investment and immediately after giving effect thereto on a Pro Forma Basis, no Event of Default exists or would result therefrom, (ii) after giving effect to such Acquisition or other Investment, and any related incurrence of Indebtedness, on a Pro Forma Basis, the Borrower shall be in compliance with Sections 6.12 and 6.13, in each case, calculated for or as of the end of the Test Period then most recently ended and (iii) the total consideration paid, after the Effective Date, by the Borrower and the Subsidiaries that are Subsidiary Loan Parties (A) for the acquisition of the Equity Interests in any Person that is not, or does not become (including as a result of a merger, consolidation or amalgamation with the Borrower or a Subsidiary Loan Party), the Borrower or a Subsidiary Loan Party, (B) with respect to Investments in any Person that is not, or does not become (including as a result of a merger, consolidation or amalgamation with the Borrower or a Subsidiary Loan Party), the Borrower or a Subsidiary Loan Party or (C) in the case of an asset acquisition, for the acquisition of assets by Subsidiaries that are not Subsidiary Loan Parties shall not exceed, in the aggregate for clauses (A), (B) and (C), the sum of (x) $5,000,000 and (y) amounts otherwise available under Section 6.04.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(b) statutory Liens (and rights of setoff) of landlords, banks, carriers, warehousemen, mechanics, repairmen, construction contractors, workmen and materialmen, and other Liens imposed by applicable law, in each case, incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as the Borrower or any Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (iii) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(c) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of cash or Cash Equivalents in the ordinary course of business securing (A) any liability for reimbursement, premium or indemnification obligations of insurance brokers or carriers providing property, casualty, liability or other insurance to any Parent Company, the Borrower or any Subsidiary, (B) leases or licenses of property otherwise permitted by this Agreement, or (C) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing and (iv) to secure obligations in respect of letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(d) (i) Liens securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(l) and (ii) any pledge and/or deposit securing any settlement of litigation;

(e) Liens consisting of easements, rights-of-way, covenants, licenses, agreements, declarations, restrictions, defects, encroachments, and other similar minor defects or irregularities in title, and leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other similar agreements, whether or not of record and whether now in existence or hereafter entered into, affecting any of the Real Estate Assets, which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and the Subsidiaries, taken as a whole;

(f) Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation, taking or similar event proceedings;

(g) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower or any Subsidiary;

(h) Liens disclosed in the title insurance policies insuring the Lien of the Mortgage with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and proceeds and products thereof, additions thereto and improvements thereon);

(i) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, (C) purchase orders and other agreements entered into in the ordinary course of business, (D) commodity trading or other brokerage accounts incurred in the ordinary course of business and (E) commercial credit cards, debit cards, stored value cards, purchasing cards, employee credit card programs and any arrangements or services similar to any of the foregoing, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the Uniform Commercial Code on items in the ordinary course of business, (v) Liens (including rights of setoff) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction, and on cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(j) precautionary or purported Liens evidenced by the filing of Uniform Commercial Code (or similar) financing statements relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business or (ii) any sale of accounts receivable for which a Uniform Commercial Code financing statement or similar financing statement under applicable law is required;

(k) Liens arising out of receipt of customer deposits or advance payments from customers, or deposits required by suppliers, in each case in the ordinary course of business;

(l) Liens consisting of (i) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, license or similar arrangement permitted hereunder, (ii) any landlord lien permitted by the terms of any lease, (iii) any restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) any subordination of the interest of the lessee, sub-lessee, licensee or sub licensee under such lease, license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower or any Subsidiary are located;

(m) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(n) Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.04 arising out of such repurchase transaction; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(o) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(g), 6.01(h), 6.01(i), 6.01(k) and 6.01(r);

(p) Liens (i) arising (A) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (B) by operation of law under Article 2 of the Uniform Commercial Code (or similar law under any jurisdiction) or (ii) consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(q) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; and

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Permitted Holders” means (a) the Investors, (b) Management Investors and (c) any Person with which one or more Investors or Management Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (c), the relevant Investors and/or Management Investors beneficially own more than 50.0% of the Voting Equity Interests in Holdings beneficially owned by such group.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) any Disposition (including by way of merger or consolidation) of any asset of the Borrower or any Subsidiary, including any sale or issuance to a Person other than the Borrower or any Subsidiary of Equity Interests in any Subsidiary, made pursuant to Section 6.05(f), 6.05(n) or 6.05(w);

(b) any Casualty/Condemnation Event; or

(c) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable discretion) or any similar release by the Board of Governors (as determined by the Administrative Agent in its reasonable discretion). Each change in the Prime Rate shall be effective from and including the date such change is publicly quoted or published as being effective.

“Private Side Information” means any information with respect to any Parent Company, the Borrower and the Subsidiaries, or any of their securities, that is not Public Side Information.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Consolidated Fixed Charge Coverage Ratio, the Consolidated Total Net Leverage Ratio, Consolidated EBITDA or any other financial metric (including component definitions thereof) in connection with any Subject Transaction, that such Subject Transaction and each other Subject Transaction required to be given pro forma effect pursuant to Section 1.04(b) shall be deemed to have occurred as of the first day of the applicable Test Period and that:

(a)    (i) in the case of any Disposition of all or substantially all of the assets or Equity Interests in any Subsidiary (or any division, line of business, product line or other business unit of the Borrower or any Subsidiary), income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Acquisition, or other Investment, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment described in this clause (a) may be applied solely to the extent that such adjustment is consistent with the definition of Consolidated Net Income or Consolidated EBITDA (and, in the case of adjustments of the type subject to a cap in the definition of the term “Consolidated EBITDA”, such adjustments shall not exceed such cap);

(b)    any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (other than revolving Indebtedness) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(c)    any Indebtedness incurred or assumed by the Borrower or any Subsidiary in connection therewith shall be deemed to have been incurred or assumed as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower.

Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Consolidated Total Net Leverage Ratio for purposes of the definition of “Applicable Rate”, the Consolidated Fixed Charge Coverage Ratio for purposes of Section 6.12 or the Consolidated Total Net Leverage Ratio for purposes of Section 6.13 (other than for the purpose of determining compliance with Section 6.12 or 6.13 on a Pro Forma Basis as a condition to taking any action under this Agreement), the Subject Transactions that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal, auditing and other professional fees and listing fees.

“Public Side Information” means (a) at any time prior to any Parent Company, the Borrower or any Subsidiary becoming the issuer of any Traded Securities, information that is either (i) of a type that would be made publicly available if such Parent Company, the Borrower or any Subsidiary were issuing securities pursuant to a public offering registered under the Securities Act or (ii) not material non-public information (for purposes of United States federal, state or other applicable securities laws) and (b) at any time on or after any Parent Company, the Borrower or any Subsidiary becomes the issuer of any Traded Securities, information that is either (i) available to all holders of such Traded Securities or (ii) not material non-public information (for purposes of United States federal, state or other applicable securities laws).

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive Private Side Information.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.19(a).

“Qualified Equity Interests” means, with respect to any Person, any Equity Interests in such Person that are not Disqualified Equity Interests.

“Qualified Holdings Indebtedness” means any Indebtedness of Holdings that (a) is expressly subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and is not secured by any Lien on any assets of Holdings, the Borrower or any of its Subsidiaries, (b) is not guaranteed by the Borrower or any of its Subsidiaries, (c) does not have a final maturity date prior to the date that is 180 days after the latest Maturity Date as of the date of the incurrence thereof, (d) has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary prepayments, repurchases or redemptions or offers to prepay, redeem or repurchase or mandatory prepayments upon a change of control, asset sale or casualty, condemnation, taking or similar event, and customary acceleration rights after an event of default) and (e) does not require any payments in cash of interest or other amounts in respect of principal prior to the date that is 180 days after the latest Maturity Date as of the date of incurrence thereof (it being agreed that this clause (e) shall not prohibit Indebtedness the terms of which (i) permit Holdings to elect, at its option, to make payments in cash of interest or other amounts in respect of the principal thereof prior to such date or (ii) require Holdings to make payments in cash of interest to the extent doing so would not result in a Default under this Agreement).

“Qualifying IPO” means the sale of common Equity Interests of any Parent Company in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying IPO Transactions” means, collectively, (a) any transactions undertaken in connection with any Qualifying IPO, including any reorganization transactions relating thereto (including any amendment, restatement or other modification of any Organizational Document and any issuance, exchange, conversion, cancellation or recapitalization of any Equity Interests), (b) any agreements entered into in connection with any Qualifying IPO or any such transactions (including any underwriting agreement, registration rights agreement, reorganization agreement, tax receivables agreement, exchange agreement and/or any amendment, restatement or other modification of any Organizational Document), and the transactions contemplated by, and the performance of obligations under, such agreements, and (c) all other transactions and agreements reasonably incidental to, or necessary for the consummation of, any Qualifying IPO or any such transactions.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Recapitalization Distribution” means a dividend or other Restricted Payment by the Borrower to Holdings on or about the Effective Date in an aggregate amount not to exceed $115,000,000.

“Recipient” means the Administrative Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is LIBO Rate, 11:00 a.m., London time, on the day that is two London banking days preceding the date of such setting, and (b) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Commitment” means a Refinancing Revolving Commitment or a Refinancing Term Loan Commitment.

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrower, among the Borrower, the Administrative Agent and one or more Refinancing Term Lenders, establishing Refinancing Term Loan Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any other Indebtedness that extends, renews, refinances or replaces such Original Indebtedness (or any prior Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant extension, renewal, refinancing or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to Section 6.01 (provided that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02); (b) except in the case of Refinancing Indebtedness with respect to Indebtedness incurred under Section 6.01(e), the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness; (c) except in the case of Refinancing Indebtedness with respect to Indebtedness incurred under Section 6.01(e), such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the latest Maturity Date in effect on the date of such extension, renewal, refinancing or replacement, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal, refinancing or replacement and (y) the weighted average life to maturity of each Class of the Term Loans outstanding as of the date of such extension, renewal, refinancing or replacement (determined without giving effect to any prepayment thereof that would otherwise modify such weighted average life to maturity); (d) such Refinancing Indebtedness, if secured, is not secured by any asset that does not secure (or, in the case of after-acquired property, would be required to secure) such Original Indebtedness, except as otherwise permitted by Section 6.02 (without reliance on the definition of “Refinancing Indebtedness”) (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness); (e) such Refinancing Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent such obligor or obligors would be permitted to otherwise incur such Indebtedness pursuant to Section 6.01 (it being understood that any Person that was a guarantor in respect of such Original Indebtedness may be the primary obligor in respect of such Refinancing

Indebtedness, and any Person that was the primary obligor in respect of such Original Indebtedness may be a guarantor in respect of such Refinancing Indebtedness); and (f) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders.

“Refinancing Lender” means a Refinancing Revolving Lender or a Refinancing Term Lender.

“Refinancing Loan” means a Refinancing Revolving Loan or a Refinancing Term Loan.

“Refinancing Revolving Commitments” has the meaning set forth in Section 2.22(a).

“Refinancing Revolving Lender” has the meaning set forth in Section 2.22(a).

“Refinancing Revolving Loans” has the meaning set forth in Section 2.22(a).

“Refinancing Term Commitments” has the meaning set forth in Section 2.22(a).

“Refinancing Term Lender” has the meaning set forth in Section 2.22(a).

“Refinancing Term Loans” has the meaning set forth in Section 2.22(a).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Governmental Body” means the Board of Governors or the NYFRB, or a committee officially endorsed or convened by the Board of Governors or the NYFRB, or any successor thereto.

“Required Excess Cash Flow Percentage” means (a) if the Consolidated Total Net Leverage Ratio is greater than or equal to 3.50:1.00, 50.0%, (b) if the Consolidated Total Net Leverage Ratio is less than 3.50:1.00 and greater than or equal to 2.50:1.00, 25.0% and (c) if the Consolidated Total Net Leverage Ratio is less than 2.50:1.00, 0.0%, in each case, with the Consolidated Total Net Leverage Ratio to be determined as of the last day of the fiscal year with respect to which the Required Excess Cash Flow Percentage is being determined, with Consolidated Total Net Leverage Ratio to be determined on a Pro Forma Basis (but not giving pro forma effect for the prepayment under Section 2.10(b)(ii) with respect to such fiscal year).

“Required Lenders” means, subject to Section 2.19, at any time, Lenders having Term Loans, Revolving Exposures and unused Commitments representing more than 50% of the sum of the Term Loans, Aggregate Revolving Exposure and unused Commitments of all Lenders outstanding or in effect at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, a Financial Officer, any vice president, the chief operating officer or the secretary of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Debt” means any Indebtedness of the type described in clause (a) or (b) of the definition of “Indebtedness” of the Borrower or any Subsidiary (other than Indebtedness among Holdings, the Borrower or any Subsidiary) that is contractually subordinated in right of payment to the Loan Document Obligations.

“Restricted Debt Payments” has the meaning set forth in Section 6.07(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or, other than as such term is used in Section 6.07, any Subsidiary (except any dividend or other distribution payable solely in Qualified Equity Interests in the Borrower or any Subsidiary), or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or, other than as such term is used in Section 6.07, any Subsidiary.

“Resulting Revolving Borrowings” has the meaning set forth in Section 2.20(e).

“Retained Excess Cash Flow Amount” means, as of any date of determination, an amount, determined on a cumulative basis, that is equal to the aggregate cumulative sum of the Excess Cash Flow that is not required to be applied as a mandatory prepayment under Section 2.10(b)(ii) (other than as a result of a reduction of any such prepayment by reason of clause (B) of, or the final proviso set forth in, Section 2.10(b)(ii)) for all fiscal years of the Borrower ending after the Effective Date (commencing with the fiscal year ending December 31, 2021) and prior to such date; provided that such amount shall not be less than zero for any such fiscal year.

“Reuters” means, as applicable, Thomson Reuters Corporation, Refinitiv, or any successor thereto.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule

2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $5,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the aggregate amount of (a) the sum of the outstanding principal amount of such Lender’s Revolving Loans at such time and (b) such Lender’s LC Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Revolving Maturity Date” means the third anniversary of the Effective Date (or, if such date is not a Business Day, the first Business Day following such date).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions (as of the date hereof, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any Person or Persons described in clause (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“SEC” means the United States Securities and Exchange Commission.

“Secured Hedging Agreement Obligations” means any and all obligations of Holdings, the Borrower or any Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Hedging Agreements permitted hereunder with a Person that is the Administrative Agent or a Lender, or an Affiliate of the Administrative Agent or a Lender, at the time it enters into such Hedging Agreement (or, in the case of any Hedging Agreement in effect on the Effective Date, with a Person that is the Administrative Agent or a Lender, or an Affiliate of the Administrative Agent or a Lender, on the Effective Date), and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Hedging Agreement; provided that such Hedging Agreement is designated to the Administrative Agent in writing by the Borrower as being a “Secured Hedging Agreement Obligation”, it being understood that such designation to the Administrative Agent may be made in respect of a master agreement that governs multiple Hedging Agreements among the parties thereto.

“Secured Obligations” has the meaning set forth in the Collateral Agreement.

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the Collateral Agreement, each Mortgage and each other security agreement or other instrument or document executed and delivered pursuant to any Loan Document to secure the Secured Obligations, in each case, solely to the extent, and for so long as, it is in effect in accordance with its terms.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m., New York City time, on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Transaction” means (a) the Transactions, (b) any Acquisition or similar Investment, whether by purchase, merger, consolidation, amalgamation or otherwise (and, in any event, including any Investment in (i) any Person if, as a result thereof, such Person became a Subsidiary, (ii) any Subsidiary the effect of which is to increase the Borrower’s or any Subsidiary’s respective equity ownership in such Subsidiary or (iii) any joint venture for the purpose of increasing the Borrower’s or any Subsidiary’s ownership interest in such joint venture), (c) any Disposition of all or substantially all of the assets or Equity Interests in any Subsidiary (or any division, line of business, product line or other business unit of the Borrower or any Subsidiary), (d) any incurrence of any Indebtedness (other than revolving Indebtedness), and the application of the proceeds thereof, and any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (other than revolving Indebtedness) and/or (e) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or after giving pro forma effect to such event; provided that any transaction referred to in clause (b) or (c) above that involves consideration of less than $5,000,000 may, in the sole discretion of the Borrower, be deemed not to constitute a Subject Transaction for purposes hereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Collateral Agreement.

“Successor Borrower” has the meaning set forth in Section 6.03(a)(i).

“Successor Holdings” has the meaning set forth in Section 6.15(d).

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit F or any other form approved by the Administrative Agent and the Borrower.

“Supported QFC” has the meaning set forth in Section 9.19(a).

“Swap Obligation” means, with respect to any Subsidiary Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means the Person named as such on the cover page of this Agreement.

“Tax Distribution” means (a) for any taxable year ending after the Effective Date for which, for U.S. federal income tax purposes, each of the Borrower and Holdings is treated as a partnership or disregarded entity, distributions or other Restricted Payments by the Borrower to Holdings in an amount not to exceed the lesser of (i) the amount necessary to allow Holdings to pay the amounts it is required to pay in respect of such taxable year as a “Tax Distribution” under the Holdings LLC Agreement (as in effect for such taxable year) and (ii) the amount that would be necessary to allow Holdings to pay what would have been required to be paid in respect of such taxable year as a “Tax Distribution” as defined in Section 5.01(c) of the Holdings LLC Agreement (as in effect on the Effective Date), and (b) for any taxable year ending after a Qualifying IPO, if any Parent Company shall be subject to a Tax Receivable Agreement with respect to such taxable year, distributions or other Restricted Payments by the Borrower to Holdings in an amount not to exceed the amount necessary to allow Holdings to pay a pro rata distribution to holders of its Equity Interests such that such Parent Company’s direct or indirect share of such distribution is equal to such Parent Company’s payment obligations under such Tax Receivable Agreement with respect to such taxable year.

“Tax Receivable Agreement” means a Tax Receivable Agreement to be entered into by Holdings and/or the Borrower in connection with a Qualifying IPO, in respect of cash savings realized (or that are deemed to be realized) as a result of, but not limited to, the following: (a) any increases in tax basis as a result of (i) any Qualifying IPO Transactions (including actual or deemed distributions by Holdings to its members related to any Qualifying IPO and any related transactions) and (ii) future exchanges of any Equity Interests in Holdings, (b) certain net operating losses attributable to periods prior to a Qualifying IPO and (c) any Tax benefits resulting from payments under the Tax Receivable Agreement being treated as additional purchase price with respect to an interest in Holdings or from any payments under the Tax Receivable Agreement being treated as imputed interest for Tax purposes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means a Tranche A Term Commitment or any other Class of Term Commitment established pursuant to Section 2.22.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Tranche A Term Loan or any other Class of Term Loans established pursuant to Section 2.21 or 2.22.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.13 that is not Term SOFR.

“Termination Date” means the first date on which (a) all Commitments have expired or terminated, (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent obligations for which no claim or demand has been made on the Borrower) have been paid in full in cash and (c) all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise, or deemed issued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and all LC Disbursements have been reimbursed.

“Test Period” means, as of any date, the then most recently ended period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, the period of four consecutive fiscal quarters of the Borrower ended June 30, 2020), or if earlier (and other than as such term is used in Sections 6.12 and 6.13 (other than for the purpose of determining compliance with the covenants set forth therein on a Pro Forma Basis as a condition to taking any action under this Agreement) or in the definition of “Applicable Rate” or with respect to the calculation of Required Excess Cash Flow Percentage), for which financial statements are internally available.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering registered under the Securities Act or Rule 144A offering or other similar private placement.

“Tranche A Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Term Commitment, as applicable. The aggregate amount of the Lenders’ Tranche A Term Commitments as of the Effective Date is $210,000,000.

“Tranche A Term Lender” means a lender with a Tranche A Term Commitment or an outstanding Tranche A Term Loan.

“Tranche A Term Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Tranche A Term Maturity Date” means the third anniversary of the Effective Date (or, if such date is not a Business Day, the first Business Day following such date).

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount and upfront fees) payable or otherwise borne by Holdings, the Borrower or any Subsidiary in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party and the creation of the Guarantees and Liens created thereby, (b) the borrowing of Loans and the issuance of Letters of Credit hereunder, (c) the Recapitalization Distribution, (d) the Existing Credit Agreement Refinancing and (e) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.K. Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment .

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Unrestricted Cash” means, on any date of determination, an amount equal to, determined as of such date for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, the sum of (a) unrestricted cash and Cash Equivalents, (b) cash and Cash Equivalents that are restricted in favor of the Secured Obligations (which may also include cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the Secured Obligations) and (c) to the extent such Indebtedness is included in Consolidated Total Funded Indebtedness, cash and Cash Equivalents that are restricted in favor of any other Indebtedness.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.19(a).

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.16(f)(ii)(B)(iii).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Equity Interests” in a Person means Equity Interests in such Person of the class or classes the holders of which are entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies of such Person.

“White Mountains” means White Mountains Insurance Group, Ltd., a company existing under the laws of Bermuda, and any of the controlled Affiliates of such Person, and funds, partnerships or other co-investment vehicles managed or advised by any of such Person or any of its controlled Affiliates, but excluding, however, any portfolio or operating company of any of the foregoing and any Person Controlled by any such portfolio or operating company (including Holdings, the Borrower and any Subsidiary).

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Loan” or “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Loan” or “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible, assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference herein or in any other Loan Document to any agreement, instrument or other document (including this Agreement, the other Loan Documents and any Organizational Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions or qualifications on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and binding interpretations promulgated or issued thereunder, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document and (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time, provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, provided further that, if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof, and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary herein, but subject to Section 1.08 hereof, all financial ratios and tests (including the Consolidated Fixed Charge Coverage Ratio, the Consolidated Total Net Leverage Ratio, Consolidated Net Income, Consolidated EBITDA or any other financial metric (including the component definitions thereof)) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs (or with respect to any Test Period to determine whether any Subject Transaction is permitted to be consummated) shall be calculated with respect to such Test Period and such Subject Transaction (including such Subject Transaction that is to be consummated) on a Pro Forma Basis. Further, if since the beginning of any Test Period and on or prior to the date of any required calculation of any financial ratio or test, any Subject Transaction has occurred, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred as of the first day of the applicable Test Period, provided that, when calculating the Consolidated Total Net Leverage Ratio for purposes of the definition of “Applicable Rate”, the Consolidated Fixed Charge Coverage Ratio for purposes of Section 6.12 or the Consolidated Total Net Leverage Ratio for purposes of Section 6.13 (other than for the purpose of determining compliance with Section 6.12 or 6.13 on a Pro Forma Basis as a condition to taking any action under this Agreement) or for purposes of calculation of Required Excess Cash Flow Percentage, the Subject Transactions that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. For purposes of determining compliance with Section 6.12 or 6.13 on a Pro Forma Basis prior to the last day of the Test Period ending on December 31, 2020, the applicable level shall be the level applicable for the Test Period ending on December 31, 2020.

SECTION 1.05. Excluded Swap Obligations. Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee by any Loan Party under any Loan Document shall include a Guarantee of any Secured Obligation that, as to such Loan Party, is an Excluded Swap Obligation and no Collateral provided by any Loan Party shall secure any Secured Obligation that, as to such Loan Party, is an Excluded Swap Obligation. In the event that any payment is made by, or any collection is realized from, any Loan Party as to which any Secured Obligations are Excluded Swap Obligations, or from any Collateral provided by such Loan Party, the proceeds thereof shall be applied to pay the Secured Obligations of such Loan Party as otherwise provided herein without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Secured Obligations or any specified portion of the Secured Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

SECTION 1.06. Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

SECTION 1.07. Currency Equivalents Generally. For purposes of any determination under Article V, Article VI (other than Sections 6.12 and 6.13 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article VII with respect to the amount of any Indebtedness, Lien, Investment, Disposition, Restricted Payment, Restricted Debt Payment, Affiliate transaction or other transaction, event or circumstance (any of the foregoing, a “specified transaction”) in a currency other than dollars, the dollar equivalent amount of a specified transaction shall be calculated based on the rate of exchange quoted for such foreign currency by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto) or such other publicly available service for displaying exchange rates as may be selected by the Borrower in its reasonable discretion, as in effect at 11:00 a.m. (London time) (or such other time as may be selected by the Borrower in its reasonable discretion) on the date of such specified transaction (or, at the election of the Borrower, such other date as shall be applicable with respect to such specified transaction pursuant to Section 1.08(a) or, in the case of the incurrence of Indebtedness, the date such Indebtedness is first committed). Notwithstanding anything to the contrary set forth herein, (a) if any Indebtedness is incurred or assumed (and, if applicable, any associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than dollars, and the relevant refinancing or replacement would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (i) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (ii) any existing commitments unutilized thereunder and (iii) additional amounts permitted to be incurred under Section 6.01 (or, if applicable, secured under Section 6.02) and (b) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction (or, if applicable, as of such other time as is applicable to such specified transaction pursuant to the immediately preceding sentence). For purposes of Sections 6.12 and 6.13 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than dollars shall be translated into dollars at the applicable currency exchange rate used by the Borrower in preparing the financial statements for the relevant Test Period and may, at the election of the Borrower, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedging Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the dollar equivalent amount of such Indebtedness. Notwithstanding anything to the contrary set forth herein, to the extent that the Borrower would not be in compliance with Section 6.12 or 6.13 if any Indebtedness denominated in a currency other than dollars were to be translated into dollars on the basis of the applicable currency exchange rate used in preparing the financial statements for the relevant Test Period, but would be in compliance with Section 6.12 or 6.13 if such Indebtedness that is denominated in a currency other than in dollars were instead translated into dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account, at the election of the Borrower, the currency translation effects, determined in accordance with GAAP, of any Hedging Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the dollar equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.12 and/or 6.13, as applicable, the Consolidated Fixed Charge Coverage Ratio and/or the Consolidated Total Net Leverage Ratio, as applicable, as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.

SECTION 1.08. Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (including any such requirement that is to be determined on a Pro Forma Basis) (i) compliance with any financial ratio or test (including Section 6.12 or 6.13, any Consolidated Fixed Charge Coverage Ratio test or any Consolidated Total Net Leverage Ratio test) and/or any cap expressed as a percentage of Consolidated EBITDA, (ii) the accuracy of any representation or warranty or (iii) the absence of any Default or Event of Default (or any type of Default or Event of Default) as a condition to the consummation of any Limited Conditionality Transaction (or, in each case, any assumption or incurrence of any Indebtedness in connection therewith, including under any Incremental Facility Agreement, or any other transaction relating thereto), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any Acquisition or other Investment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Acquisition or Investment (or, in the case of any Acquisition or Investment made pursuant to a tender or similar offer, at the time of the commencement of such offer) or (y) the consummation of such Acquisition or Investment, (2) in the case of any Disposition, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Disposition or (y) the consummation of such Disposition and (3) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect on a Pro Forma Basis to (I) the relevant Acquisition, Investment, Disposition and/or Restricted Debt Payment and (II) at the election of the Borrower, to the extent a definitive agreement with respect to such other Acquisition or Investment has been executed (or, in the case of any Acquisition or Investment made pursuant to a tender or similar offer, to the extent such offer has been commenced) or irrevocable notice with respect to such other Restricted Debt Payment has been delivered (which Acquisition, Investment or Restricted Debt Payment has not yet been consummated and with respect to which such definitive agreement, tender or similar offer or notice has not terminated or been revoked without the consummation thereof), any other Acquisition, Investment or Restricted Debt Payment (and/or any related incurrence or prepayment Indebtedness (including the intended use of proceeds thereof) and any other transactions relating thereto) that the Borrower has elected to be tested as set forth in this paragraph. For the avoidance of doubt, this Section 1.08 shall not apply to any extensions of credit under the Revolving Commitment, which such extensions of credit shall be subject to the satisfaction or waiver of the conditions set forth in Section 4.02 on the date of any such extension of credit as set forth therein.

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including Section 6.12 or 6.13, any Consolidated Fixed Charge Coverage Ratio test or any Consolidated Total Net Leverage Ratio test and/or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be (or, in each case, such other time as is applicable thereto pursuant to paragraph (a) above), and no Default or Event of Default shall be deemed to have occurred solely as a result of a subsequent change in such financial ratio or test.

(c) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (including Section 6.12 or 6.13, any Consolidated Fixed Charge Coverage Ratio test or any Consolidated Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including Section 6.12 or 6.13, any Consolidated Fixed Charge Coverage Ratio test or any Consolidated Total Net Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (even if part of the same transaction or, in the case of Indebtedness, the same tranche, as any Incurrence-Based Amounts) shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Amounts, but giving full pro forma effect to any increase in the amount of Consolidated EBITDA or Unrestricted Cash resulting from the reliance on the Fixed Amounts. It is further agreed that, in connection with the calculation of any financial ratio applicable to the Incurrence-Based Amounts, such test shall be calculated on a Pro Forma Basis for the incurrence of such Indebtedness (including any Acquisition or Investment consummated concurrently therewith and any other application of the proceeds thereof), but without netting the cash proceeds of such Indebtedness, and in the case of any such Indebtedness constituting revolving Indebtedness or delayed draw Indebtedness, assuming that such Indebtedness is fully drawn.

(d) It is understood and agreed that any Indebtedness, Lien, Investment, Disposition, Restricted Payment, Restricted Debt Payment or Affiliate transaction need not be permitted solely by reference to one clause or subclause of Section 6.01, 6.02, 6.04, 6.05, 6.07 or 6.08, respectively, but may instead be permitted in part under any combination of clauses or subclauses of such Section, all as classified or, to the extent such alternative classification would have been permitted at the time of the relevant action, reclassified by the Borrower in its sole discretion at any time and from time to time, and shall constitute a usage of any availability under such clause or subclause only to the extent so classified or reclassified thereto; provided that the credit facilities established hereunder may only be permitted under Section 6.01(a) and secured by Liens permitted pursuant to Section 6.02(a). In addition, for purposes of determining compliance at any time with Section 6.04, the Borrower may, in its sole discretion, reclassify any Investment (or a portion thereof) that was previously made as having been made under the “ratio-based” basket set forth in Section 6.04 if such Investment (or such portion thereof) would, using the figures as of the end of or for the most recently ended Test Period, be permitted under the “ratio-based” basket set forth in Section 6.04.

(e) For purposes of determining compliance with this Agreement, (i) the outstanding principal amount of any Indebtedness issued at a price that is less than the principal amount thereof shall be equal, as of any date of determination, to the principal amount thereof that would appear on a consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP and (ii) the accrual of interest, the accrual of dividends, the accretion of accreted value, the amortization of original issue discount, the payment of interest or a dividend in the form of additional Indebtedness or additional shares of Equity Interests and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall not be deemed to be an incurrence of Indebtedness and, to the extent secured, shall not be deemed to result in an increase of the obligations so secured or to be a grant of a Lien securing any such obligations.

SECTION 1.09. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up for five).

SECTION 1.10. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.11. Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Sections 2.13(b) and 2.13(c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.13(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Sections 2.13(b) or 2.13(c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.13(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make Revolving Loans to the Borrower denominated in dollars at any time and from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment and (b) to make a Tranche A Term Loan denominated in dollars to the Borrower on the Effective Date in a principal amount not exceeding such Lender’s Tranche A Term Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of the Tranche A Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply); provided further that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.14 or 2.16 with respect to such Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or the amount required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement to the contrary, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

SECTION 2.03. Requests for Borrowings.

(a) To request a Borrowing, the Borrower shall deliver to the Administrative Agent a written Borrowing Request signed by a Responsible Officer of the Borrower (i) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing; provided that (A) any such notice of a Borrowing to be made under an Incremental Facility Agreement or a Refinancing Facility Agreement may be given no later than such later time as shall be specified therefor therein and (B) any such notice of a Eurodollar Borrowing to be made on the Effective Date may be given no later than 12:00 p.m., New York City time, one Business Day before the Effective Date. Each such Borrowing Request shall be irrevocable.

(b) Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Class of such Borrowing;

(ii) the aggregate principal amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit (or to amend or extend outstanding Letters of Credit) for its own account (or, so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any Subsidiary), denominated in dollars and in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period, and each Issuing Bank agrees so to issue (or amend or extend) Letters of Credit. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (f) of this Section), to be a Letter of Credit issued hereunder. Notwithstanding anything to the contrary in any Letter of Credit, any letter of credit application or any other document entered into by the Borrower or any Subsidiary with any Issuing Bank relating to any Letter of Credit, (i) no Letter of Credit, letter of credit application or other such document shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and, to the extent inconsistent herewith, the terms thereof shall be rendered null and void (or reformed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person)), (ii) any provisions thereof purporting to grant liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (iii) in the event of any other inconsistency between the terms and conditions thereof and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit issued by any Issuing Bank will only be of a type approved for issuance hereunder by such Issuing Bank (it being understood and agreed that standby Letters of Credit shall be deemed of the type that is approved), and issuance, amendment and extension of Letters of Credit shall be subject to such Issuing Bank’s customary policies and procedures for issuance of letters of credit. An Issuing Bank shall not be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law, rule or regulation of any Governmental Authority applicable to such Issuing Bank or any request, rule, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment or extension of an outstanding Letter of Credit (other than an automatic extension permitted pursuant to paragraph (c) of this Section), the Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the requested date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended or extended only if (and upon each issuance, amendment or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the portion of the

LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the LC Commitment of such Issuing Bank (unless agreed by such Issuing Bank), (ii) no Revolving Lender will have a Revolving Exposure greater than its Revolving Commitment and (iii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment.

(c) Expiration Date. Each Letter of Credit shall by its terms expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension) or such longer period as may be agreed to between the Borrower and the Issuing Bank and (ii) unless such Letter of Credit is cash collateralized or otherwise backstopped (any such Letter of Credit being referred to as the “Backstopped Letter of Credit”), in either case on terms and pursuant to arrangements satisfactory to the applicable Issuing Bank, the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic extension provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such extension from occurring by giving notice to the beneficiary in advance of any such extension.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Revolving Lender, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit, the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended or extended (or, in the case of an automatic extension permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Administrative Agent or the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Disbursements. The applicable Issuing Bank shall, within the time allowed by applicable law or the specific terms of the applicable Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed in writing) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursements. If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice that such LC Disbursement is made; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to reimburse any LC Disbursement by the time specified above, the applicable Issuing Bank shall notify the Administrative Agent thereof, whereupon the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the amount of the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(i) or 7.01(j). The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(b) or 2.19. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the direction of the Borrower but subject to the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall, notwithstanding anything to the contrary herein or in the Security Documents, be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.19, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

(j) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, executed by the Borrower and such designated Revolving Lender, which shall set forth the LC Commitment of such Revolving Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not be required to issue any additional Letters of Credit or amend or extend any existing Letter of Credit.

(l) Issuing Bank Reports to the Administrative Agent. Each Issuing Bank agrees that such Issuing Bank shall report in writing to the Administrative Agent such information with respect to Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

(m) LC Exposure Determination. For all purposes of this Agreement, (i) the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination, and (ii) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Revolving Lender hereunder shall remain in full force and effect until the Issuing Banks and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

(n) Letters of Credit Issued for Account of Others. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, any Subsidiary, or states that any Subsidiary is the “account party”, “applicant”, “customer”, “instructing party” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all LC Disbursements thereunder, the payment of interest thereon and the payment of fees due under Section 2.11(b)) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of its Subsidiaries.

SECTION 2.05. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time (or, in the case of an ABR Revolving Borrowing, if later, the time that is four hours after the delivery of the Borrowing Request therefor or, in the case of any Borrowing made under an Incremental Facility Agreement or a Refinancing Facility Agreement, such other time as shall be specified therefor therein), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to the account designated in the relevant Borrowing Request or, in the case of ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), to the Issuing Bank specified by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.06. Interest Elections.

(a) Each Borrowing initially shall be of the Type and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall deliver to the Administrative Agent a written Interest Election Request signed by a Responsible Officer of the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurodollar Borrowing for an additional Interest Period of one month or (ii) in the case of a Revolving Borrowing, be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under Section 7.01(i) or 7.01(j) has occurred and is continuing with respect to the Borrower or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of any Class (or of such Class, as applicable) may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing of any Class (or of such Class, as applicable) shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Revolving Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Revolving Maturity Date, (ii) the Tranche A Term Commitments shall automatically terminate on the earlier of (A) immediately following the making of the Tranche A Term Loans on the Effective Date and (B) 5:00 p.m., New York City time, on the Effective Date, and (iii) each Class of Commitments established pursuant to Section 2.21 or 2.22 shall terminate at the time specified therefor in the applicable Extension Agreement or Refinancing Facility Agreement.

(b) The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of Revolving Loans in accordance with Section 2.10, (A) the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment or (B) the Revolving Exposure of any Lender would exceed its Revolving Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.09.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder (absent manifest error); provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement; provided further that, in the event of any inconsistency between the records maintained by the Administrative Agent and any Lender’s records, the records of the Administrative Agent shall govern.

(c) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Amortization of Term Loans.

(a) The Borrower shall repay Tranche A Term Borrowings on the first Business Day after the last day of each December, March, June and September, beginning with December 31, 2020 and ending with the last such day to occur prior to the Tranche A Term Maturity Date, in an aggregate principal amount for each such date equal to 1.25% of the aggregate principal amount of the Tranche A Term Loans made on the Effective Date (as such amounts may be adjusted pursuant to paragraph (d) of this Section).

(b) The Borrower shall repay Incremental Term Loans of any Class in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Class (as such amounts may be adjusted pursuant to paragraph (d) of this Section or pursuant to such Incremental Facility Agreement).

(c) To the extent not previously paid, (i) all Tranche A Term Borrowings shall be due and payable on the Tranche A Term Maturity Date, (ii) all Incremental Term Loans of any Class shall be due and payable on the maturity date established therefor in the applicable Incremental Facility Agreement and (iii) all the Term Borrowings of each Class of Term Loans established pursuant to Section 2.21 or 2.22 shall be due and payable on the maturity date established therefor in the applicable Extension Agreement or Refinancing Facility Agreement.

(d) Any prepayment of a Tranche A Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Tranche A Term Borrowings to be made pursuant to this Section as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled repayments of the Tranche A Term Borrowings in direct order of maturity); provided that (i) any prepayment of Tranche A Term Borrowings made pursuant to Section 2.10(b)(ii) shall be applied, first, to reduce in direct order of maturity the eight subsequent scheduled repayments of Tranche A Term Borrowings remaining following the date of such prepayment unless and until such repayments have been eliminated as a result of reductions hereunder and, second, to the remaining scheduled repayments of the Tranche A Term Borrowings ratably based on the amount of such scheduled repayments and (ii) any prepayment of Tranche A Term Borrowings made pursuant to Section 2.10(b)(iii), 2.10(b)(iv) or 2.22 shall be applied to reduce the subsequent scheduled repayments of the Tranche A Term Borrowings ratably based on the amount of such scheduled repayments. Any prepayment of an Incremental Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of Incremental Term Borrowings of such Class to be made pursuant to this Section as shall be specified in the applicable Incremental Facility Agreement. Any prepayment of any Class of Term Loans established pursuant to Section 2.21 or 2.22 shall be applied to reduce the subsequent scheduled repayments of the Loans of such Class to be made pursuant to this Section as shall be specified in the applicable Extension Agreement or Refinancing Facility Agreement.

(e) Prior to any repayment of any Term Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent (which may be by telephone) (confirmed promptly by delivery of a written notice signed by the Borrower) of such selection not later than 12:00 p.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amounts repaid.

SECTION 2.10. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but, if applicable, subject to Section 2.15), subject to the requirements of this Section.

(b) (i) In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.04(i)) in an aggregate amount equal to such excess.

(ii) No later than the 10th Business Day after the date on which the financial statements with respect to each fiscal year of the Borrower are required to be delivered pursuant to Section 5.01(a), commencing with the fiscal year of the Borrower ending December 31, 2021, the Borrower shall prepay Term Borrowings in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (A) the Required Excess Cash Flow Percentage of the Excess Cash Flow for such fiscal year, minus, at the option of the Borrower, (B) the aggregate principal amount of any voluntary prepayment of Term Borrowings and, to the extent accompanied by a permanent reduction in the Revolving Commitments, Revolving Borrowings made by the Borrower pursuant to paragraph (a) of this Section during such fiscal year or after such fiscal year and prior to the date of prepayment, excluding any such prepayments to the extent financed with the proceeds of Long-Term Indebtedness (other than revolving Indebtedness) of the Borrower or any Subsidiary and excluding any such prepayment made during such fiscal year to the extent that it reduced the amount required to be prepaid pursuant to this Section 2.10(b)(ii) in the prior fiscal year; provided that no prepayment under this Section 2.10(b)(ii) shall be required unless the ECF Prepayment Amount would exceed $500,000.

(iii) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event described in clause (a) or (b) of the definition of such term, in each case, in excess of $2,500,000 in any fiscal year, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay Term Borrowings in an amount equal to 100% of the Net Proceeds in excess of such threshold; provided that, in each case, if the Borrower shall deliver, prior to the date of the required prepayment, to the Administrative Agent a certificate of a Responsible Officer of the Borrower to the effect that the Borrower intends to cause such Net Proceeds from such Prepayment Event (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Net Proceeds from such Prepayment Event to reinvest in assets used or useful in the business of the Borrower or the Subsidiaries (other than cash or Cash Equivalents, but including any reinvestment in the form of a Permitted Acquisition (or any other Acquisition of or Investment in any Person that becomes a Subsidiary as a result of such Investment permitted hereunder)), and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds from such Prepayment Event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365-day period (or within a period of 180 days thereafter if by the end of such initial 365-day period the Borrower or one or more Subsidiaries shall have entered into an agreement with a third party to acquire such assets, or to consummate such Permitted Acquisition or other Acquisition or Investment, with such Net Proceeds), at which time a prepayment shall be required promptly (and in any event no later than the 10th Business Day after the expiration of the applicable period) in an amount equal to any such Net Proceeds that have not been so applied.

(iv) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event described in clause (c) of the definition of such term, the Borrower shall, within one Business Day after such Net Proceeds are received, prepay Term Borrowings in an amount equal to such Net Proceeds.

(c) Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall, subject to the next sentence, specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (d) of this Section. In the event of any prepayment of Term Borrowings pursuant to Section 2.10(b) made at a time when Term Borrowings of more than one Class are outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Borrowings pro rata based on the aggregate principal amounts of outstanding Borrowings of each such Class; provided that the amounts so allocable to Term Loans of any Class other than the Tranche A Term Loans may be applied to other Term Borrowings as provided in the applicable Incremental Facility Agreement, Extension Agreement or Refinancing Facility Agreement.

(d) The Borrower shall notify the Administrative Agent, which may be by telephone (confirmed promptly by delivery of a written notice), of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of prepayment (or, in each case, such later time as to which the Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the unused Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the 15th Business Day following such last day and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Revolving Lender, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof that is attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate as separately agreed by the Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof that is attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the 15th Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate, and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to any Issuing Bank) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan, any LC Disbursement or any fee payable by the Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan or unreimbursed LC Disbursement, 2% per annum plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or in Section 2.04(h) or (ii) in the case of any overdue fee or interest, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest.

(a) Subject to paragraphs (b), (c), (d), (e), (f) and (g) of this Section, if prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (including because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders of such Class as promptly as practicable and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (A) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (B) any Borrowing Request for a Eurodollar Borrowing of such Class shall be treated as a request for an ABR Borrowing.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this paragraph (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent, the Borrower or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Any Lender, Issuing Bank or other Recipient requesting compensation under this Section 2.14 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender, Issuing Bank or other Recipient or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender, Issuing Bank or other Recipient is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Eurodollar Loan on a date specified therefor in any notice of prepayment given by the Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the actual out-of-pocket loss, cost and expense incurred by such Lender that is attributable to such event, it being understood that such loss, cost or expense shall exclude any interest rate floor, any loss of anticipated profit and all administrative, processing or similar fees. Any Lender requesting compensation under this Section shall be required to deliver a certificate to the Borrower that sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.16. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received, with respect to this Agreement, had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay (without duplication of any amounts paid under Section 2.16(a)) to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. After a Recipient learns of the imposition of Indemnified Taxes or Other Taxes, such Recipient shall deliver a certificate to the Loan Parties setting forth, in reasonable detail, the basis and amount of the relevant payment or liability, which shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(f)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (in cash or applied as an offset against another cash Tax liability of such party) of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Defined Terms. For purposes of this Section 2.16, the term “Lender” shall include any Issuing Bank and the term “applicable law” includes FATCA.

(i) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank shall be so made, payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements,

interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties (or as required in Section 5.2 of the Collateral Agreement if such Section then applies).

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including Sections 2.18(b), 2.19 and 2.20, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Person that is an Eligible Assignee (as such term is defined from time to time). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent or any Issuing Bank, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future payment obligations of such Lender hereunder to or for the account of the Administrative Agent or any Issuing Bank, in each case in such order as shall be determined by the Administrative Agent in its discretion.

(f) In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any Compliance Certificate delivered under Section 5.01(c), shall prove to have been materially inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Consolidated Total Net Leverage Ratio), then, if such inaccuracy is discovered prior to the Termination Date, the Borrower shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender or Issuing Bank requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or Issuing Bank or to any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.16, then such Lender or Issuing Bank shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending or issuing office for funding, booking or issuing its Loans or Letters of Credit hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate all the Commitments of such Lender and repay all the outstanding Loans of such Lender (or terminate the Commitment of such Lender of a particular Class and repay all the outstanding Loans of such Lender of such Class), in each case, without any obligation to terminate any Commitment or prepay any Loan of any other Lender, provided that (1) such Lender shall have received payment of an amount equal to accrued interest on such Loans, accrued fees in respect of such Commitments, participations in LC Disbursements (if applicable) and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) and (2) if, after giving effect to such termination and repayment, the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, then the Borrower shall prepay one or more Revolving Borrowings (and, if no Revolving Borrowings are outstanding, deposit cash collateral as required pursuant to Section 2.10(b)(i)) in an amount necessary to eliminate such excess, or (B) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions and consent requirements contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16) and obligations under this Agreement and the other Loan Documents (or all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (1) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (2) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment and delegation will result in a reduction in such compensation or payments, (3) such assignment and delegation does not conflict with applicable law and (4) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the applicable Eligible Assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitments, Term Loans and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, a Majority in Interest of any Class or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders directly and adversely affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with Section 2.04(i); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the

Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.04(i); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Revolving Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans are held by the Revolving Lenders in accordance with their Applicable Percentages and funded and unfunded participations are held in accordance with their Applicable Percentages, in each case, without giving effect to Section 2.19(d); it being agreed that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(d) if any LC Exposure exists at the time such Lender (if a Revolving Lender) becomes a Defaulting Lender then:

(i) the LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.04(d) and 2.04(f)) shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent that (A) the sum of all Non-Defaulting Revolving Lenders’ Revolving Exposures after giving effect to such reallocation would not exceed the sum of all Non-Defaulting Revolving Lenders’ Revolving Commitments and (B) after giving effect to any such reallocation, no Non-Defaulting Revolving Lender’s Revolving Exposure would exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the relevant Issuing Banks the portion of such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated in accordance with the procedures set forth in Section 2.04(i) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such portion of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender (if a Revolving Lender) is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or extend any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.19(c), and participating interests in any such issued, amended or extended Letter of Credit will be allocated among the Non-Defaulting Revolving Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower and, in the case of any Defaulting Lender that is a Revolving Lender, each Issuing Bank agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall cease to be a Defaulting Lender and, if such Defaulting Lender is a Revolving Lender, the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Applicable Percentage. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (a) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender (and such Lender shall not be entitled to receive any commitment fees or participation fees that were not paid to it during the period it was a Defaulting Lender in accordance with the foregoing provisions), (b) all waivers, amendments and modifications effected without its consent in accordance with the provisions of this Section 2.19 and Section 9.02 during the period it was a Defaulting Lender shall be binding on it and (c) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.20. Incremental Facilities.

(a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, request (i) the establishment, during the Revolving Availability Period, of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Commitments, provided that (A) the aggregate amount of all the Incremental Commitments established hereunder shall not exceed $50,000,000 during the term of this Agreement and (B) any Incremental Commitments established hereunder shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, in each case, such lesser amount as shall be the remaining portion of the maximum Incremental Commitments permitted to be established pursuant to clause (A) or to which the Administrative Agent may reasonably agree). Each such notice shall specify (x) the date on which the Borrower proposes that the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, shall be effective and (y) the amount of the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, requested to be established (it being agreed that (1) any Lender approached to provide any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment and (2) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be approved by the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, each Issuing Bank (each such approval not to be unreasonably withheld, delayed or conditioned) solely if such approval would be required under Section 9.04(b) for an assignment of Loans of the applicable Class to such Incremental Lender).

(b) The terms and conditions of any Incremental Revolving Commitment and the Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans; provided that, if the Borrower determines to increase the interest rate or fees payable in respect of Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Revolving Commitments or Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, as the case may be; provided further that the Borrower, at its election, may pay upfront or closing fees with respect to Incremental Revolving Commitments without paying such fees with respect to the other Revolving Commitments. The terms and conditions of any Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the Tranche A Term Commitments and the Tranche A Term Loans; provided that (i) the final scheduled maturity date of any Incremental Term Loans shall not be earlier than the latest Maturity Date with respect to any Class of Term Loans in effect on the date of incurrence of such Incremental Term Loans, (ii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the longest remaining weighted average life to maturity of any Class of Term Loans outstanding on the date of incurrence of such Incremental Term Loans (determined without giving effect to any prepayment thereof that would otherwise modify such weighted average life to maturity), it being understood that, subject to this clause (ii), the amortization schedule applicable to (and the effect thereon of any prepayments of) any Incremental Term Loans shall be determined by the Borrower and the applicable Incremental Term Lenders, (iii) Incremental Term Loans may participate in any mandatory prepayments hereunder on a pro rata basis (or on a basis that is less than pro rata) with the other Term Loans, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the other Term Loans, (iv) any Incremental Term Loans thereunder shall rank pari passu in right of payment, and shall be secured by the Collateral on an equal and ratable basis, with the other Loans, and shall be extensions of credit to the Borrower that are Guaranteed only by the Loan Parties, and (v) except for the terms referred to above and subject to paragraph (c) of this Section and except with respect to “effective yield” and components thereof, fees, prepayment terms (including any restrictions thereon), premiums, escrow provisions and except as otherwise permitted herein, (A) the terms of any Incremental Term Loans shall not be materially more restrictive (when taken as a whole and as determined by the Borrower) on the Borrower and its Subsidiaries than those applicable to the Tranche A Term Loans (except to the extent such terms are applicable only to periods after the Tranche A Term Maturity Date) or (B) any terms of such Incremental Term Loans that are more favorable to the Incremental Lenders thereof than those contained in this Agreement and the other Loan Documents are then conformed (or added) to this Agreement or the applicable other Loan Documents for the benefit of all the Lenders. In the event any Incremental Term Loans have (or, in the case of any Incremental Term Loans the proceeds of which are subject to escrow, upon the release of such proceeds will have) the same terms as any existing Class of Term Loans then outstanding or any Term Loans then substantially concurrently established under Section 2.21 or 2.22 (in each case, disregarding any differences in original issue discount or upfront fees or scheduled amortization if not affecting, or is required to preserve, the fungibility thereof for U.S. federal income tax purposes), such Incremental Term Loans may, at the election of the Borrower, be treated as a single Class with such outstanding Term Loans or such other Term Loans, and the scheduled amortization installments set forth in Section 2.09 with respect to any such Class of Term Loans may be increased to reflect scheduled amortization of such Incremental Term Loans.

(c) The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) subject to Sections 1.08 and 2.20(h), on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date), no Default shall have occurred and be continuing or would result therefrom, (ii) subject to Section 2.20(h), on the date of effectiveness thereof and after giving effect to the making of Loans and issuance of Letters of Credit thereunder to be made on such date and the use of proceeds thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) subject to Section 1.08, after giving effect to such Incremental Commitments (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date, but without netting the cash proceeds thereof in the calculation of the Consolidated Total Net Leverage Ratio), and any related transaction, on a Pro Forma Basis, the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 (in each case, calculated as of the last day of or for the Test Period then most recently ended), (iv) the Borrower shall have delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other closing documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 4.01 on the Effective Date) by the Administrative Agent in connection with any such transaction and (v) to the extent required to be paid pursuant to agreements entered into by the Borrower and the applicable Incremental Lenders or arrangers in respect of any Incremental Commitments, the Borrower shall have paid any applicable upfront, arrangement or similar closing fees due and payable on the date of effectiveness of such Incremental Commitments. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section, including any amendments necessary to establish new Classes of Loans and/or Commitments hereunder (including for purposes of prepayments and voting (it being agreed that such new Class of Loans and Commitments may be included in the definitions of “Majority in Interest” and “Required Lenders” and may be afforded class voting rights requiring the consent of Lenders under such Class in addition to any other consent of Lenders that might otherwise be required under Section 9.02)) or to reflect an increase in any existing Class of Loans and/or Commitments and any technical amendments relating thereto (including to enable such new Class of Loans or Commitments to be extended or modified under Section 2.21 or refinanced under Section 2.22). The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form or substance of any Incremental Facility Agreement, will not be unreasonably withheld, delayed or conditioned.

(d) Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposures and the Applicable Percentages of all the Revolving Lenders shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Revolving Commitments, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Incremental Revolving Commitments shall be deemed to be repaid, (ii) each Incremental Revolving Lender that shall have had a Revolving Commitment prior to the effectiveness of such Incremental Revolving Commitments shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments), multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Commitments), multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, (iii) each Incremental Revolving Lender that shall not have had a Revolving Commitment prior to the effectiveness of such Incremental Revolving Commitments shall pay to the Administrative Agent in same day funds an amount equal to the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments), multiplied by (2) the aggregate amount of the Resulting

Revolving Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Revolving Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Commitments), multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, and (B) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments), multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (v) after the effectiveness of such Incremental Revolving Commitments, the Borrower shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate amount equal to the aggregate amount of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03 (and the Borrower shall deliver such Borrowing Request), (vi) each Revolving Lender shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) and (vii) the Borrower shall pay each Revolving Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings. The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.15 if the date of the effectiveness of such Incremental Revolving Commitments occurs other than on the last day of the Interest Period relating thereto.

(f) Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Class shall make a Loan of such Class to the Borrower in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.

(g) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.20(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.20(e).

(h) Notwithstanding anything to the contrary in this Section 2.20 or in any other provision of any Loan Document, if any Incremental Term Commitments are to be established in connection with a Limited Conditionality Transaction (including in connection with any repayment or incurrence of Indebtedness in connection therewith) and the Incremental Lenders providing such Incremental Term Commitments so agree, the conditions to effectiveness of such Incremental Term Commitments set forth in Sections 2.20(c)(i) and 2.20(c)(ii) may be modified as agreed by the Borrower and such Incremental Lenders to limit such conditions to customary “SunGard” or “certain funds” conditionality.

SECTION 2.21. Extension/Modification Offers.

(a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension/Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such an Extension/Modification Offer being referred to as an “Extension/Modification Request Class”), on the same terms and conditions, and on a pro rata basis, to each Lender within any Extension/Modification Request Class, to make one or more Extension/Modification Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension/Modification Permitted Amendment and (ii) the date on which such Extension/Modification Permitted Amendment is requested to become effective. Extension/Modification Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Extension/Modification Request Class that accept the applicable Extension/Modification Offer (such Lenders, the “Extending/Modifying Lenders”) and, in the case of any Extending/Modifying Lender, only with respect to such Lender’s Loans and Commitments of such Extension/Modification Request Class as to which such Lender’s acceptance has been made. Any Extended/Modified Loans or Extended/Modified Commitments shall constitute a separate Class of Loans or Commitments from the Extension/Modification Request Class from which they were converted and, in the event any Extended/Modified Term Loans have the same terms as any existing Class of Term Loans then outstanding or any Term Loans then substantially concurrently established under this Section 2.21 or Section 2.20 or 2.22 (in each case, disregarding any differences in original issue discount or upfront fees or scheduled amortization if not affecting, or is required to preserve, the fungibility thereof for U.S. federal income tax purposes), such Extended/Modified Term Loans may, at the election of the Borrower, be treated as a single Class with such outstanding Term Loans or such other Term Loans, and the scheduled amortization installments set forth in Section 2.09 with respect to any such Class of Term Loans may be increased to reflect scheduled amortization of such Extended/Modified Term Loans. The Extension/Modification Offer shall not be required to be in any minimum amount or any minimum increment, provided that the Borrower may, at its option and subject to its right to waive any such condition in its sole discretion, specify as a condition to the effectiveness of any Extension/Modification Permitted Amendment that a minimum amount, as specified in the Extension/Modification Offer, of Loans and Commitments of the Extension/Modification Request Class be extended. The Borrower may amend, revoke or replace any Extension/Modification Offer at any time prior to the effectiveness of the applicable Extension/Modification Agreement.

(b) An Extension/Modification Permitted Amendment shall be effected pursuant to an Extension/Modification Agreement executed and delivered by the Borrower, each applicable Extending/Modifying Lender and the Administrative Agent; provided that no Extension/Modification Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other closing documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 4.01 on the Effective Date) by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension/Modification Agreement. Each Extension/Modification Agreement may, without the consent of any Lender other than the applicable Extending/Modifying Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.21, including (i) a reduction to the scheduled amortization installments set forth in Section 2.09 with respect to the Term Loans of the Extension/Modification Request Class to reflect the treatment of the Extended/Modified Loans as a new Class of Term Loans and (ii) any amendments necessary to treat the applicable Loans and/or Commitments of the Extending/Modifying Lenders as a new Class of Loans and/or Commitments hereunder (including for purposes of prepayments and voting (it being agreed that such new Class of Loans may be included in the definitions of “Majority in Interest” and “Required Lenders” and may be afforded class voting rights requiring the consent of Lenders under such Class in addition to any other consent of Lenders that might otherwise be required under Section 9.02)) and to reflect an increase in any existing Class of Loans and/or Commitments and any technical amendments relating thereto (including to enable such new Class of Loans to be extended under this Section 2.21 or refinanced under Section 2.22); provided that, in the case of any Extension/Modification Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Bank, (A) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the Commitments of such new Class and the remaining Revolving Commitments shall be made on a ratable basis as between the Commitments of such new Class and the remaining Revolving Commitments (and the applicable Extension/Modification Agreement shall contain reallocation and cash collateralization provisions, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, with respect to Letters of Credit outstanding on the Revolving Maturity Date) and (B) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit of any Issuing Bank, may not be extended without the prior written consent of such Issuing Bank. The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Extension/Modification Agreement, will not be unreasonably withheld, delayed or conditioned.

SECTION 2.22. Refinancing Facilities.

(a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of (i) one or more additional Classes of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Revolving Lender”) will make revolving loans to the Borrower (“Refinancing Revolving Loans”) and, if applicable under such Class, acquire participations in the Letters of Credit and all the then existing Revolving Commitments will be refinanced in full or (ii) one or more additional Classes of term loan commitments (the “Refinancing Term Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower (the “Refinancing Term Loans”). Each such notice shall specify (A) the date on which the Borrower proposes that the Refinancing Revolving Commitments or the Refinancing Term Commitments, as applicable, shall be effective and (B) the amount of the Refinancing Revolving Commitments or the Refinancing Term Commitments, as applicable, requested to be established (it being agreed that (x) any Lender approached to provide any Refinancing Commitment may elect or decline, in its sole discretion, to provide such Refinancing Commitment and (y) any Person that the Borrower proposes to be a Refinancing Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be approved by the Administrative Agent and, in the case of any proposed Refinancing Revolving Lender if such Lender is to acquire participations in the Letters of Credit, each Issuing Bank (each such approval not to be unreasonably withheld, conditioned or delayed) solely if such approval would be required under Section 9.04(b) for an assignment of Loans or Commitments of the applicable Class to such Refinancing Lender).

(b) The terms and conditions of any Refinancing Commitments and the Refinancing Loans and other extensions of credit to be made thereunder shall be as determined by the Borrower and the applicable Refinancing Lenders and set forth in the applicable Refinancing Facility Agreement; provided that an Issuing Bank shall not be required to issue, amend or extend any Letter of Credit under any Refinancing Revolving Commitments unless such Issuing Bank shall have consented to act in such capacity under the Refinancing Revolving Commitments; provided further that (i) the stated termination date applicable to the Refinancing Revolving Commitments of any Class and the final scheduled maturity of the Refinancing Loans of any Class shall not be earlier than the Maturity Date applicable to the Class of Commitments or Loans being refinanced, (ii) in the case of any Refinancing Term Loans, the weighted average life to maturity of any Refinancing Term Loans shall be no shorter than the remaining weighted average life to maturity of the Class of Term Loans being refinanced, it being understood that, subject to this clause (ii), the amortization schedule applicable to (and the effect thereon of any prepayments of) any Refinancing Term Loans shall be determined by the Borrower and the applicable Refinancing Lenders, (iii) any Refinancing Term Loans may participate in any mandatory prepayments hereunder on a pro rata basis (or on a basis that is less than pro rata) with the other Term Loans, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the other Term Loans, (iv) any Refinancing Commitments and Refinancing Loans and other extensions of credit made thereunder shall rank pari passu in right of payment, and shall be secured by the Collateral on an equal and ratable basis, with the other Loans and Commitments hereunder, and shall be extensions of credit to the Borrower that are Guaranteed only by the Loan Parties, and (v) except for the terms referred to above and subject to paragraph (c) of this Section and except with respect to “effective yield” and components thereof, fees, prepayment terms (including any restrictions thereon), premiums, escrow provisions and except as otherwise permitted herein, to the extent the terms of the Refinancing Commitments or Refinancing Loans are not consistent with those of the Class of Commitments or Loans being refinanced, such differences shall be reasonably acceptable to the Administrative Agent (except for terms benefitting the Refinancing Lenders (A) where this Agreement is amended to include such beneficial terms for the benefit of all Lenders or (B) applicable only to periods after the latest Maturity Date in effect as of the date of establishment or incurrence of such Refinancing Commitments or Refinancing Loans); provided further that the foregoing requirements shall not apply if, at the time of the establishment or incurrence of such Refinancing Revolving Commitments or Refinancing Term Loans, as the case may be, and after giving effect to the application of the proceeds thereof, such Refinancing Revolving Commitments or Refinancing Term Loans shall be the sole Class of Commitments or Term Loans, as the case may be, outstanding under this Agreement. In the event any Refinancing Term Loans have the same terms as any existing Class of Term Loans then outstanding or any Term Loans then substantially concurrently established pursuant to Section 2.20 or 2.21 or this Section 2.22 (in each case, disregarding any differences in original issue discount or upfront fees or scheduled amortization if not affecting, or is required to preserve, the fungibility thereof for U.S. federal income tax purposes), such Refinancing Term Loans may, at the election of the Borrower, be treated as a single Class with such outstanding Term Loans or such other Term Loans, and the scheduled amortization installments set forth in Section 2.09 with respect to any such Class of Term Loans may be increased to reflect scheduled amortization of such Refinancing Term Loans.

(c) The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Lender providing such Refinancing Commitments, the Administrative Agent and, in the case of Refinancing Revolving Commitments, as applicable, each Issuing Bank; provided that no Refinancing Commitments shall become effective unless (i) the Borrower shall have delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other closing documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 4.01 on the Effective Date) by the Administrative Agent in connection therewith, (ii) in the case of any Refinancing Revolving Commitments, substantially concurrently with the effectiveness thereof, all the Revolving Commitments then in effect shall be terminated and the Borrower shall make any prepayment or deposit required to be made under Section 2.10(b)(i) as a result thereof and shall pay all interest on the amounts prepaid and all fees accrued on the Revolving Commitments (it being understood, however, that any Letters of Credit may continue to be outstanding under the Refinancing Revolving Commitments, in each case on terms agreed by each applicable Issuing Bank and specified in the applicable Refinancing Facility Agreement) and (iii) in the case of any Refinancing Term Commitments, (A) substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Borrowings, any original issue discount or upfront fees applicable to such Refinancing Term Loans and any reasonable fees, premium and expenses relating to such refinancing) and (B) any such prepayment of Term Borrowings of any Class shall be applied to reduce the subsequent amortization installments to be made pursuant to Section 2.09 with respect to Term Borrowings of such Class on a pro rata basis (in accordance with the principal amounts of such installments) and, in the case of a prepayment of Eurodollar Term Borrowings, shall be subject to Section 2.15. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new Class of Commitments and/or Loans hereunder (including for purposes of prepayments and voting (it being agreed that such new Class of Commitments and Loans may be included in the definitions of “Majority in Interest” and “Required Lenders” and may be afforded class voting rights requiring the consent of Lenders under such Class in addition to any other consent of Lenders that might otherwise be required under Section 9.02)) or to reflect an increase in any existing Class of Commitments and/or Loans and any technical amendments relating thereto (including to enable such new Class of Commitments and/or Loans to be extended under Section 2.21 or refinanced under this Section 2.22). The Administrative Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form or substance of any Refinancing Facility Agreement, will not be unreasonably withheld, delayed or conditioned.

(d) Upon the effectiveness of a Refinancing Commitment of any Refinancing Lender, such Refinancing Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents.

(e) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.22(a) and of the effectiveness of any Refinancing Commitments, in each case advising the Lenders of the details thereof.

ARTICLE III

Representations and Warranties

On the dates and to the extent required pursuant to Section 4.01 or 4.02, as applicable, each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Powers. Each of Holdings, the Borrower and the Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business, and is in good standing

(to the extent such concept exists in the relevant jurisdiction), in every jurisdiction where the ownership, lease or operation of its properties or the conduct of its business requires such qualification, except, in the case of each clause referred to above (other than clause (a)(i) with respect to the Borrower), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The execution, delivery and performance of each Loan Document by each Loan Party that is a party thereto are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or the applicable Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts. The execution, delivery and performance of each Loan Document by each Loan Party that is a party thereto (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate any law applicable to such Loan Party, including any order of any Governmental Authority, except to the extent any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the Organizational Documents of such Loan Party, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any of its Subsidiaries, or any of its assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any of its Subsidiaries, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except to the extent that the foregoing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (e) except for Liens created under the Security Documents, will not result in the creation or imposition of any Lien (other than any Lien permitted under Section 6.02) on any asset of Holdings, the Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Effect.

(a) The Borrower has heretofore furnished to the Lenders copies of (i) the consolidated balance sheet of the Borrower as of December 31, 2019 and the related consolidated statements of operations, changes in members’ equity and cash flows of the Borrower for the fiscal year then ended, together with a report thereon of PricewaterhouseCoopers LLP, and (ii) the unaudited consolidated balance sheet of the Borrower as of June 30, 2020, and the related unaudited consolidated statements of operations for the fiscal quarter and the then elapsed portion of the fiscal year then ended and the related statement of cash flows for the then elapsed portion of the fiscal year. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of the dates and for the periods covered thereby in accordance with GAAP, subject, in the case of the quarterly financial statements referred to in clause (ii), to normal year-end audit adjustments and the absence of certain footnotes.

(b) Since December 31, 2019, there has been no event or condition that has resulted, or would reasonably be expected to result, in a material adverse change in the business, assets, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties.

(a) The Borrower and each Subsidiary has good title to, or valid leasehold interests in, or easements or other limited property interests in, all its property, in each case, except (i) for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and Liens permitted by Section 6.02 or (ii) where the failure to have such title, rights or interests, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Borrower and each Subsidiary owns, or is licensed or otherwise has the right to use, all patents, trademarks, copyrights, other rights in works of authorship (including all copyrights embodied in software), licenses, technology, software, domain names and other intellectual property rights (“IP Rights”) necessary for the conduct of its business as currently conducted, and without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of any other Person, except to the extent the failure to own or license or have rights to use any of such IP Rights, or any such infringement or misappropriation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary that (i) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) question the validity or enforceability of any Loan Documents.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.

SECTION 3.07. Compliance with Laws; No Default; Anti-Corruption Laws and Sanctions.

(a) Each of Holdings, the Borrower and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b) Holdings and the Borrower have implemented and maintain in effect policies and procedures designed to promote compliance by Holdings, the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable

Sanctions. Each of Holdings, the Borrower and the Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) Holdings, the Borrower or any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of Holdings, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.

(c) None of Holdings, the Borrower or any Subsidiary will use the proceeds of any Loan or any Letter of Credit in a manner that violates applicable Anti-Corruption Laws or applicable Sanctions.

SECTION 3.08. Investment Company Status. None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of Holdings, the Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Subsidiaries. Schedule 3.11 sets forth, as of the Effective Date, the name, type of entity and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Holdings, the Borrower or any Subsidiary in each Subsidiary in which Holdings, the Borrower or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary.

SECTION 3.12. Insurance. Schedule 3.12 sets forth a description of all material property, casualty and general liability insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries as of the Effective Date.

SECTION 3.13. Solvency. As of the Effective Date, on a Pro Forma Basis immediately after giving effect to the incurrence of Loans on the Effective Date, the Recapitalization Distribution and the consummation of the other Transactions to be consummated on the Effective Date, (a) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the fair saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole; (b) the present fair saleable value of the assets (on a going concern basis) of Holdings and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of Holdings and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (c) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the Effective Date; and (d) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debts as they become absolute and mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

SECTION 3.14. Disclosure. All written information (other than any projections, other forward-looking information, general economic or industry-specific information and all third party memos or reports) furnished by or on behalf of Holdings, the Borrower or any Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document on or prior to the Effective Date or furnished hereunder or thereunder, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time); provided that, with respect to any projections, Holdings and the Borrower represent only that such information has been prepared in good faith based upon estimates and assumptions that were believed by Holdings and the Borrower to be reasonable at the time made and are believed by Holdings and the Borrower to be reasonable on the Effective Date, it being understood and agreed that such projections by their nature are inherently uncertain and are not a guarantee of financial or other performance, the results reflected therein may not be achieved and actual results may differ therefrom and such differences may be material.

SECTION 3.15. Collateral Matters.

(a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person except for rights secured by Liens permitted under Section 6.02 that have priority as a matter of law, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

(b) Each Security Document, other than any Security Document referred to in paragraph (a) of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

SECTION 3.16. Federal Reserve Regulations. None of Holdings, the Borrower or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that results in a violation of Regulation U of the Board of Governors.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The effectiveness of this Agreement and of the obligations of each Tranche A Term Lender to make the Tranche A Term Loans, of each Revolving Lender to make Revolving Loans and of each Issuing Bank to issue Letters of Credit hereunder are subject solely to the satisfaction of the following conditions precedent (or waiver of such conditions precedent in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each Loan Party thereto a counterpart of this Agreement and the Collateral Agreement signed on behalf of such Loan Party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by facsimile or by email as a “.pdf” or “.tif” attachment that reproduces an image of an actual executed signature page).

(b) The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of each of (i) Cravath, Swaine & Moore LLP, in its capacity as special New York counsel for the Loan Parties, and (ii) Richards Layton & Finger, PA, in its capacity as special Delaware counsel for Holdings and the Borrower, in each case, with respect to the Loan Documents executed on the Effective Date.

(c) The Administrative Agent shall have received (i) a customary certificate of each Loan Party, each dated the Effective Date and executed by a secretary, assistant secretary or other officer with comparable duties, which shall (A) certify that (1) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization (or equivalent) of such Loan Party certified by the relevant authority of its jurisdiction of organization, (2) the certificate or articles of incorporation, formation or organization (or equivalent) of such Loan Party attached thereto have not been amended (except as attached thereto) since the date reflected thereon, (3) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Effective Date, and such by-laws or operating, management, partnership or similar agreement are in full force and effect as of the Effective Date and (4) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Effective Date and (ii) a good standing (or equivalent) certificate as of a recent date for each Loan Party from the relevant authority of its jurisdiction of organization (to the extent such concept exists in such jurisdiction).

(d) The Administrative Agent shall have received a customary closing certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, certifying as to the satisfaction of the conditions set forth in Sections 4.02(a) and 4.02(b).

(e) The Administrative Agent shall have received a certificate in substantially the form of Exhibit H from the chief financial officer (or other Responsible Officer with reasonably equivalent responsibilities) of Holdings dated as of the Effective Date and certifying as to the matters set forth therein.

(f) The Collateral and Guarantee Requirement shall have been satisfied. The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and executed by a Responsible Officer of each of Holdings and the Borrower, together with the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search.

(g) Prior to or substantially concurrently with the funding of the Tranche A Term Loans on the Effective Date, the Existing Credit Agreement Refinancing shall occur, and the Administrative Agent shall have received customary evidence thereof.

(h) The Arrangers shall have received copies of the financial statements referred to in Section 3.04(a) (it being acknowledged by the Arrangers that they have previously received such financial statements).

(i) Prior to or substantially concurrently with the funding of the Tranche A Term Loans on the Effective Date, the Administrative Agent and the Arrangers shall have received all fees and reimbursement of all reasonable out-of-pocket expenses (including reasonable legal fees and expenses), in each case, required to be paid or reimbursed by the Borrower on the Effective Date pursuant to the Engagement Letter, the Fee Letters or this Agreement and for which invoices in reasonable detail have been presented at least three Business Days prior to the Effective Date or such later date to which the Borrower may agree, which amounts may be offset against the proceeds of the Tranche A Term Loans.

(j) The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least 10 days prior to the Effective Date by the Administrative Agent (on behalf of itself and the Lenders) and that the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. No later than three Business Days prior to the Effective Date, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to the Borrower.

The Administrative Agent shall notify Holdings, the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Tranche A Term Lenders to make Tranche A Term Loans, of the Revolving Lenders to make Revolving Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on September 23, 2020 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan), and of each Issuing Bank to issue, amend to increase the amount thereof or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

On the date of any Borrowing (other than any conversion or continuation of any Loan) or the issuance, amendment to increase the amount thereof or extension of any Letter of Credit, the Borrower shall be deemed to have represented and warranted that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment or extension of such Letter of Credit, as applicable, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01 or 2.04(b). Notwithstanding the foregoing, the conditions set forth in this Section 4.02 shall not apply to (i) any Incremental Term Loan made in connection with any Limited Conditionality Transaction (including in connection with any repayment or incurrence of Indebtedness in connection therewith) and/or (ii) any extension of credit under any Extension/Modification Agreement or Refinancing Agreement unless, in each case, the Lenders in respect thereof have required satisfaction of the same in the applicable Extension/Modification Agreement or Refinancing Agreement, as applicable.

ARTICLE V

Affirmative Covenants

Until the Termination Date, each of Holdings (solely with respect to Sections 5.04, 5.05, 5.09, 5.10 and 5.11) and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) within 120 days (or (i) prior to a Qualifying IPO, if the Borrower or any of its consolidated Subsidiaries shall have consummated any Material Acquisition during such fiscal year, then, with respect to such fiscal year, within 150 days or (ii) following a Qualifying IPO, within 90 days) after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2020, the consolidated balance sheet of the Borrower as of the end of such fiscal year and the related consolidated statements of operations, changes in members’ equity and cash flows of the Borrower for such fiscal year, setting forth in each case in comparative form the corresponding figures for the prior fiscal year, together with a report thereon of PricewaterhouseCoopers LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification, exception or emphasis (except for any such qualification pertaining to (A) the maturity of any Indebtedness occurring within 12 months of the relevant audit or (B) any breach or anticipated breach of any financial covenant under this Agreement) and without any qualification, exception or emphasis as to the scope of such audit), which report shall state that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as at the end of and for such year in accordance with GAAP;

(b) within 45 days (or, prior to a Qualifying IPO, if the Borrower or any of its consolidated Subsidiaries shall have consummated any Material Acquisition during such fiscal quarter, then, with respect to such fiscal quarter, within 60 days) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 30, 2020, the consolidated balance sheet of the Borrower as of the end of such fiscal quarter, the related consolidated statements of operations for such fiscal quarter and the then elapsed portion of the fiscal year and the related statement of cash flows for the then elapsed portion of the fiscal year, in each case setting forth in comparative form the corresponding figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, together with a certification of a Financial Officer of the Borrower stating that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as at the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, commencing with the fiscal year ending December 31, 2020, a completed Compliance Certificate signed by a Responsible Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13;

(d) within five Business Days after each delivery of financial statements under clause (a) above, a completed Supplemental Perfection Certificate, signed by a Responsible Officer of the Borrower, setting forth the information required pursuant to the Supplemental Perfection Certificate;

(e) not later than 90 days after the commencement of each fiscal year of the Borrower, commencing with the fiscal year commencing January 1, 2021, financial projections for such fiscal year (including a projected consolidated balance sheet as of the end of such fiscal year and related projected statements of operations and cash flows for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) prepared by management of the Borrower;

(f) following a Qualifying IPO, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Parent Company with the SEC or with any national securities exchange, or distributed by the Borrower or any Parent Company to its shareholders generally, as the case may be; and

(g) promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, including regarding, to the Borrower’s knowledge, any change to the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein; provided that none of Holdings, the Borrower or any Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of any Parent Company, the Borrower or any Subsidiary or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which any Parent Company, the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(g)).

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) (A) posts such documents or (B) provides a link thereto at the principal website address of the Borrower (as such address is specified by the Borrower to the Administrative Agent from time to time); (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on any Approved Electronic Platform or (iii) in respect of the items required to be delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(f), on which such items have been made available on the website of the SEC or on the website of any national securities exchange.

Notwithstanding the foregoing, the obligations under Sections 5.01(a), 5.01(b) and 5.01(e) may be satisfied with respect to any financial statements of the Borrower (and, in the case of Section 5.01(a), the related report thereon) by furnishing (a) the applicable financial statements of any Parent Company or (b) any Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such clauses; provided that, with respect to each of clauses (a) and (b), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information (which consolidating information need not be audited and may be in footnote form) that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as presenting fairly, in all material respects, such differences, and (ii) to the extent such financial statements of such Parent Company are in lieu of financial statements required to be provided under Section 5.01(a), such financial statements shall be accompanied by a report of an independent registered public accounting firm of recognized national standing, which report shall satisfy the applicable requirements set forth in Section 5.01(a) as if references therein to the Borrower were references to such Parent Company.

SECTION 5.02. Notices of Material Events. Promptly upon any Responsible Officer of the Borrower obtaining actual knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of the following:

(a) the occurrence of any Default;

(b) (i) the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Subsidiary not previously disclosed in writing by the Borrower to the Administrative Agent, or (ii) any adverse development in any such pending Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, that, in the case of either of clauses (i) and (ii), would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Additional Subsidiaries; Information Regarding Collateral and Loan Parties.

(a) Upon (i) the formation or acquisition after the Effective Date of any Subsidiary that is a Designated Subsidiary or (ii) any Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (A) if the event giving rise to the obligation under this Section 5.03(a) occurs during the first three fiscal quarters of any fiscal year of the Borrower, on or before the later of (1) the date on which the Compliance Certificate with respect to the fiscal quarter in which the relevant event occurs is required to be delivered pursuant to Section 5.01(c) and (2) 60 days after the date on which the relevant event occurs or (B) if the event giving rise to the obligation under this Section 5.03(a) occurs during the fourth fiscal quarter of any fiscal year of the Borrower, on or before the later of (1) the date on which the Compliance Certificate is required to be delivered pursuant to Section 5.01(c) with respect to such fiscal year and (2) 60 days after the date on which the relevant event occurs (or, in the case of each of clauses (A) and (B), such longer period as the Administrative Agent may reasonably agree), the Borrower shall cause the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to be satisfied with respect to such Subsidiary.

(b) Upon (i) the acquisition by any Loan Party of any Material Real Estate Asset (other than an Excluded Asset) or (ii) any Subsidiary that owns a Material Real Estate Asset (other than an Excluded Asset) becoming a Loan Party pursuant to Section 5.03(a), within 90 days after the date of occurrence of the applicable event (or, in the case of each of clauses (i) and (ii), such longer period as the Administrative Agent may reasonably agree), the Borrower shall cause such Loan Party to comply with the requirements set forth in clause (e) of the definition of “Collateral and Guarantee Requirement”.

(c) The Borrower will furnish to the Administrative Agent prompt written notice, and in any event within 45 days (or such longer period as the Administrative Agent may agree to in writing), of any change in (i) the legal name of any Loan Party, as set forth in its Organizational Documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party and (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.

SECTION 5.04. Existence; Conduct of Business. Except as otherwise permitted under Section 6.03, 6.05 or 6.15, each of Holdings and the Borrower will, and the Borrower will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, other than with respect to the preservation of the existence of Holdings or the Borrower, to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Payment of Taxes. Each of Holdings and the Borrower will, and the Borrower will cause each Subsidiary to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Holdings, the Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and maintain in good working order and condition, ordinary wear and tear and casualty, condemnation, taking or similar event excepted, all property reasonably necessary to the normal conduct of business of the Borrower and the Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof, in each case, except as expressly permitted by this Agreement or where the failure to so maintain such properties or make such repairs, renewals or replacements would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Insurance.

Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (giving effect to self-insurance), with such deductibles and covering such risks as are customarily maintained under similar circumstances by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (as reasonably determined by the Borrower). The Borrower will furnish to the Administrative Agent, upon reasonable written request of the Administrative Agent, an insurance certificate with respect to each material policy of general liability or casualty insurance maintained by or on behalf of the Loan Parties, which insurance certificate shall indicate that (a) in the case of each general liability insurance policy (other than policies in which such endorsements are not customary), the Administrative Agent, on behalf of the Secured Parties, has been named as an additional insured thereunder and (b) in the case of each casualty insurance policy (other than business interruption or other policies in which such endorsements are not customary), the Administrative Agent, on behalf of the Secured Parties, has been named as a lender loss payee thereunder.

SECTION 5.08. Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and the Subsidiaries that are complete, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP. The Borrower and each Subsidiary will permit the Administrative Agent, upon reasonable prior notice and at reasonable times during normal business hours, (a) to visit and reasonably inspect its properties, (b) to examine and make extracts from its financial and accounting records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants (provided that the Borrower or any Subsidiary may, if it so chooses, be present at or participate in any such discussion); provided that (i) only the Administrative Agent, on behalf of the Lenders, and not any Lender, may exercise the rights of the Administrative Agent under this Section 5.08 and (ii) the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided that the limitation in this clause (ii) shall not apply at any time an Event of Default has occurred and is continuing (it being understood that, in respect of any such exercise of rights by the Administrative Agent, the Borrower shall reimburse the Administrative Agent for costs and expenses incurred in connection therewith in accordance with Section 9.03); provided, further, that notwithstanding anything to the contrary herein, none of any Parent Company, the Borrower or any of the Subsidiaries shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (A) that constitutes non-financial trade secrets or non-financial proprietary information of any Parent Company, the Borrower and any Subsidiary and/or any of their respective customers and/or suppliers, (B) in respect of which disclosure to the Administrative Agent (or any Person acting on its behalf in connection with the foregoing) or any Lender is prohibited by applicable law, (C) that is subject to attorney-client or similar privilege or constitutes attorney work product or (D) in respect of which any Parent Company, the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.08).

SECTION 5.09. Compliance with Laws. Each of Holdings and the Borrower will, and the Borrower will cause each Subsidiary to, comply with all laws (including ERISA and all Environmental Laws), including all orders of any Governmental Authority, applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Holdings and the Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by Holdings, the Borrower and the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.10. Use of Proceeds and Letters of Credit.

(a) The proceeds of the Tranche A Term Loans made on the Effective Date will be used (i) to finance the Existing Credit Agreement Refinancing, (ii) together with cash on hand of the Borrower, to finance the making of the Recapitalization Distribution, (iii) to pay Transaction Costs and (iv) to the extent of any remaining amounts, to finance the working capital needs and other general corporate purposes of the Borrower and the Subsidiaries. The proceeds of the Revolving Loans made on or after the Effective Date will be used for working capital needs and other general corporate purposes of the Borrower and the Subsidiaries, including for capital expenditures, Acquisitions and other Investments and any other purpose not prohibited by the terms of the Loan Documents. Letters of Credit may be issued for working capital and other general corporate purposes of the Borrower and the Subsidiaries and any other purpose not prohibited by the terms of the Loan Documents.

(b) None of Holdings, the Borrower or any Subsidiary will use the proceeds of any Loan or any Letter of Credit in any manner that would violate applicable Anti-Corruption Laws or applicable Sanctions.

SECTION 5.11. Further Assurances. Each of Holdings and the Borrower will, and the Borrower will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents), that may be required under any applicable law and which the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement (subject to the limitations and other agreements set forth therein) to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties. The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

ARTICLE VI

Negative Covenants

Until the Termination Date, each of Holdings (solely with respect to Section 6.15) and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, incur, assume or permit to exist any Indebtedness, except:

(a)     Indebtedness created under the Loan Documents;

(b)     Indebtedness existing, or pursuant to commitments existing, on the date hereof and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(c)     Indebtedness of the Borrower or any Subsidiary owed to Holdings, the Borrower or any Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than Holdings, the Borrower or any Subsidiary, (ii) any such Indebtedness owing by the Borrower or any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be unsecured and subordinated in right of payment to the Loan Document Obligations on terms customary for intercompany subordinated Indebtedness and (iii) any such Indebtedness owing by any Subsidiary that is not a Subsidiary Loan Party to the Borrower or any Subsidiary Loan Party shall be incurred in compliance with Section 6.04;

(d)     Guarantees incurred in compliance with Section 6.04;

(e)     (i) Indebtedness (A) with respect to Capital Lease Obligations, (B) incurred to finance the acquisition, construction, improvement, repair or replacement of any assets of the Borrower or any Subsidiary, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, improvement, repair or replacement, or (C) assumed in connection with the acquisition of any assets of the Borrower or any Subsidiary, provided, in the case of this clause (i), that at the time of incurrence or assumption of such Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (i), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the greater of (x) $5,000,000 and (y) 9.4% of Consolidated EBITDA for the then most recently ended Test Period; and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above;

(f) (i) Indebtedness of any Person that becomes a Subsidiary (or is merged, consolidated or amalgamated with or into the Borrower or any Subsidiary) or Indebtedness assumed by the Borrower or any Subsidiary in connection with an Acquisition or other Investment permitted hereunder, in each case, after the Effective Date; provided that (A) such Indebtedness (x) existed at the time such Person became a Subsidiary (or is so merged, consolidated or amalgamated) or such Acquisition or other Investment was consummated and (y) was not created or incurred in anticipation thereof, and (B) the aggregate principal amount of such Indebtedness permitted pursuant to this clause (i), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the greater of (x) $5,000,000 and (y) 9.4% of Consolidated EBITDA for the then most recently ended Test Period, and (ii) Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above;

(g)     Indebtedness (i) in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay or health, disability or other employee benefits or (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(h)     Indebtedness (i) arising from any indemnification, adjustment of purchase price or similar obligations (including earnout obligations) incurred in connection with any Disposition of assets permitted hereunder or consummated prior to the Effective Date, any Acquisition or other Investment permitted hereunder or consummated prior to the Effective Date or any other purchase of assets and (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(i)     Indebtedness (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments to support any of the foregoing obligations;

(j)     Indebtedness (i) in respect of any Banking Services and/or otherwise in connection with cash management and deposit accounts and (ii) in respect of incentive, supplier finance or similar programs incurred in the ordinary course of business;

(k)     (i) Guarantees of the obligations of suppliers, customers, licensees or sublicensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of guaranties, letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments entered into in the ordinary course of business and not in connection with the borrowing of money;

(l)     customer deposits and advance payments received in the ordinary course of business from customers for goods and services in the ordinary course of business;

(m)     Indebtedness consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(n)     Indebtedness consisting of obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(o)     Indebtedness to any equityholder of any Parent Company or any Employee Related Person of any Parent Company, the Borrower or any Subsidiary to finance the purchase or redemption of Equity Interests in any Parent Company permitted by Section 6.07(a);

(p)     Indebtedness representing deferred compensation or other similar arrangements in connection with the Transactions, any Acquisition or any other Investment permitted hereunder;

(q)     employee benefit plan obligations and liabilities incurred in the ordinary course of business;

(r)     Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit;

(s)     Indebtedness supported by any Letter of Credit;

(t)     unsecured Indebtedness of the Borrower and/or any Subsidiary Loan Party in an aggregate outstanding principal amount not to exceed the portion, if any, of the Available Amount (solely to the extent attributable to the Available Equity Contribution Amount) at such time that the Borrower elects to apply to this clause (t);

(u)     other Indebtedness of the Borrower or any Subsidiary, provided that at the time of incurrence or assumption of such Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (u) shall not exceed the greater of (x) $5,000,000 and (y) 9.4% of Consolidated EBITDA for the then most recently ended Test Period; and

(v)     without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to any Indebtedness of the Borrower or any Subsidiary.

SECTION 6.02. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)     Liens created under the Loan Documents (including Liens securing any Backstopped Letter of Credit);

(b)     Permitted Encumbrances;

(c)     Liens described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(e) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(d)     Liens securing Capital Lease Obligations and other Indebtedness permitted pursuant to Section 6.01(e); provided that any such Lien shall encumber only the assets subject to such Capital Lease Obligations (or the applicable Original Indebtedness, in the case of Refinancing Indebtedness permitted pursuant to Section 6.01(e)) or acquired, constructed, improved, repaired or replaced with the proceeds of such Indebtedness (or the applicable Original Indebtedness, in the case of Refinancing Indebtedness permitted pursuant to Section 6.01(e)) and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(e) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates);

(e)     Liens securing Indebtedness permitted pursuant to Section 6.01(f) on the relevant acquired assets or on the Equity Interests in and assets of any Person that became a Subsidiary (or was merged, consolidated or amalgamated with or into the Borrower or any Subsidiary); provided that no such Lien (i) extends to any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) (it being understood that individual financings of the type permitted under Section 6.01(e) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) or (ii) except in the case of Refinancing Indebtedness permitted pursuant to Section 6.01(f), was created in contemplation of the applicable acquisition of assets or such Person becoming a Subsidiary (or such merger, consolidation or amalgamation);

(f)     Liens on assets of and Equity Interests in Subsidiaries that are not Loan Parties (including Equity Interests owned by such Persons) securing Indebtedness of Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(g)     Liens (i) on any cash earnest money deposits or funds deposited under escrow or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement with respect to any Acquisition, Investment or other transaction permitted hereunder and (ii) consisting of (A) in connection with any Disposition permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof and/or (B) the pledge of cash as part of an escrow or similar arrangement required in any Disposition permitted under Section 6.05;

(h)     in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, (A) Liens on Equity Interests in such Subsidiary or such other Person securing capital contributions to, or obligations of, such Subsidiary or such other Person and (B) any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the Organizational Documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(i)     Liens (i) in favor of any Loan Party and/or (ii) granted by any Subsidiary that is not a Subsidiary Loan Party in favor of any Subsidiary that is not a Subsidiary Loan Party;

(j)     Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(k)     Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is permitted hereunder and such cash or Cash Equivalents are used or to be used for such defeasance, discharge or redemption;

(l)     Liens securing obligations of the type described in Section 6.01(j)(i); and

(m)     other Liens securing Indebtedness or other obligations, provided that at the time of the incurrence of such Liens and the related Indebtedness and other obligations and after giving pro forma effect thereto and the use of proceeds thereof, the aggregate outstanding amount of Indebtedness and other obligations secured by Liens permitted by this clause (m) does not exceed the greater of (i) $5,000,000 and (ii) 9.4% of Consolidated EBITDA for the then most recently ended Test Period.

SECTION 6.03. Fundamental Changes; Business Activities.

(a) The Borrower will not, and will not permit any Subsidiary to, merge with or into or consolidate or amalgamate with any other Person, or permit any other Person to merge with or into or consolidate or amalgamate with it, or liquidate or dissolve, except that:

(i)     if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Person (other than Holdings) may merge with or into or consolidate or amalgamate with the Borrower in a transaction in which (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized or existing under the law of the United States, any state thereof or the District of Columbia, (y) the Successor Borrower shall expressly assume all obligations of the Borrower under this Agreement and the other Loan Documents to which it is a party pursuant to an agreement reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Loan Party, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Collateral Agreement and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents;

(ii)     any Person (other than Holdings or the Borrower) may merge, consolidate or amalgamate with or into any Subsidiary in a transaction in which the continuing or surviving entity is a Subsidiary (and, if any party to such merger, consolidation or amalgamation is a Subsidiary Loan Party, either (A) the continuing or surviving Person shall be a Subsidiary Loan Party or the continuing or surviving Person shall expressly assume the obligations of such Subsidiary Loan Party in a manner reasonably satisfactory to the Administrative Agent) or (B) the relevant transaction shall be treated as an Investment and shall comply with Section 6.04;

(iii)     any Subsidiary may merge with or into or consolidate or amalgamate with any Person (other than Holdings or the Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the continuing or surviving entity is not a Subsidiary;

(iv)     any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(v)      (A) any merger, consolidation, amalgamation, dissolution or liquidation may be consummated the purpose of which is to effect (x) any Disposition permitted under Section 6.05 or (y) any Investment permitted under Section 6.04 and (B) the Borrower or any Subsidiary may convert into another form of entity so long as, in the case of the Borrower or any Subsidiary Loan Party, such conversion does not materially impair the Guarantees of the Loan Document Obligations, taken as a whole, or the security interest of the Administrative Agent in the Collateral, taken as a whole (it being agreed that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent stating that the Borrower has determined in good faith that the requirements of this clause (B) with respect to the applicable conversion have been satisfied shall be conclusive evidence thereof unless the Administrative Agent notifies the Borrower in writing within five Business Days of receiving such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)).

(b) The Borrower will not, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date hereof and similar, incidental, complementary, ancillary or related businesses (as reasonably determined by the Borrower), including the potential lines of business described in the Lender Presentation.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Subsidiary to, make or own any Investment in any other Person except:

(a)     Cash Equivalents or Investments that were Cash Equivalents at the time made;

(b)     (i) Investments existing on the Effective Date in the Borrower or any Subsidiary, (ii) Investments made after the Effective Date in the Borrower or any Subsidiaries that are Subsidiary Loan Parties, (iii) Investments made after the Effective Date by the Borrower or any Subsidiary Loan Party in any Subsidiary that is not a Subsidiary Loan Party, provided that, in the case of any such Investment made in reliance on this clause (iii), such Investment shall not cause the aggregate amount of Investments outstanding in reliance on this clause (iii), measured at the time such Investment is made, to exceed $2,500,000, (iv) Investments made by any Subsidiary that is not a Subsidiary Loan Party in the Borrower or any Subsidiary and (v) Investments in the Borrower or any Subsidiary in the form of any contribution or Disposition of the Equity Interests in any Person that is not a Subsidiary Loan Party;

(c)     Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Subsidiary;

(d)     (i) Investments made in connection with the creation, formation and/or acquisition of any joint venture, or in any Subsidiary to enable such Subsidiary to create, form and/or acquire any joint venture, provided that, in the case of any such Investment made in reliance on this clause (i), such Investment shall not cause the aggregate amount of Investments outstanding in reliance on this clause (i), measured at the time such Investment is made and without duplication, to exceed $10,000,000 and (ii) Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar arrangements;

(e)     Permitted Acquisitions;

(f)     Investments (i) existing on, or contractually committed to or contemplated as of, the Effective Date and described on Schedule 6.04 and (ii) consisting of any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.04;

(g)     Investments received in lieu of cash in connection with any Disposition permitted by Section 6.05 (other than Section 6.05(e)(iii));

(h)     loans or advances to Employee Related Persons of any Parent Company, the Borrower or any Subsidiary in connection with such Person’s purchase of Equity Interests in any Parent Company either (i) in an aggregate outstanding principal amount not to exceed the greater of (x) $5,000,000 and (y) 9.4% of Consolidated EBITDA for the then most recently ended Test Period or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously with the purchase of such Equity Interests contributed to the Borrower;

(i)     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)     Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(c) and 6.01(d)), Liens permitted under Section 6.02, mergers, consolidations, amalgamations, liquidations, windings up or dissolutions permitted by Section 6.03 (other than Section 6.03(a)(ii)(B) or 6.03(a)(v)(A)(y)), Dispositions permitted by Section 6.05 (other than Section 6.05(e)(iii)), Restricted Payments permitted under Section 6.07(a) (other than Section 6.07(a)(v)) and Restricted Debt Payments permitted by Section 6.07(b);

(k)     Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, suppliers, licensors, sublicensors, licensees or sublicensees;

(l)     Investments (including debt obligations and Equity Interests) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m)     loans and advances for moving, entertainment and travel expenses, drawing accounts and similar expenditures or of payroll payments or other compensation, in each case, to any Employee Related Person of any Parent Company, the Borrower or any Subsidiary in the ordinary course of business;

(n)     Investments to the extent that payment therefor is made (i) solely with Equity Interests in any Parent Company or Qualified Equity Interests in the Borrower or (ii) with cash proceeds of the issuance and sale of Equity Interests, or with cash contributions in respect of the Equity Interests, in any Parent Company or in the Borrower (in the case of the Borrower, so long as such Equity Interests are Qualified Equity Interests), in each case under this clause (n), to the extent not resulting in a Change in Control and without duplication of any such amount included in the Available Amount;

(o)     (i) Investments held by any Person that becomes a Subsidiary (or that is merged, consolidated or amalgamated with or into the Borrower or any Subsidiary) after the Effective Date, in each case, to the extent that such Investments were not made in contemplation of or in connection with such Person becoming a Subsidiary (or such merger, consolidation or amalgamation) and were in existence on the date such Person became a Subsidiary (or the date of such merger, consolidation or amalgamation) and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.04;

(p)     Investments under Hedging Agreements permitted under Section 6.06;

(q)     (i) Guarantees of leases or subleases (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness and (ii) Guarantees of the obligations of suppliers, customers, distributors and licensees of the Borrower or any Subsidiary, in each case, in the ordinary course of business;

(r)     Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.07(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.07(a);

(s)     Investments in Subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, (i) no Event of Default has occurred and is continuing and (ii) neither the Guarantees of the Loan Document Obligations, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired (it being agreed that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, together with a summary description of the applicable reorganization, restructuring or activity, stating that the Borrower has determined in good faith that the requirements of this clause (ii) with respect thereto have been satisfied shall be conclusive evidence thereof unless the Administrative Agent notifies the Borrower in writing within five Business Days of receiving such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees));

(t)     Investments that result solely from the receipt by the Borrower or any Subsidiary of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof), in each case without any consideration therefor being paid by the Borrower or any Subsidiary;

(u)     Investments consisting of the licensing, sublicensing or contribution of any IP Rights pursuant to joint marketing or joint development arrangements with other Persons in the ordinary course of business;

(v)     Investments in the Borrower, any Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(w)     Investments by the Borrower and/or any of its Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount at such time that the Borrower elects to apply to this clause (w), provided that, other than in the case of any such portion that is attributable to the Available Equity Contribution Amount, at the time thereof and immediately after giving effect thereto on a Pro Forma Basis no Event of Default has occurred and is continuing;

(x)     other Investments, provided that, in the case of any such Investment made in reliance on this clause (x), at the time such Investment is made, such Investment shall not cause the aggregate amount of Investments outstanding in reliance on this clause (x), taken together with any Restricted Payments made in reliance on Section 6.07(a)(vii) or any Restricted Debt Payments made in reliance on Section 6.07(b)(iv), to exceed the greater of (x) $5,000,000 and (y) 9.4% of Consolidated EBITDA for the then most recently ended Test Period;

(y)     other Investments, provided that, in the case of any such Investment made in reliance on this clause (y), at the time such Investment is made, such Investment shall not cause the aggregate amount of Investments outstanding in reliance on this clause (y) to exceed the greater of (x) $5,000,000 and (y) 9.4% of Consolidated EBITDA for the then most recently ended Test Period; and

(z)     additional Investments, provided that (i) at the time thereof and immediately after giving effect thereto on a Pro Forma Basis, no Event of Default has occurred and is continuing and (ii) after giving effect thereto on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio as of the end of the then most recently ended Test Period would not exceed 2.50:1.00.

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any Subsidiary to, Dispose of any asset, including any Equity Interests owned by it, except:

(a)     Dispositions to the Borrower or any Subsidiary, provided that any such Disposition by the Borrower or any Subsidiary Loan Party to a Subsidiary that is not a Subsidiary Loan Party shall, if constituting an Investment, be permitted by Section 6.04;

(b)     (i) Dispositions of inventory, equipment and goods in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(c)     Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (i) no longer useful in the business of the Borrower or any Subsidiary or (ii) otherwise economically impracticable to maintain;

(d)     Dispositions of cash and Cash Equivalents or assets that were Cash Equivalents when the relevant original Investment was made;

(e)     Dispositions (including by way of mergers, amalgamations or consolidations) that constitute or effect (i) Liens permitted pursuant to Section 6.02, (ii) mergers, consolidations, amalgamations, liquidations, windings up or dissolutions permitted by Section 6.03 (other than Section 6.03(a)(iii) or 6.03(a)(v)(A)(x)), (iii) Investments permitted pursuant to Section 6.04 (other than Section 6.04(j)) and (iv) Restricted Payments permitted by Section 6.07(a) (other than Section 6.07(a)(v));

(f)     Dispositions for fair market value (as reasonably determined by the Borrower); provided that at least 75.0% of the consideration for such Dispositions shall consist of cash or Cash Equivalents (provided that, for purposes of the foregoing consideration requirement, (i) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Loan Document Obligations or that are owed to the Borrower or any Subsidiary) of the Borrower or any Subsidiary that are assumed by the transferee of any such assets and for which the Borrower and/or the applicable Subsidiary have been validly released by all relevant creditors in writing, (ii) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated in right of payment to the Loan Document Obligations or that are owed to the Borrower or any Subsidiary) of any Subsidiary that, as a result of such Disposition or any related Disposition, is no longer a Subsidiary, to the extent that the Borrower and the Subsidiaries have been validly released by all relevant creditors in writing from any Guarantee in respect of such Indebtedness or other liability, (iii) the amount of any trade-in value (as reasonably determined by the Borrower) applied to the purchase price of any replacement assets acquired in connection with such Disposition, (iv) any securities received by the Borrower or any Subsidiary from the applicable transferee that are converted by such Person into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (v) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as reasonably determined by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) that is at that time outstanding, not in excess of $2,500,000 shall be deemed to be cash); provided, further, that (A) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and (B) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(iii);

(g)     Dispositions of property to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(h)     Dispositions of Investments in any joint venture or any Subsidiary that is not a wholly-owned Subsidiary, in each case, to the extent required by, or made pursuant to, buy/sell arrangements between parties to such joint venture or equityholders in such Subsidiary set forth in the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or such Subsidiary;

(i)     Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount, netting and/or forgiveness thereof) or in connection with the collection or compromise thereof;

(j)     Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and the Subsidiaries, taken as a whole, or (ii) which relate to closed facilities or the discontinuation of any line of business;

(k)     (i) any termination of any lease, sublease, license or sublicense in the ordinary course of business (and any related Disposition of improvements made to leased or sub-leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(l)     Dispositions of property subject to foreclosure, casualty, condemnation, taking or similar event proceedings;

(m)     Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(n)     Dispositions of non-core assets acquired in connection with any Acquisition or other Investment permitted hereunder and sales of Real Estate Assets acquired in any Acquisition or other Investment permitted hereunder which, within 90 days of the date of such Acquisition or Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any Subsidiary or any of their respective businesses; provided that (i) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and (ii) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(iii);

(o)     exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair market value (as reasonably determined by the Borrower) for like assets;

(p)     (i) licensing, sublicensing or cross-licensing arrangements involving any technology, software or IP Rights of the Borrower or any Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of any technology, software or IP Rights, or any issuances or registrations, or any applications for issuances or registrations, of any IP Rights, which, in the good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or any Subsidiary or are no longer economical to maintain in light of their use;

(q)     terminations or unwinds of Hedging Agreements;

(r)     Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities of any Employee Related Person of any Parent Company, the Borrower or any Subsidiary;

(s)     Dispositions made to comply with any order of any Governmental Authority or any applicable law;

(t)     any Disposition (including by way of mergers, consolidations or amalgamations) the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the United States or (ii) any Foreign Subsidiary in the United States or any other jurisdiction;

(u)     any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(v)     any Disposition of Equity Interests in any Subsidiary to members of the board of directors (or equivalent body otherwise named) of such Subsidiary or other Persons, to the extent constituting directors’ qualifying shares or other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law; and

(w)     other Dispositions in an aggregate amount not to exceed the greater of (i) $2,500,000 and (ii) 4.7% of Consolidated EBITDA for the then most recently ended Test Period; provided that the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(iii).

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.05 to any Person that is not a Loan Party, such Collateral shall be Disposed of free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing in accordance with Article VIII and Section 9.14.

SECTION 6.06. Hedging Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Hedging Agreement for speculative purposes.

SECTION 6.07. Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Borrower may make Restricted Payments to the extent necessary to enable any Parent Company:

(A) to pay general administrative costs and expenses (including corporate overhead, director and manager fees and reimbursement of expenses, legal and other professional fees and expenses or similar costs and expenses) and franchise Taxes, and similar fees, Taxes and expenses, required to maintain the organizational existence of such Parent Company, in each case, which are incurred in the ordinary course of business, plus any indemnification obligations and expenses (or advances thereof) owed to any Employee Related Person of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries), the Borrower and/or its Subsidiaries;

(B) to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries), the Borrower and/or its Subsidiaries;

(C) to pay insurance premiums to the extent attributable to any Parent Company (but excluding the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries), the Borrower and/or its Subsidiaries;

(D) to pay (x) fees and expenses relating to debt or equity offerings, Investments or Acquisitions (whether or not consummated) and expenses and indemnities of any advisor, trustee, agent, arranger, underwriter or similar Person, in each case attributable to any Parent Company (but excluding the portion of any such fees and expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries), the Borrower and/or its Subsidiaries, (y) fees and expenses relating to any Qualifying IPO or any Qualifying IPO Transactions and (z) after the consummation of a Qualifying IPO or an offering of public debt securities, Public Company Costs;

(E) to finance any Acquisition or other Investment permitted under Section 6.04 (provided that (x) any Restricted Payment under this clause (a)(i)(E) shall be made substantially concurrently with the closing of such Acquisition or other Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Subsidiaries or (II) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Borrower or one or more of its Subsidiaries, in order to consummate such Acquisition or other Investment in compliance with the applicable requirements of Section 6.04 as if undertaken as a direct Acquisition or other Investment by the Borrower or the relevant Subsidiary); and

(F) to pay customary salary, bonus, incentive, severance, reimbursements and other compensation and benefits (including payments pursuant to any profits, interest or other equity or equity-based plan or award) payable to any Employee Related Person of any Parent Company to the extent such salary, bonuses, incentive, severance, reimbursements and other compensation and benefits are attributable and reasonably allocated to the operations of the Borrower and/or its Subsidiaries;

(ii)     the Borrower may (or may make Restricted Payments to any Parent Company to enable it or any of its equityholders to) repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests in any Parent Company (or in any of its equityholders) held by any Employee Related Person of any Parent Company, the Borrower or any Subsidiary in an amount not to exceed $10,000,000 in any fiscal year of the Borrower;

(iii)     the Borrower may make Restricted Payments (A) to any Parent Company to enable such Parent Company to make cash payments in lieu of the issuance of fractional shares in connection with the exercise, settlement or cancelation of warrants, options or other securities convertible into or exchangeable for Equity Interests in such Parent Company and (B) consisting of, or to any Parent Company to enable such Parent Company to make, (x) payments made or expected to be made in respect of required withholding or similar Taxes with respect to any Employee Related Person of any Parent Company, the Borrower or any Subsidiary and/or (y) repurchases of Equity Interests in consideration of the payments described in subclause (x) above, including demand repurchases in connection with the exercise of stock options;

(iv)     the Borrower may (or may make Restricted Payments to any Parent Company to enable it to) repurchase Equity Interests upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Equity Interests as part of a “cashless” or “net” exercise;

(v) to the extent constituting a Restricted Payment, the Borrower and any Subsidiary may consummate any transaction permitted by Section 6.03, Section 6.04 (other than Sections 6.04(j) and 6.04(r)), Section 6.05 (other than Section 6.05(e)(iv)) and Section 6.08 (other than Section 6.08(a)(ii) or 6.08(d));

(vi) the Borrower may make Tax Distributions; provided that, in the case of any Tax Distributions referred to in clause (b) of the definition of such term, after giving effect thereto on a Pro Forma Basis the Borrower shall be in compliance with Section 6.13;

(vii) so long as at the time thereof and immediately after giving effect thereto no Event of Default has occurred and is continuing, the Borrower may make additional Restricted Payments, provided that, in the case of any such Restricted Payment made in reliance on this clause (vii), at the time such Restricted Payment is made, such Restricted Payment shall not cause the aggregate amount of Restricted Payments made in reliance on this clause (vii), taken together with the aggregate amount of Investments outstanding in reliance on Section 6.04(x) or any Restricted Debt Payments made in reliance on Section 6.07(b)(iv), to exceed the greater of (x) $5,000,000 and (y) 9.4% of Consolidated EBITDA for the then most recently ended Test Period;

(viii) [Reserved];

(ix) so long as no Event of Default has occurred and is continuing on the date of declaration thereof or would result therefrom if paid on such date, following the consummation of a Qualifying IPO, the Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Equity Interests in an amount not to exceed the greater of (A) 6.0% per annum of the net cash proceeds received by or contributed to the Borrower from any Qualifying IPO and (B) 6.0% per annum of market capitalization of the applicable Parent Company;

(x) the Borrower may make Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount at such time that the Borrower elects to apply to this clause (x), provided that (A) at the time thereof and immediately after giving effect thereto no Event of Default has occurred and is continuing and (B) to the extent any such portion is attributable to the Retained Excess Cash Flow Amount, after giving effect thereto on a Pro Forma Basis the Borrower shall be in compliance with Section 6.13;

(xi) [reserved];

(xii) the Borrower may make Restricted Payments to make the Recapitalization Distribution and to otherwise effect the consummation of the Transactions; and

(xiii) after a Qualifying IPO, the Borrower may make any Restricted Payment within 60 days of declaration thereof if, at the time of the declaration thereof (or at the time of the declaration of a corresponding Restricted Payment by any Parent Company), such Restricted Payment would have been permitted under another clause or clauses of this Section 6.07(a) (it being understood that such Restricted Payment shall be deemed to have been made in reliance on such clause or clauses).

(b) The Borrower will not, and will not permit any Subsidiary to, make any payment in cash on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except:

(i)    any Restricted Debt Payment made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii)    as part of an “applicable high yield discount obligation” catch-up payment;

(iii)    payments of regularly scheduled principal and interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Restricted Debt that are prohibited by the subordination provisions thereof);

(iv)    so long as at the time thereof and immediately after giving effect thereto no Event of Default has occurred and is continuing, the Borrower may make additional Restricted Debt Payments, provided that, in the case of any such Restricted Debt Payment made in reliance on this clause (iv), at the time such Restricted Debt Payment is made, such Restricted Debt Payment shall not cause the aggregate amount of Restricted Debt Payments made in reliance on this clause (iv), taken together with the aggregate amount of Investments outstanding in reliance on Section 6.04(x) or any Restricted Payments made in reliance on Section 6.07(a)(vii), to exceed the greater of (x) $5,000,000 and (y) 9.4% of Consolidated EBITDA for the then most recently ended Test Period; and

(v)    Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (v), provided that (A) at the time thereof and immediately after giving effect thereto no Event of Default has occurred and is continuing and (B) to the extent any such portion is attributable to the Retained Excess Cash Flow Amount, after giving effect thereto on a Pro Forma Basis the Borrower shall be in compliance with Section 6.13.

SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $500,000 with any of their respective Affiliates on terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person that is not an Affiliate (as reasonably determined by the Borrower); provided that the foregoing restriction shall not apply to:

(a)     (i) any transaction between or among the Borrower or one or more Subsidiaries (or any entity that becomes a Subsidiary as a result of such transaction), (ii) any transaction with any Parent Company or any other Affiliate in connection with any Qualifying IPO, including any Qualifying IPO Transaction and the entry into the Tax Receivable Agreement and any other agreement contemplated by the definition of the term “Qualifying IPO Transactions” and the performance thereof, including any payments by the Borrower and the Subsidiaries pursuant thereto, (iii) any tax sharing agreements among any Parent Company, on the one hand, and the Borrower or any Subsidiary, on the other hand, and any payments pursuant thereto, on customary terms to the extent attributable to the Borrower and its Subsidiaries, and (iv) transactions with any Parent Company in the ordinary course of business (including participating in tax, accounting and other administrative matters), in the case of this clause (iv), to the extent permitted or not otherwise restricted by this Agreement;

(b)     any issuance, sale or grant of securities, or any payments, awards or grants, whether in cash, securities or otherwise, pursuant to employment arrangements and stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company, the Borrower or any Subsidiary;

(c)     (i) any collective bargaining, employment or severance agreement or any other compensatory (including profit sharing) arrangement entered into by the Borrower or any Subsidiary with any Employee Related Persons of any Parent Company, the Borrower or any Subsidiary, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with any Employee Related Persons of any Parent Company, the Borrower or any Subsidiary and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers any Employee Related Persons of any Parent Company, the Borrower or any Subsidiary or any employment contract or arrangement;

(d)     (i) transactions permitted by Sections 6.01(c), 6.01(h), 6.01(o), 6.01(p), 6.01(q), 6.04(d), 6.04(g), 6.04(h), 6.04(m), 6.04(o), 6.04(r), 6.04(s), 6.04(t), 6.04(u), 6.04(v), 6.05(h), 6.05(r), 6.05(v) and 6.07 (including, in the case of Section 6.07(a), any payment permitted by clauses (i), (ii), (iii), (iv) or (vi) thereof whether or not such payment is made in the form of a Restricted Payment or in the form of any other payment) and (ii) issuances of Equity Interests and incurrences of Indebtedness not restricted by this Agreement;

(e)     transactions pursuant to agreements in existence on the Effective Date and listed on Schedule 6.08 and any amendment, modification, replacement, renewal or extension thereof to the extent the resulting agreement, taken as a whole, (i) is not materially adverse to the Lenders or (ii) is not materially more disadvantageous to the Lenders than the relevant agreement in existence on the Effective Date, in each case, as reasonably determined by the Borrower;

(f)     the payment of all indemnification obligations and expenses owed to any Investors, any Parent Company and any of their respective Employee Related Persons, whether currently due or paid in respect of accruals from prior periods;

(g)     the Transactions, including the payment of Transaction Costs and the Recapitalization Distribution;

(h)     customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;

(i)     Guarantees permitted by Section 6.01 or 6.04;

(j)     the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, Employee Related Persons of any Parent Company, the

Borrower or any Subsidiary in the ordinary course of business and, in the case of payments to any such Person in such capacity on behalf of any Parent Company, to the extent attributable to the Borrower and its Subsidiaries;

(k)     transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to the Borrower or the applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof;

(l)     the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to holders of Equity Interests pursuant to any joint venture, agreement, operating agreement, shareholders agreement or similar agreement;

(m)     transactions between the Borrower and/or any Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of any Parent Company, the Borrower or any Subsidiary, provided that such director abstains from voting as a director of such Parent Company, the Borrower or such Subsidiary, as the case may be, on any matter involving such other Person;

(n)     transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business; and

(o)     any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal, consulting or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person that is not an Affiliate.

SECTION 6.09. Burdensome Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into or cause to exist any agreement restricting the ability of (x) any Subsidiary that is not a Subsidiary Loan Party to pay dividends or other distributions to the Borrower or any Subsidiary that is a Subsidiary Loan Party, (y) any Subsidiary that is not a Subsidiary Loan Party to make cash loans or advances to the Borrower or any Subsidiary that is a Subsidiary Loan Party or (z) the Borrower or any Subsidiary Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations, except restrictions:

(a)     set forth in (i) this Agreement or any other Loan Document, (ii) any agreement evidencing or governing (A) any Indebtedness of any Subsidiary that is not a Subsidiary Loan Party permitted by Section 6.01, (B) any Indebtedness permitted by Section 6.01 that is secured by a Lien permitted under Section 6.02 if the relevant restriction applies only to the Persons obligated in respect of such Indebtedness and their Subsidiaries or the assets intended to secure such Indebtedness and (C) Indebtedness permitted pursuant to Section 6.01(b), 6.01(e) or 6.01(f);

(b)     arising under customary provisions restricting assignments, licensing, sublicensing, subletting or other transfers of rights arising thereunder (including the granting of any Lien on such rights) contained in leases, subleases, licenses, sublicenses and other agreements;

(c)     that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, or any option or right with respect to any assets not otherwise prohibited under this Agreement;

(d)     that are assumed in connection with any acquisition of property or the Equity Interests in any Person, so long as the relevant restriction relates solely to the Person and its subsidiaries (including the Equity Interests in the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e)     set forth in any agreement entered into in connection with any Disposition permitted by Section 6.05, provided that such restrictions apply only to the assets or the subsidiaries that are the subject of such Disposition pending the completion of such Disposition;

(f)     that prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests in a Person other than on a pro rata basis;

(g)     in the case of any Person that is not a wholly-owned Subsidiary, set forth in the Organizational Documents thereof or in any joint venture, shareholders’ or similar agreements;

(h)     arising in respect of cash and other deposits with any Person or under net worth or similar provisions set forth in any agreement;

(i)     set forth in documents which exist on the Effective Date and set forth on Schedule 6.09 and were not created in contemplation thereof;

(j)     set forth in any agreement evidencing or governing any Indebtedness permitted under Section 6.01 if (i) the relevant restrictions, when taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, when taken as a whole (as reasonably determined by the Borrower), or (ii) the relevant restrictions reflect market terms and conditions (when taken as a whole and as reasonably determined by the Borrower) and the Borrower shall have determined in good faith that such restrictions would not reasonably be expected to impair in any material respect the ability of the Borrower and the other Loan Parties to meet their obligations under this Agreement;

(k)     arising under applicable law or under any license, sublicense, authorization, concession or permit, including restrictions in respect of IP Rights contained in licenses or sublicenses of, or other grants of rights to use or exploit, such IP Rights;

(l)     arising in any Hedging Agreement or any agreement relating to any Banking Services;

(m)     relating to any asset (or all of the assets) of and/or the Equity Interests in the Borrower or any Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Equity Interests in the relevant Person that is permitted or not restricted by this Agreement;

(n)     set forth in any agreement relating to any Lien permitted under Section 6.02 that limits the right of the Borrower or any Subsidiary to Dispose or subject to Liens the assets subject to such Lien; or

(o)     imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any agreement, instrument or obligation referred to in clauses (a) through (n) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.10. Amendments of Organizational Documents. The Borrower will not, and will not permit any Subsidiary Loan Party to, amend or modify its Organizational Documents, in each case, in a manner that is materially adverse to the Lenders (in their capacities as such) (it being agreed that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, together with a summary description or a copy of the applicable amendment or modification, stating that the Borrower has determined in good faith that such amendment or modification is not materially adverse to the Lenders (in their capacities as such) shall be conclusive evidence thereof unless the Administrative Agent notifies the Borrower in writing within five Business Days of receiving such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)); provided that (a) the Organizational Documents of the Borrower may be amended or otherwise modified to the extent necessary or advisable (as reasonably determined by the Borrower) in connection with any Qualifying IPO or any Qualifying IPO Transactions and (b) for purposes of clarity, it is understood and agreed that the Borrower or any Subsidiary Loan Party may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 6.03.

SECTION 6.11. Amendments of Restricted Debt. The Borrower will not, and will not permit any Subsidiary to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing such Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the Lenders (in their capacities as such) (it being agreed that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, together with a summary description or a copy of the applicable amendment or modification, stating that the Borrower has determined in good faith that such amendment or modification is not materially adverse to the Lenders (in their capacities as such) shall be conclusive evidence thereof unless the Administrative Agent notifies the Borrower in writing within five Business Days of receiving such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)); provided that, for purposes of clarity, it is understood and agreed that the foregoing shall not prohibit any replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof.

SECTION 6.12. Consolidated Fixed Charge Coverage Ratio. The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period (commencing with the Test Period ending on December 31, 2020) to be less than 1.15:1.00.

SECTION 6.13. Consolidated Total Net Leverage Ratio. On the last day of any Test Period (commencing with the Test Period ending on December 31, 2020), the Borrower will not permit the Consolidated Total Net Leverage Ratio to exceed the ratio set forth below opposite the period that includes such day:

Test Period (ending on the date specified below)	Consolidated Total Net Leverage Ratio
December 31, 2020	4.50:1.00
March 31, 2021	4.25:1.00
June 30, 2021	4.00:1.00
September 30, 2021	3.75:1.00
December 31, 2021	3.50:1.00
March 31, 2022	3.25:1.00
June 30, 2022 and thereafter	3.00:1.00

SECTION 6.14. Fiscal Year. The Borrower will not change its fiscal year to end on a date other than December 31, provided that, subject to providing prior written notice thereof to the Administrative Agent, the Borrower may change its fiscal year to end on any other date (and, in the event of any such change, the Lenders hereby authorize the Administrative Agent to make such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to such change in fiscal year and any corresponding changes in the fiscal quarters).

SECTION 6.15. Permitted Activities of Holdings. Holdings will not:

(a) incur any indebtedness for borrowed money, other than (i) the Indebtedness incurred by Holdings under the Loan Documents, (ii) Guarantees of Indebtedness or other obligations of the Borrower and/or any Subsidiary, which Indebtedness or other obligations are permitted hereunder, (iii) Indebtedness owed to the Borrower or any Subsidiary and (iv) Qualified Holdings Indebtedness;

(b) create or suffer to exist any Lien on any asset now owned or hereafter acquired by it, other than (i) the Liens created under the Security Documents to which it is a party and (ii) Liens of the type permitted under Section 6.02 (other than in respect of indebtedness for borrowed money);

(c) engage in any business activity, other than (i) holding the Equity Interests it owns on the Effective Date and the Equity Interests in the Borrower and, indirectly, any Subsidiary of the Borrower (it being agreed that Holdings will not own (except on an interim basis in connection with any Qualifying IPO Transaction or any other transaction otherwise permitted under this Section 6.15) Equity Interests of any other Person), and acting as a holding company with respect thereto, (ii) the entry into, and the performance of its obligations under, the Loan Documents and the agreements or instruments evidencing or governing other Indebtedness and Guarantees permitted hereunder (including, subject to paragraph (b) of this Section, the granting of Liens with respect thereto), (iii) the consummation of the Transactions, (iv) filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes), (v) preparing reports to Governmental Authorities and to its shareholders, (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its legal existence or to comply with applicable law, (vii) (A) issuing, selling, converting, exchanging or otherwise transacting in respect of its Equity Interests and making any dividend or other distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any of its Equity Interests and (B) performing activities in preparation for and consummating any Qualifying IPO (including any Qualifying IPO Transactions) or other public offering of, or any other issuance or sale of, its or any other Parent Company’s Equity Interests, including paying fees and expenses related thereto and entry into, and performance of its obligations under, any agreement relating to any Qualifying IPO or any Qualifying IPO Transactions, (viii) holding cash and Cash Equivalents, maintaining deposit accounts and holding other assets received from any Person holding any Equity Interests in

Holdings (including as a result of issuance, sale, conversion, exchange or other transaction in respect of, or a capital contribution in respect of, any Equity Interests in Holdings) or, subject to paragraph (a) of this Section, as proceeds of incurrence of any Indebtedness, or, in each case, the proceeds and products of any of the foregoing, (ix) (A) any transaction (including any Restricted Payment and Investment) between Holdings, on the one hand, and the Borrower or any of its Subsidiaries, on the other hand, in each case, expressly permitted under this Article VI, (B) any other transaction or activity expressly contemplated under this Article VI to be undertaken by Holdings or any other Parent Company and (C) any purchase of any Indebtedness of the Borrower or any of its Subsidiaries, and, in each case under this clause (ix), holding any assets received as a result of such transaction, (x) the entry into, and performance of its obligations under, contracts and other arrangements with Employee Related Persons of Holdings, any other Parent Company, the Borrower or any of its Subsidiaries, including the providing of indemnification to such Persons and the making of Investments of the type permitted under Section 6.04(h) or 6.04(m), (xi) participating in tax, accounting and other administrative matters, (xii) the obtainment of, and the payment of any fees, expenses and indemnities for, management, consulting, monitoring, investment banking, advisory, legal and other services, including any services or payments of the type permitted under Sections 6.08(f), 6.08(h) and 6.08(j), (xiii) the entry into, and performance of its obligations under, its Organizational Documents or any document or agreement not prohibited under this Section 6.15(c) to be entered into or undertaken by Holdings, (xiv) complying with applicable law and (xv) activities incidental to any of the foregoing; or

(d) merge with or into or consolidate or amalgamate with any other Person; provided that Holdings may merge with or into or consolidate or amalgamate with any other Person (other than the Borrower and any of its Subsidiaries) so long as (i) either (A) Holdings is the continuing or surviving Person or (B) the continuing or surviving Person (if not Holdings) (any such Person, the “Successor Holdings”) (x) is an entity organized or existing under the law of the United States, any state thereof or the District of Columbia and (y) expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to an agreement reasonably satisfactory to the Administrative Agent and (ii) no Change in Control results therefrom; it being understood and agreed that (I) if the foregoing conditions under clauses (A) and (B) are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents and (II) Holdings may convert into another form of entity so long as such conversion does not materially impair the Guarantee or the Collateral provided by Holdings pursuant to the Loan Documents.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan, any reimbursement obligation in respect of any LC Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or in any certificate, financial statement or other written information required to be delivered in connection with any Loan Document shall prove to have been incorrect in any material respect as of the date made or deemed made;

(d) Holdings (solely with respect to Section 5.04 as to its existence or Section 6.15) or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of Holdings or the Borrower) or 5.10 or in Article VI, provided that any breach of Section 6.12 or 6.13 is subject to cure as provided in Section 7.02 and no Default or Event of Default shall arise under this clause (d) in respect of Section 6.12 or 6.13 until the 15th Business Day after the day on which financial statements are required to be delivered for the relevant fiscal quarter (or the fiscal year ending with such fiscal quarter) of the Borrower under Section 5.01(a) or 5.01(b), as applicable (unless the Borrower is not entitled to exercise the Cure Right in respect of such fiscal quarter pursuant to Section 7.02, in which case such Default or Event of Default will not be delayed until such 15th Business Day), and then only if either (i) the Notice of Intent to Cure has not been received on or prior to such 15th Business Day or (ii) the applicable Notice of Intent to Cure has been timely received but the applicable Cure Amount has not been received on or prior to such 15th Business Day;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent;

(f) Holdings, the Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, in each case, beyond the grace period, if any, provided therefor; provided that any such failure described under this clause (f) is unremedied and is not waived by the holder or holders of (or a trustee or agent on behalf of such holder or holders), or the counterpart to, such Material Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Section 7.01;

(g) any breach or default by Holdings, the Borrower or any Subsidiary with respect to any Material Indebtedness occurs, in each case, beyond the grace period, if any, provided therefor, that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits, with the giving of notice if required, the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to terminate such Material Indebtedness or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary Disposition of, or a casualty, condemnation, taking or similar event with respect to, the assets securing such Indebtedness, (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01 or (iii) any termination events or equivalent events pursuant to the terms of any Hedging Agreement that are not the result of any default thereunder by Holdings, the Borrower or any Subsidiary; provided further that any breach or default described under this clause (g)

is unremedied and is not waived by the holder or holders of (or a trustee or agent on behalf of such holder or holders), or the counterpart to, such Material Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Section 7.01;

(h) one or more ERISA Events shall have occurred that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered by a court of competent jurisdiction;

(j) Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 6.03(a)(iv) or 6.03(a)(v)(A)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) (or any committee thereof) shall adopt any resolution to approve any of the actions referred to above in this clause (j) or clause (i) of this Section;

(k) Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by indemnity from a third party or insurance from a third party where the relevant third party has been notified thereof and has not denied coverage) shall be rendered against Holdings, the Borrower, any Subsidiary (other than any Immaterial Subsidiary) or any combination thereof and the same shall remain unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) to enforce any such judgment;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of (i) such Lien (or perfection thereof) not being required pursuant to this

Agreement or any other Loan Document, (ii) a Disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (iii) the release thereof as provided in this Agreement or any other Loan Document or the termination of the applicable Security Document in accordance with the terms thereof, (iv) in the case of Collateral consisting of Material Real Estate Assets, to the extent that the relevant losses are covered by a title insurance policy and the applicable insurer has not denied coverage or (v) the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement;

(n) any material provision of any Loan Document or any Guarantee purported to be created under any Loan Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in this Agreement or any other Loan Document; or

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.04(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and upon the occurrence of any event with respect to the Borrower described in clause (i) or (j) of this Section 7.01, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Section 7.01), with respect to an Event of Default as a result of the Borrower’s failure to comply with Section 6.12 or 6.13 for or on the last day of any Test Period, as applicable, the Borrower shall have the right (the “Cure Right”) (at any time during the last fiscal quarter of such Test Period or thereafter until the date that is 15 Business Days after the date on which financial statements for such fiscal quarter (or the fiscal year ending with such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or 5.01(b), as applicable) to issue Qualified Equity Interests or other Equity Interests (such other Equity Interests to be on terms reasonably acceptable to the Administrative Agent) for cash or otherwise receive cash contributions in respect of its Qualified Equity Interests or such other Equity Interests, in each case, which are designated by the Borrower as proceeds which shall be used to increase Consolidated EBITDA pursuant to the exercise of a Cure Right (the “Cure Amount”), and thereupon the Borrower’s compliance with Sections 6.12 and 6.13 shall be recalculated giving effect to a pro forma increase in the amount of Consolidated EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated EBITDA”) solely for the purpose of determining compliance with Sections 6.12 and 6.13 as of the end of such fiscal quarter and for applicable subsequent Test Periods that include such fiscal quarter. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Sections 6.12 and 6.13 would be satisfied, then the requirements of Sections 6.12 and 6.13 shall be deemed satisfied as of the end of the relevant Test Period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.12 or 6.13 that had occurred (or would have occurred) shall be deemed cured for all purposes of this Agreement and the other Loan Documents. Notwithstanding anything herein to the contrary, (a) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, and the Cure Right may not be exercised in respect of any two consecutive fiscal quarters, (b) during the term of this Agreement, the Cure Right shall not be exercised more than four times, (c) the Cure Amount shall be no greater than the amount required for the purpose of complying with Sections 6.12 and/or 6.13, (d) upon the Administrative Agent’s receipt of a written notice from the Borrower that the Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”) until the 15th Business Day following the date on which financial statements for the fiscal quarter (or the fiscal year ending with such fiscal quarter) to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Commitments, and none of the Administrative Agent (nor any sub-agent therefor), any Lender, any Issuing Bank or any other Secured Party shall exercise any right to foreclose on or take possession of any Collateral or any other right or remedy under the Loan Documents solely on the basis of an Event of Default under Section 6.12 or 6.13, (e) there shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.12 or 6.13 as of the last day of the Test Period in respect of which the Cure Right was exercised (it being understood that this clause (e) shall not apply with respect to any subsequent Test Period, even if such subsequent Test Period includes the applicable fiscal quarter), (f) during any Test Period in which any Cure Amount is included in the calculation of Consolidated EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be disregarded for purposes of determining (i) whether any financial ratio-based condition to the availability of any carveout set forth in Article VI has been satisfied, (ii) the Applicable Rate or (iii) the Required Excess Cash Flow Percentage and (g) no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue or amend to increase the amount of any Letter of Credit from and after such time as the Administrative Agent has received the Notice of Intent to Cure unless and until the Cure Amount is actually received (or the Event of Default for failure to comply therewith is waived in accordance with Section 9.02).

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Authorization and Action.

(a)    Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents, and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto.

(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action (except discretionary rights and powers that are expressly contemplated by the Loan Documents, including in connection with any transaction contemplated by Section 2.20, 2.21 or 2.22), but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner reasonably satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further that the Administrative Agent may seek clarification or direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume, and shall not be deemed to have assumed, any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any Issuing Bank or any other Secured Party, other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), and each Lender and each Issuing Bank agrees (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed) that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender, any Issuing Bank or any other Secured Party for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement and the other Loan Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agent.

(e)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.15, 2.16 and 9.03) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim-receiver, receiver and manager, monitor, assignee, trustee, liquidator, sequestrator, judicial manager, interim judicial manager or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

SECTION 8.02. Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own bad faith, gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment).

(b) The Administrative Agent shall be deemed not to have knowledge of (i) any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof, stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under such Section, is given to the Administrative Agent by the Borrower or (ii) any Default or Event of Default unless and until written notice thereof, stating that it is a “notice of Default” or a “notice of an Event of Default”, is given to the Administrative Agent by the Borrower, any Lender or any Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report, statement or other document delivered under any Loan Document or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, value, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by fax, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) in determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance, amendment or extension of such Letter of Credit and (v) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, request, consent, certificate, instrument, document or other writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or maker thereof), and may act upon any such oral or telephonic statement prior to receipt of written confirmation thereof.

SECTION 8.03. Posting of Communications.

(a) Holdings and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Banks, Holdings and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Banks, Holdings and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE SYNDICATION AGENT, THE DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, the Issuing Banks, Holdings and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitments, Loans, LC Commitment and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder, and is subject to the same obligations and liabilities, as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks” and “Lenders”, including as such terms are used in the terms “Required Lenders” or “Majority in Interest”, shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or an Issuing Bank, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, Holdings, the Borrower or any of its Subsidiaries or other Affiliates as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default under Section 7.01(a), 7.01(b), 7.01(i) or 7.01(j) has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring

Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank.

(c) Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) of paragraph (b) of this Section.

SECTION 8.06. Acknowledgements of Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank acknowledges that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain Private Side Information) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

SECTION 8.07. Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party (other than the Administrative Agent) shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b) In furtherance of the foregoing and not in limitation thereof, no agreement relating to Secured Hedging Agreement Obligations or Banking Services Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any agreement relating to Secured Hedging Agreement Obligations or Banking Services Obligations shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to, and the Administrative Agent shall:

(i) release any Lien on any property granted to or held by Administrative Agent under any Loan Document (1) upon the occurrence of the Termination Date, (2) that is Disposed of or to be Disposed in a Disposition permitted under this Agreement to a Person that is not a Loan Party, (3) that constitutes (or becomes) an Excluded Asset, (4) if the property subject to such Lien is owned by a Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its obligations under the Collateral Agreement in accordance with the Loan Documents or (5) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(ii) release any Subsidiary Loan Party from its obligations under the Collateral Agreement and the other Loan Documents as provided in Section 9.14; and

(iii) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b), 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(h), 6.02(j), 6.02(k) and 6.02(l).

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Collateral and Guarantee Agreement or its Lien on any Collateral pursuant to this Article 8. In connection with any termination or release pursuant to clause (c)(i), (c)(ii) or (c)(iii) above, the Administrative Agent will (and each Secured Party hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Lien granted under the Security Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Collateral and Guarantee Agreement, in each case, in accordance with the terms of the Loan Documents and this Article 8; provided that, upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

(d) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured

Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive Equity Interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings, the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless clause (i) in paragraph (a) of this Section is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in clause (iv) in paragraph (a) of this Section, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings, the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agent hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10. Miscellaneous.

(a) Except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article and the provisions of this Article relating to Collateral and Guarantees (including provisions authorizing the release thereof), the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks and, except to such extent, none of Holdings, the Borrower or any other Loan Party, or any of their respective Affiliates, shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

(b) None of the Arrangers, the Syndication Agent or the Documentation Agent shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such Persons shall have the benefit of the indemnities and exculpatory provisions provided for hereunder or under the other Loan Documents.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or (except in the case of notices to any Loan Party) fax, as follows:

(i) if to Holdings or the Borrower, to the Borrower at 700 South Flower Street, Suite 640, Attention of Tigran Sinanyan (Email: tigran@mediaalpha.com), with a copy to 700 South Flower Street, Suite 640, Los Angeles, CA 90017, Attention of Lance Martinez (Email: lance@mediaalpha.com);

(ii) if to the Administrative Agent or to JPMorgan Chase Bank, N.A. in its capacity as an Issuing Bank, to JPMorgan Chase Bank, N.A., JPM Client Processing Specialist, 10 South Dearborn, Floor L2, Chicago, IL 60603-2300 (Telephone: 312-732-2024, Fax No. 844-490-5665) (Email: jpm.agency.servicing.1@jpmorgan.com) with a copy to John DeCarlo (Email: john.x.decarlo@jpmorgan.com, Fax No. 310-220-6969) and Ting Ting Liu (Email: tingting.liu@jpmorgan.com, Fax No. 310-220-6969);

(iii) if to any other Issuing Bank, to it at its address (or email or fax number) most recently specified by it in a notice delivered to the Administrative Agent, Holdings and the Borrower (or, in the absence of any such notice, to the address (or email or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(iv) if to any other Lender, to it at its address (or email or fax number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished using the Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent, Holdings, the Borrower or other Loan Parties may, in addition to email, be delivered or furnished by other electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01; (ii) sent by fax shall be deemed to have been given when sent; (iii) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (iv) unless the Administrative Agent otherwise prescribes, posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (iii), of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (ii), (iii) and (iv) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address, email or fax number for notices and other communications hereunder by notice to the other parties hereto; it being understood and agreed that Holdings and the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, each Issuing Bank and each Lender.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as expressly provided herein or in any other Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party thereto therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 9.03(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, in each case with the consent of the Required Lenders; provided that such agreement shall:

(i) increase any Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon or reduce any fees payable hereunder (in each case, other than as a result of any change in the definition, or in any components thereof, of the term “Consolidated Total Net Leverage Ratio” or any waiver of default interest), without the written consent of each Lender directly and adversely affected thereby;

(iii) postpone the scheduled final maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.09, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (in each case, other than as a result of any change in the definition, or in any components thereof, of the term “Consolidated Total Net Leverage Ratio” or any waiver of default interest), without the written consent of each Lender directly and adversely affected thereby (it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute any such postponement, reduction, waiver or excuse);

(iv) change Section 2.17(b) or 2.17(c) of this Agreement or Section 5.2 of the Collateral Agreement in a manner that would alter the pro rata sharing or order of payments required thereby without the written consent of each Lender (except in connection with any transaction permitted under Section 2.20, 2.21 or 2.22 or as otherwise provided in this Section 9.02);

(v) change any of the provisions of this Section 9.02(b) or the percentage set forth in the definition of the term “Majority in Interest,” “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (including, for the avoidance of doubt, any provision requiring the consent of “each Lender”), without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the terms “Majority in Interest” or “Required Lenders” may be amended to include references to any new class of loans or commitments created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders;

(vi) release Holdings, the Borrower or all or substantially all the value of the Guarantees provided by the Subsidiary Loan Parties (including, in each case, by limiting liability in respect thereof) created under the Collateral Agreement without the written consent of each Lender (except as otherwise provided herein or in the other Loan Documents, including pursuant to Article VIII or Section 9.14, and except for any such release by the Administrative Agent in connection with any Disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of Section 6.05 or of the types of obligations, or the addition of obligations, guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee;

(vii) release all or substantially all the Collateral from the Liens of the Security Documents, or subordinate any such Liens, in each case, without the written consent of each Lender (except as expressly provided herein or in the other Loan Documents, including pursuant to Article VIII or Section 9.14, and except for any such release by the Administrative Agent in connection with any Disposition of any Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of Section 6.05 or of the types of obligations, or the addition of obligations, secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents; or

(viii) change any provisions of any Loan Document in a manner that by its terms directly and adversely affects the rights to payment of Lenders of any Class differently than the rights of Lenders of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class;

provided further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, and (2) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or such Loan Document of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower (and, in the case of any other Loan Document, the other Loan Parties party thereto) and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at that time.

(c) Notwithstanding anything to the contrary in Section 9.02(b):

(i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, mistake, omission, defect or inconsistency, or any necessary or desirable technical change, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(ii) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) set forth in Section 9.02(b) and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in the first proviso of Section 9.02(b), any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification;

(iii) this Agreement and the other Loan Documents may be amended in the manner provided in Section 2.04(j) or 2.04(k) and the term “LC Commitment”, as such term is used in reference to any Issuing Bank, may be modified as contemplated by the definition of such term;

(iv) this Agreement may be amended as provided in Sections 2.13, 2.20, 2.21, 2.22 and 6.14 or any other provision of this Agreement or any other Loan Document (or any Exhibit hereto or thereto) specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent;

(v) without the consent of any Lender, Issuing Bank or other Secured Party, (A) the Administrative Agent may consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or in any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” and (B) the Borrower and the Administrative Agent may amend, supplement and/or waive the Collateral Agreement and/or any other Security Document (x) to comply with any law or the advice of counsel and/or (y) to cause the Collateral Agreement or such other Security Document to be consistent with this Agreement and/or the relevant other Loan Documents; and

(vi) this Agreement may be amended (or amended and restated) pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), and any other Loan Document may be amended pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is a party thereto, with the consent of the Required Lenders, in each case, (A) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest, fees and other amounts in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and/or Majority in Interest on substantially the same basis as the Lenders prior to such inclusion.

(d) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications of this Agreement or any other Loan Document on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Limitation of Liability; Indemnity; Etc.

(a) Expenses. The Borrower shall pay (i) all reasonable and documented in reasonable detail out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal fees, expenses, charges and disbursements, to the actual reasonable and documented in reasonable detail out-of-pocket fees, expenses, charges and disbursements of one firm of outside counsel to all such Persons, taken as a whole, and, if necessary, of one firm of local counsel in each appropriate jurisdiction to all such Persons, taken as a whole, which may include a single firm of local counsel acting in multiple jurisdictions), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, including the preparation, execution and delivery of the Engagement Letter and the Fee Letters, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented in reasonable detail out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented in reasonable detail out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (but limited, in the case of legal fees, expenses, charges and disbursements, to the actual reasonable and documented in reasonable detail out-of-pocket fees, expenses, charges and disbursements of one firm of outside counsel to all such Persons, taken as a whole, and, if necessary, of one firm of local counsel in each appropriate jurisdiction to all such Persons, taken as a whole, which may include a single firm of local counsel acting in multiple jurisdictions, and, solely in the case of an actual or perceived conflict of interest where any affected Lender informs the Borrower of such conflict, (x) one additional firm of outside counsel to all affected Persons, taken as a whole, and (y) one additional firm of local counsel in each appropriate jurisdiction to all affected Persons, taken as a whole, which may include a single firm of local counsel acting in multiple jurisdictions) in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (in the case of each of clauses (i) and (iii) above, excluding allocated costs of in-house counsel and, in the case of any expenses incurred in connection with the matters described in Section 9.03(c), subject to the limitations set forth in such Section on the Borrower’s obligation to pay such expenses). Except to the extent required to be paid on the Effective Date, all amounts due under this Section 9.03(a) shall be payable by the Borrower within 30 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with reasonable backup documentation supporting the relevant reimbursement request.

(b) Limitation of Liability. To the fullest extent permitted by applicable law, (i) no party to this Agreement shall assert, and each such party hereby waives, any Liabilities against any other party hereto, any Loan Party and/or any Related Party of any of the foregoing Persons, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against any Loan Party, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03(c) or any similar indemnification provision of any other Loan Document and (ii) Holdings and the Borrower shall not assert, and each of Holdings and the Borrower hereby waives, any claim against the Administrative Agent, any Lender and any Issuing Bank and any Related Party of any of the foregoing Persons (each such Person, a “Lender-Related Person”) for any Liabilities arising from the use by others of any information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or breach of the Loan Documents by, such Lender-Related Person.

(c) Indemnity. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agent, the Documentation Agent, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (but limited, in the case of legal fees, expenses, charges and disbursements, to the actual reasonable and documented in reasonable detail out-of-pocket fees, expenses, charges and disbursements of one firm of outside counsel to all Indemnitees, taken as a whole, and, if necessary, of one firm of local counsel in each appropriate jurisdiction to all Indemnitees, taken as a whole, which may include a single firm of local counsel acting in multiple jurisdictions, and, solely in the case of an actual or perceived conflict of interest among Indemnitees where any Indemnitee affected by such conflict informs the Borrower of such conflict, (i) one additional firm of outside counsel to all affected Indemnitees, taken as a whole, and (ii) if necessary, one additional firm of local counsel in each appropriate jurisdiction to all Indemnitees, taken as a whole, which may include a single firm of local counsel acting in multiple jurisdictions) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (A) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Engagement Letter, the Fee Letters, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Engagement Letter, the Fee Letters, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (B) any Loan or Letter of Credit or the use of the proceeds thereof (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (C) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any property currently or formerly owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary, or (D) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Engagement Letter, the Fee Letters, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities and related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or a material breach of the obligations of such Indemnitee or any of its Related Parties under any of the Loan Documents or (2) arise out of a Proceeding among Indemnitees that does not involve an act or omission of Holdings, the Borrower or any Subsidiary (other than claims against any Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, any other agent hereunder or an Arranger). If an Indemnitee has received payment from Holdings, the Borrower or any Subsidiary in respect of any Liabilities or related expenses pursuant to this Section 9.03(c) or any similar indemnification provision of any other Loan Document and, subsequently, (x) such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or a material breach of the obligations of such Indemnitee or any of its Related Parties under any of the Loan Documents or (y) such Indemnitee is otherwise determined by a court of competent jurisdiction by final and nonappealable judgment not to have been entitled to such payment pursuant to the terms of this Section 9.03(c) or such similar indemnification provision, then such Indemnitee shall (and each Credit Party shall cause its Related Parties to) refund all amounts received by it in excess of those to which it shall have been entitled under the terms of this Section 9.03(c). All amounts due under this Section 9.03(c) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations, and (y) after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, in the case of reimbursement of costs and expenses, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d) Settlement. The Borrower shall not be liable for any settlement of any Proceeding effected without the prior written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), but if any Proceeding is settled with the prior written consent of the Borrower, or if there is a final judgment by a court of competent jurisdiction against any Indemnitee in any such Proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth in Section 9.03(c). The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought pursuant to Section 9.03(c) by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to, or any admission of, fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnitee.

(e) Lender Reimbursement. To the extent the Borrower fails to pay any amount required to be paid by the Borrower under Section 9.03(a) or 9.03(c) to the Administrative Agent (or any sub-agent thereof) or any Issuing Bank, or any Related Party of any of the foregoing Persons (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Issuing Bank, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that such payment is sought) of such unpaid amount; provided that such payment was incurred by or asserted against the Administrative Agent (or such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing Persons acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any Issuing Bank in its capacity as such, or to any Related Party of any Issuing Bank acting for such Issuing Bank in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts. For purposes of this Section, at any time, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, unused Revolving Commitments and, except for purposes of the immediately preceding proviso, the outstanding Term Loans and unused Term Commitments, in each case, at such time (or most recently outstanding and in effect). All amounts due under this Section 9.03(e) shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as provided under Section 6.03(a)(i) or 6.15(d), neither the Borrower nor Holdings may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower or Holdings without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agent, the Documentation Agent and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default under Section 7.01(a), 7.01(b), 7.01(i) or 7.01(j) has occurred and is continuing, for any other assignment; provided further that the Borrower shall be deemed to have consented to any such assignment unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receiving written notice thereof;

(B) the Administrative Agent; and

(C) each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of the Revolving Commitments or Revolving Loans, $500,000 or, in the case of the Term Commitments or Term Loans, $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), 7.01(b), 7.01(i) or 7.01(j) has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receiving written notice thereof;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform), together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative Agent in its sole discretion), provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent, on or prior to the effective date of such assignment, any tax forms required by Section 2.16(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Private Side Information) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.16(f) (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the other Loan Parties, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii), (iv), (vi) or (vii) of the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood and agreed that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain records of the name and address of each Participant, and the principal amounts of (and stated interest in) each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, the Syndication Agent, the Documentation Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (including for purposes of determining whether Holdings and the Borrower are required to comply with Articles V and VI hereof, but excluding Sections 2.14, 2.16 and 9.03 and any expense reimbursement or indemnity provisions set forth in any other Loan Document), and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.04(d) or 2.04(f). The provisions of Sections 2.14, 2.15, 2.16, 2.17(e), 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but, in each case, and for the avoidance of doubt, on the terms set forth in such provisions; provided that the provisions of Section 9.12 shall terminate 18 months after the Termination Date.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Fee Letters and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment advices submitted by them (but do not supersede any other provisions of the Engagement Letter or any Fee Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of all the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by fax or by email as a “.pdf” or “.tif” attachment that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile or by email as a “.pdf” or “.tif” attachment that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, without limiting the foregoing, (A) to the extent the Administrative Agent and each Loan Party has agreed to accept any Electronic Signature, the Administrative Agent, each of the Lenders and each Loan Party shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Lender or any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) upon the request of the Administrative Agent, any Lender or the Borrower, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each party hereto hereby (w) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, Holdings, the Borrower and the other Loan Parties, Electronic Signatures transmitted by facsimile or by email as a “.pdf” or “.tif” attachment that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (x) agrees that the Administrative Agent, each Lender and each Loan Party may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (y) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (z) waives any claim against any other party hereto for any Liabilities arising solely from the Administrative Agent’s, any Lender’s or any Loan Party’s reliance on or use of Electronic Signatures and/or transmissions by facsimile or by email as a “.pdf” or “.tif” attachment that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Administrative Agent, any Lender and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. To the extent permitted by applicable law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) or other amounts at any time held and other obligations (in any currency) at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of Holdings or the Borrower against any of and all the obligations then due of the Borrower or any other Loan Party now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations of the Borrower or any other Loan Party are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations of the Borrower or any other Loan Party owing to such Defaulting Lender as to which it exercised such right of setoff; provided further that no amounts received from, or set off with respect to, any Subsidiary Loan Party shall be applied to any Excluded Swap Obligation of such Subsidiary Loan Party. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents (other than as expressly set forth in any other Loan Document), and any Proceeding (whether in tort, in contract, at law or in equity or otherwise) based upon, arising out of or related to this Agreement and the other Loan Documents (other than as expressly set forth in any other Loan Document) shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any United States Federal or New York State court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom) over any Proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States Federal court or, if such court shall not have subject matter jurisdiction, such New York State court. Each party hereto agrees that a final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Agreement shall affect any right that the Administrative Agent may otherwise have to bring any Proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any other jurisdiction solely in connection with the exercise of its rights under any Security Document.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any claim or defense of an inconvenient forum to the maintenance of such Proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each party hereto waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Proceeding commenced hereunder or under any other Loan Document that service of process was invalid and ineffective. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ Related Parties in connection with the transactions contemplated hereby, it being understood that the Persons to whom such disclosure is made shall be subject to a professional or other obligation of confidentiality or will be informed of the confidential nature of the Confidential Information and instructed to keep the Confidential Information confidential, provided that such Person shall be responsible for its Affiliates’ and its and their Related Parties’ compliance with this paragraph, (b) upon the demand or request of any Governmental Authority (including any self-regulatory authority) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority over such Person or its Affiliates, (i) to the extent permitted by applicable law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law (in which case such Person shall (except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority over such Person or its Affiliates), (i) to the extent permitted by applicable law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any Proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement by the relevant recipient containing confidentiality undertakings substantially similar to those of this Section or as otherwise reasonably acceptable to the Borrower and the Administrative Agent, in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction to which any Loan Party is, or is contemplated to be, a party, (g) subject to the Borrower’s prior approval of the information to be disclosed, on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the prior written consent of the Borrower, (i) to the extent the Confidential Information (i) becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Related Parties or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank, any Affiliate of any of the foregoing Persons or any Related Party of any of the foregoing Persons on a nonconfidential basis from a source other than the Borrower that is not, to such Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to any Investor, any Parent Company, the Borrower, any Subsidiary or any of their respective Affiliates or (j) in the case of the existence of this Agreement and information pertaining hereto routinely provided by arrangers to such providers, to data service providers, including league table providers, that serve the lending industry. For purposes of this Section, “Confidential Information” means all information relating to any Parent Company, the Borrower, any Subsidiary or any of their respective Affiliates or their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates or Related Parties based upon a review of any books and records relating to any Parent Company, the Borrower or any Subsidiary or their respective Affiliates from time to time, including prior to the date hereof), other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by or on behalf of any Parent Company, the Borrower or any Subsidiary.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts that are treated as interest on such Loan or Letter of Credit under applicable law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

SECTION 9.14. Release of Liens and Guarantees.

(a) Notwithstanding anything in Section 9.02(b) to the contrary, (i) each Loan Party shall be automatically released from its obligations under the Loan Documents (and its Guarantee under, and all security interests created under, the Loan Documents shall be automatically released) upon the occurrence of the Termination Date and (ii) any Subsidiary Loan Party shall be automatically released from its obligations under the Loan Documents (and its

Guarantee under, and all security interests in respect of Collateral owned by such Subsidiary Loan Party under, the Loan Documents shall be automatically released) upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary. In the event of any conflict between the provisions of this paragraph and any release or termination provisions set forth in the Collateral Agreement or any other Loan Document, the provisions of this paragraph shall govern and control.

(b) Upon any Disposition by any Loan Party (other than to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, upon any asset ceasing to be, or ceasing to be required to be, Collateral as a result of becoming an Excluded Asset, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. In the event of any conflict between the provisions of this paragraph and any release or termination provisions set forth in the Collateral Agreement or any other Loan Document, the provisions of this paragraph shall govern and control.

(c) The Lenders, the Issuing Banks and the other Secured Parties hereby further irrevocably authorize the release of Liens on the Collateral as provided in the Security Documents or any other Loan Document.

(d) In connection with any termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of any document pursuant to this Section shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

SECTION 9.15. USA PATRIOT Act and Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.16. No Fiduciary Relationship. Each of Holdings and the Borrower, on behalf of itself and the other Loan Parties, agrees that, in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. Each of Holdings and the Borrower agrees that it will not assert any claim against the Administrative Agent, the Lenders, the Issuing Banks and their respective Affiliates based on an alleged breach of fiduciary duty by such Person in connection with this Agreement, any other Loan Document and the transactions contemplated hereby or thereby. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower, the Subsidiaries and their Affiliates, and none of the

Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their respective Affiliates has any obligation to disclose any of such interests to Holdings, the Borrower, the Subsidiaries or any of their respective Affiliates. Holdings and the Borrower acknowledge and agree, on behalf of themselves and the other Loan Parties, that each Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

SECTION 9.17. Non-Public Information.

(a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Holdings, the Borrower, any other Loan Party or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain Private Side Information. Each Lender represents to Holdings, the Borrower, the other Loan Parties and the Administrative Agent that (i) it has developed compliance procedures regarding the use of Private Side Information and that it will handle Private Side Information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain Private Side Information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) Holdings, the Borrower and each Lender acknowledges that, if information furnished by Holdings, the Borrower or any other Loan Party pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Approved Electronic Platform, (i) the Administrative Agent may post any information that Holdings, the Borrower or such other Loan Party has indicated as containing Private Side Information solely on that portion of the Approved Electronic Platform designated for Private Side Lender Representatives and (ii) if Holdings, the Borrower or any other Loan Party has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains Private Side Information, the Administrative Agent reserves the right to post such information solely on that portion of the Approved Electronic Platform designated for Private Side Lender Representatives. Each of Holdings and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Holdings, the Borrower or any other Loan Party that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by Holdings and the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19. Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as set forth in Section 9.19(b) with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that the rights and remedies of the parties hereto with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

QUOTELAB, LLC, as Borrower

by	/s/ Tigran Sinanyan
	Name:	Tigran Sinanyan
	Title:	CFO

QL HOLDINGS LLC, as Holdings

by	/s/ Tigran Sinanyan
	Name:	Tigran Sinanyan
	Title:	CFO

[Signature Page to QuoteLab, LLC Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by	/s/ Ting Ting Liu
	Name:	Ting Ting Liu
	Title:	Authorized Signatory

[Signature Page to QuoteLab, LLC Credit Agreement]

Name of Institution: Royal Bank of Canada

/s/ Kevin Bemben
Name:	Kevin Bemben
Title:	Authorized Signatory

[Signature Page to QuoteLab, LLC Credit Agreement]

Name of Institution: MUFG Union Bank, N.A.

By:	/s/ Christian Sumulong
Name:	Christian Sumulong
Title:	Director

[Signature Page to QuoteLab, LLC Credit Agreement]

REGIONS BANK:

by	/s/ JD Eller
Name:	JD Eller
Title:	Associate

[Signature Page to QuoteLab, LLC Credit Agreement]

CITIBANK, N.A.:

by	/s/ Marina Donskaya
Name:	Marina Donskaya
Title:	Vice President

[Signature Page to QuoteLab, LLC Credit Agreement]

Name of Institution: CADENCE BANK N.A.

by	/s/ Jonathan Miller
Name:	Jonathan Miller
Title:	Senior Vice President

For any Lender requiring a second signature block:

by
Name:
Title:

[Signature Page to QuoteLab, LLC Credit Agreement]

Name of Institution: Credit Suisse AG, Cayman Islands Branch

by	/s/ Komal Shah
Name:	Komal Shah
Title:	Authorized Signatory

For any Lender requiring a second signature block:
by	/s/ Michael Dieffenbacher
Name:	Michael Dieffenbacher
Title:	Authorized Signatory

[Signature Page to QuoteLab, LLC Credit Agreement]

Name of Institution: City National Bank

By	/s/ Eric Lo
Name:	Eric Lo
Title:	Senior Vice President

For any Lender requiring a second signature block:

by
Name:
Title:

[Signature Page to QuoteLab, LLC Credit Agreement]